UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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THE HOME DEPOT, INC.

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THE HOME DEPOT
PROXY STATEMENT
AND
NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 16, 2024
Virtual meeting at 9:00 a.m., Eastern Time
www.virtualshareholdermeeting.com/HD2024

INVESTOR FACTSHEET
Strategy
We aim to deliver shareholder value and grow our market share by providing a best-in-class interconnected experience for our customers, growing our sales to our professional customers through our unique ecosystem of capabilities, and building new stores. We are continuously investing to improve our online, in-store, and fulfillment experience, which includes investing in our associates and developing differentiated capabilities for our customers. In addition, to ensure we are the product authority in home improvement, we strive to provide unique and comprehensive product offerings, continued product innovation, and exceptional convenience and value.
Capital Allocation Principles
We intend to be the most efficient investor of capital in home improvement. Our disciplined approach to capital allocation enables our success, and our principles are as follows:
•First, we intend to invest in our business to drive growth faster than the market, targeting capital expenditures of approximately 2% of annual net sales on an ongoing basis.
•Second, after meeting the needs of the business, we look to pay a quarterly dividend.
•After reinvesting in the business and paying our dividend, we plan to return excess cash to our shareholders through share repurchases.
Following our capital allocation principles, we returned over $16 billion to shareholders in the form of dividends and share repurchases in Fiscal 2023.
Fiscal 2023 Key Financial Performance Metrics

Sales	Operating Income	ROIC*
$152.7 billion	$21.7 billion	36.7%
Compared to $157.4 billion in Fiscal 2022	Compared to $24.0 billion in Fiscal 2022	Compared to 44.6% in Fiscal 2022

5 YEAR TOTAL SHAREHOLDER RETURN
*ROIC is defined as net operating profit after tax, a non-GAAP financial measure, for the most recent twelve-month period, divided by the average of beginning and ending long-term debt (including current installments) and equity for the most recent twelve-month period. For a reconciliation of net operating profit after tax to net earnings, the most comparable GAAP financial measure, and our calculation of ROIC, see “Non-GAAP Financial Measures” on page 30 of our 2023 Form 10-K.

DEAR FELLOW SHAREHOLDERS:
Fiscal 2023 was a year of moderation after several years of unprecedented growth in the home improvement market. We remain committed to strong financial stewardship, productivity in our operations, and continuing to invest in our people and in differentiated capabilities for our customers. The Board has remained focused on overseeing the execution of our strategies, including initiatives to continue removing friction from the interconnected shopping experience, to enhance the professional customer, or “pro,” experience through an ecosystem of products and services, and to grow our store footprint, while maintaining the trust and emotional connection we have built with our customers and associates. The goal of these initiatives is to grow our market share and create value for all of our stakeholders.
Taking Care of Our People. Our culture of taking care of our associates is part of the foundation to our strategy. Our approximately 465,000 associates are the heartbeat of our organization, and their energy and passion bring the Home Depot brand to life. We have remained competitive by offering attractive pay and benefits, including the investment of approximately $1 billion of incremental annualized compensation for our front-line associates that we announced at the beginning of Fiscal 2023, as well as providing career development opportunities. We have also led with our culture and values by promoting an environment focused on safety and where associates feel included and valued for who they are, driving associate engagement. Our LDC Committee receives regular updates regarding the Company’s efforts to create an environment that attracts and retains the best associates. Our associates’ dedication has allowed us to continue to enhance our customer experience while adapting to the demands of a changing economic climate, and we are inspired by their example every day.
Strategic Leadership Structural Changes. In Fiscal 2023, Ann-Marie Campbell was named senior executive vice president, assuming responsibility for outside pro sales efforts as well as our installation services business, while continuing to oversee our U.S. stores and operations and our Canada and Mexico business units. By aligning the outside sales and service business with the global store organization, we are bringing together our full ecosystem of deep expertise with our newest capabilities to better serve what we believe is our largest growth opportunity, our pro customers.
Driving Long-Term Shareholder Value. Underpinning all of our actions is a long-term commitment to our shareholders, which is embodied in our business investment and capital allocation principles. In Fiscal 2023, we returned over $16 billion to our shareholders through dividends and share repurchases.
After 16 years of dedicated service, Al Carey will be retiring from the Board at the end of his current term at the Meeting. Linda Gooden has also decided to step down at the end of her current term at the Meeting, having served on the Board for eight years. They have both been valued members of our Board, and we deeply appreciate their service to The Home Depot and our shareholders.
Please join us for our virtual 2024 Annual Meeting of Shareholders on Thursday, May 16, 2024. The enclosed Notice of 2024 Annual Meeting of Shareholders and Proxy Statement provides information about the Meeting, including the matters on which you will be asked to vote. The Meeting will also include a report on the Company’s performance and operations and a question and answer session. Thank you for your support of The Home Depot.
Sincerely,

Edward P. Decker	Gregory D. Brenneman
Chair, President and Chief Executive Officer	Independent Lead Director

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THE HOME DEPOT, INC. 2455 Paces Ferry Road Atlanta, Georgia 30339
NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Thursday, May 16, 2024
TIME:	9:00 a.m., Eastern Time
PLACE:	This year’s Meeting will be held virtually via a live webcast at www.virtualshareholdermeeting.com/HD2024.

ITEMS OF BUSINESS:	(1) To elect as directors of the Company the 11 persons named in the accompanying Proxy Statement for terms expiring at the 2025 Annual Meeting of Shareholders;

(2) To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending February 2, 2025;

(3) To cast an advisory vote to approve executive compensation (“Say-on-Pay”);

(4) To act on six shareholder proposals described in the Proxy Statement, if properly presented; and

(5) To transact any other business properly brought before the Meeting.

WHO MAY VOTE:	Shareholders of record as of the close of business on March 18, 2024 are entitled to vote.

ANNUAL MEETING MATERIALS:	A copy of this Proxy Statement and our 2023 Annual Report are available on our Investor Relations website at https://ir.homedepot.com under “Financial Reports.”

DATE OF MAILING:	A Notice of Internet Availability of Proxy Materials or this Proxy Statement is first being sent to shareholders on or about April 1, 2024.

This Proxy Statement contains important information, including a description of the business that will be acted upon at the Meeting.
Attending the Virtual Meeting: Shareholders may attend the Meeting online, vote their shares electronically, and submit questions during the Meeting by visiting www.virtualshareholdermeeting.com/HD2024 and entering the 16-digit control number included in their proxy card, the Notice of Internet Availability, or the voting information form provided by their bank or broker. Online access to the Meeting will begin at approximately 8:45 a.m., Eastern Time. If you encounter difficulties accessing the virtual Meeting, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/HD2024. Prior to the Meeting, shareholders can vote at www.proxyvote.com using their 16-digit control number or by the other methods described in this Proxy Statement. Shareholders may also submit questions in advance of the Meeting via www.proxyvote.com.
For more information about our virtual Meeting, please see “About the 2024 Annual Meeting of Shareholders” beginning on page 82 of this Proxy Statement.

By Order of the Board of Directors,

Teresa Wynn Roseborough Corporate Secretary

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The Home Depot 2024 Proxy Statement	i

COMMONLY USED OR DEFINED TERMS

TERM	DEFINITION
1997 Plan	1997 Omnibus Stock Incentive Plan
2023 annual meeting	Annual meeting of shareholders held on May 18, 2023
2023 Form 10-K	Annual Report on Form 10-K as filed with the SEC on March 13, 2024
Board	Board of Directors of the Company
By-Laws	By-Laws of the Company (amended and restated effective February 23, 2023)
CDP	The not-for-profit organization formerly known as the Carbon Disclosure Project
CEO	Chief Executive Officer
CFO	Chief Financial Officer
Company	The Home Depot, Inc. and its consolidated subsidiaries
COO	Chief Operating Officer
Directors Plan	Nonemployee Directors’ Deferred Stock Compensation Plan
ESG	Environmental, Social and Governance
ESPP	Amended and Restated Employee Stock Purchase Plan
EVP-HR	Executive Vice President – Human Resources
Exchange Act	The Securities Exchange Act of 1934, as amended
FASB ASC Topic 718	Financial Accounting Standards Board Accounting Standards Codification Topic 718
FCPA	U.S. Foreign Corrupt Practices Act
Fiscal 2024	Fiscal year ending February 2, 2025
Fiscal 2023	Fiscal year ended January 28, 2024
Fiscal 2022	Fiscal year ended January 29, 2023
Fiscal 2021	Fiscal year ended January 30, 2022
Fiscal 2020	Fiscal year ended January 31, 2021
Fiscal 2013	Fiscal year ended February 2, 2014
GRI	Global Reporting Initiative
IT	Information technology
KPMG	KPMG LLP, the Company’s independent registered public accounting firm
LDC Committee	Leadership Development and Compensation Committee
Meeting	2024 Annual Meeting of Shareholders of the Company
MIP	Management Incentive Plan
MRO	Maintenance, repair and operations
NACD	National Association of Corporate Directors
NCG Committee	Nominating and Corporate Governance Committee
NEO	Named executive officer
Non-U.S. ESPP	Non-U.S. Employee Stock Purchase Plan
Notice	Notice of Internet Availability of Proxy Materials
NYSE	New York Stock Exchange
Omnibus Plan	Omnibus Stock Incentive Plan, as Amended and Restated May 19, 2022
Pay Governance	Pay Governance LLC, the LDC Committee’s independent compensation consultant
Political Activity Policy	The Company’s Political Activity and Government Relations Policy
ROIC	Return on invested capital
SASB	Sustainability Accounting Standards Board
Say-on-Pay	Advisory vote to approve executive compensation
SEC	The U.S. Securities and Exchange Commission
TCFD	Task Force on Climate-related Financial Disclosures
THD Restoration Plan	The Home Depot FutureBuilder Restoration Plan
TSR	Total Shareholder Return
We include website addresses throughout this Proxy Statement for reference only. The information contained in these websites is not incorporated by reference into this Proxy Statement.

ii	The Home Depot 2024 Proxy Statement

THE HOME DEPOT 2024 PROXY STATEMENT SUMMARY
This summary highlights information contained in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting as it contains important information about matters upon which you are being asked to vote.
2024 ANNUAL MEETING INFORMATION (see pages 82-86)

Date:	Thursday, May 16, 2024
Time:	9:00 a.m., Eastern Time
Place:	Virtual meeting site: www.virtualshareholdermeeting.com/HD2024
Record Date:	March 18, 2024
Admission:	You will need the 16-digit control number found on your proxy card, the Notice, or the voting information form provided by your bank or broker to attend and participate in the Meeting.
Meeting Archive:	A recording of the Meeting will be available for replay at https://ir.homedepot.com under “Events and Presentations” shortly after the Meeting.
To facilitate the participation of our shareholders, associates and other members of our community, our 2024 Annual Meeting of Shareholders will be held in a virtual format only. Shareholders can participate from any geographic location with internet connectivity. For more information on attending the Meeting, voting your shares during the Meeting, and submitting questions, please see “About the 2024 Annual Meeting of Shareholders” beginning on page 82 of this Proxy Statement.
ITEMS OF BUSINESS

Proposal		Board Recommendation	Page Number
1.	Election of 11 directors named in this Proxy Statement for one-year terms	For each nominee	15
2.	Ratification of appointment of KPMG LLP as our independent registered public accounting firm	For	25
3.	Advisory vote to approve executive compensation (“Say-on-Pay”)	For	28
4.	Shareholder proposal regarding disclosure of director donations	Against	29
5.	Shareholder proposal regarding political contributions congruency analysis	Against	32
6.	Shareholder proposal regarding corporate giving report	Against	35
7.	Shareholder proposal regarding a report on respecting workforce civil liberties	Against	37
8	Shareholder proposal regarding a biodiversity impact and dependency assessment	Against	39
9.	Shareholder proposal regarding enhancements to the Company's clawback policy	Against	41

Shareholders of record may vote without attending the Meeting by one of the following methods:
Vote by Internet	Vote by telephone	Vote by mail
www.proxyvote.com	1-800-690-6903	Complete and mail your proxy card

Your vote is important. Whether or not you plan to attend the Meeting, we urge you to vote and submit your proxy over the Internet, by telephone or by mail.

The Home Depot 2024 Proxy Statement	iii

COMPANY CULTURE: DOING THE RIGHT THING (see page 4)

The Company’s culture is based on our servant leadership philosophy represented by the inverted pyramid, which puts primary importance on our customers and our associates — particularly our frontline, hourly associates — by positioning them at the top, with senior management at the base in a support role. Our culture is brought to life through our core values, which serve as the foundation of our business and the guiding principles behind the decisions we make every single day.
Our values also guide our efforts to create an environment that will help us attract and retain skilled associates in the competitive marketplace for talent. We believe our culture helps set us apart and provides a distinct competitive advantage for The Home Depot. We empower our associates to deliver a superior customer experience, and we reward associates when they provide excellent customer service and embody The Home Depot values. We routinely assess our culture and values through associate surveys. Our officers and other leaders also participate in programs designed to build and strengthen our culture and to help support the organizational changes necessary to create an interconnected customer experience. That focus on culture extends to our Board, where we look for director candidates focused on integrity, innovation, and a servant-leader mindset. The Board and its committees provide oversight and guidance to support the continued focus on and importance of culture to our Company.
FISCAL 2023 COMPANY PERFORMANCE (see page 44)

Despite the challenges of moderating demand in the home improvement environment, our focus on executing on our strategy drove performance in line with the guidance we provided in May of Fiscal 2023. Our results for Fiscal 2023 include:
•Net sales declined by 3.0% to $152.7 billion.
•Operating income declined by 9.8% to $21.7 billion.
•Net earnings declined by 11.5% to $15.1 billion and diluted earnings per share declined by 9.5% to $15.11.
•Generated $21.2 billion in operating cash flow.
•Returned value to shareholders during Fiscal 2023 through $8.4 billion in dividends and $8.0 billion in share repurchases.
•Generated ROIC of 36.7%, compared to 44.6% in Fiscal 2022. ROIC is defined as net operating profit after tax, a non-GAAP financial measure, for the most recent twelve-month period, divided by the average of beginning and ending long-term debt (including current installments) and equity for the most recent twelve-month period. For a reconciliation of net operating profit after tax to net earnings, the most comparable GAAP financial measure, and our calculation of ROIC, see “Non-GAAP Financial Measures” on page 30 of the 2023 Form 10-K.
FISCAL 2023 EXECUTIVE COMPENSATION HIGHLIGHTS (see pages 43-57)

We pay for performance:
•    A significant portion of our NEOs’ target compensation is linked to Company performance:
    ¢ Approximately 91% for our CEO
    ¢ Approximately 80% for our other NEOs employed at the end of Fiscal 2023
•    100% of NEO annual cash incentive compensation and 80% of NEO annual equity compensation are tied to Company performance against pre-established, specific, measurable financial performance goals
We seek to mitigate compensation-related risk through a variety of means:
•    Annual compensation risk assessment
•    A recently updated executive compensation clawback policy applicable to all executive officers and clawback provisions in all equity awards
•    Anti-hedging policy applicable to all associates, officers, and directors
•    Stock ownership and retention guidelines for executive officers
•    No change in control agreements

iv	The Home Depot 2024 Proxy Statement

CORPORATE GOVERNANCE BEST PRACTICES (see pages 1-14)

Our corporate governance policies reflect best practices:

Shareholder Protections		Board Engagement and Oversight
✓	Annual election of directors, with majority voting standard in uncontested director elections	✓	Annual Board strategy session and review of the Company’s strategic plan
✓	Shareholder ability to call special meetings and act by written consent	✓	Director overboarding policy
✓	A market standard shareholder right of proxy access	✓	Director store and facility walk policy
✓	Independent Lead Director	✓	Board education and orientation program
✓	Approximately 92% of directors and all Board committee members are independent	✓	Annual Board and committee self-evaluations, including individual director interviews
✓	Director mandatory retirement age (age 72)	✓	Management succession policy set forth in Corporate Governance Guidelines
✓	No shareholder rights plan, also referred to as a “poison pill”	✓	Independent directors meet without management
ESG ENGAGEMENT PROGRAM (see page 8-9)

The Company values the views of its shareholders. For a number of years, the Company has had an expanded engagement program with our institutional shareholders to discuss our environmental, social and governance efforts and their alignment with our business priorities. In Fiscal 2023, we proactively sought engagement with our 40 largest institutional shareholders, who represented approximately 45% of our outstanding shares. We ultimately engaged with many of these holders as well as a number of other institutional shareholders on these topics. We value the feedback these engagements provide and intend to continue our engagement efforts. The NCG Committee receives quarterly feedback on this engagement program. This engagement, together with our commitment to corporate governance best practices, has led to several changes in recent years, including the following:
•Providing a page dedicated to disclosure of ESG matters on our Investor Relations website, which can be found at https://ir.homedepot.com/esg-investors, to better enable our investors to access key information about our oversight and management of these areas.
•Making significant enhancements to our annual ESG Report to provide more transparent and quantitative disclosure informed by several third-party standards and frameworks, including the GRI standards, the SASB standards, the TCFD framework, and the United Nations Sustainable Development Goals.
•Providing enhanced disclosure of racial, ethnic and gender diversity of our U.S. workforce, along with the breakdown of our U.S. workforce by race, ethnicity and gender from our consolidated EEO-1 report, and disclosures regarding gender and racial/ethnic pay equity within our U.S. workforce, all of which can be found on our ESG Investor webpage and/or in our 2023 ESG Report.
•Lowering the percentage of outstanding shares required to call a special meeting of shareholders from 25% to 15%.
•Expanding our executive compensation clawback policy to specifically include conduct that causes significant reputational harm to the Company, and more recently, enhancing the policy to add the requirements for mandatory clawback of incentive compensation following an accounting restatement, as required by NYSE listing standards.
•Reducing the number of outside public company boards on which our directors can serve.
•Amending committee charters to specifically reflect the NCG Committee’s oversight of ESG matters and Company government relations and political activity and the LDC Committee’s oversight of human capital management matters.

The Home Depot 2024 Proxy Statement	v

•Updating our policies and disclosure around our political activity, including enhancing our annual report on corporate political donations, trade association memberships, and support for ballot initiatives, and making several years’ worth of information available on our ESG Investor webpage.
•In Fiscal 2023, reporting on the results of the racial equity and sustainable forestry assessments undertaken in response to shareholder proposals approved at the 2022 annual meeting. We also participated in the CDP Forests disclosure process for the first time, building on our long-standing participation in the CDP Climate Change disclosure process.
2024 DIRECTOR NOMINEES (see pages 17-24)

Director Nominees			Board Committee Composition
Name	Director Since	Position	Audit	LDC	NCG	Finance
Gerard J. Arpey*	2015	Partner, Emerald Creek Group, LLC			✓	✓
Ari Bousbib*	2007	Chairman and Chief Executive Officer, IQVIA Holdings Inc.	✓			Chair
Jeffery H. Boyd*	2016	Former Chairman and Chief Executive Officer, Booking Holdings Inc.			Chair	✓
Gregory D. Brenneman* Lead Director	2000	Executive Chairman, CCMP Capital Advisors, LP
J. Frank Brown* Audit Committee Financial Expert	2011	Former Managing Director and Chief Risk Officer, General Atlantic LLC	Chair			✓
Edward P. Decker	2022	Chair, President and Chief Executive Officer, The Home Depot, Inc.
Wayne M. Hewett*	2014	Chairman, Cambrex Corporation	✓	Chair
Manuel Kadre*	2018	Chairman and Chief Executive Officer, Kollective Auto Group	✓			✓
Stephanie C. Linnartz*	2018	Former President, Chief Executive Officer and Director, Under Armour, Inc.	✓	✓
Paula Santilli*	2022	Chief Executive Officer, Latin America, PepsiCo, Inc.			✓	✓
Caryn Seidman-Becker*	2022	Chair and Chief Executive Officer, CLEAR Secure, Inc.		✓	✓
* All director nominees are independent except Mr. Decker, our Chair, President and Chief Executive Officer.

vi	The Home Depot 2024 Proxy Statement

CORPORATE GOVERNANCE
The Company has a long-standing commitment to strong corporate governance, which promotes the long-term interests of shareholders, strengthens Board and management accountability, and helps build public trust in the Company. The Board has adopted policies and processes that foster effective Board oversight of critical matters such as strategy, risk management, financial and other controls, compliance, culture, ESG, and management succession planning. The Board regularly reviews our major governance documents, policies, and processes in the context of current corporate governance trends, regulatory changes, and recognized best practices. The following sections provide an overview of our corporate governance structure, policies, and processes, including key aspects of our Board operations.
BOARD OF DIRECTORS

Our Board currently has 13 members: Gerard J. Arpey, Ari Bousbib, Jeffery H. Boyd, Gregory D. Brenneman, J. Frank Brown, Albert P. Carey, Edward P. Decker, Linda R. Gooden, Wayne M. Hewett, Manuel Kadre, Stephanie C. Linnartz, Paula Santilli and Caryn Seidman-Becker. Each director who served during Fiscal 2023 was, and each current director continues to be, independent other than Mr. Decker, our Chair, President and CEO. Because Mr. Carey reached age 72 (our mandatory retirement age) in 2023, he is not standing for re-election and will be retiring from the Board when his current term expires at the Meeting. In addition, Ms. Gooden is stepping down from the Board at the end of her current term at the Meeting. Immediately following the opening of the polls at the Meeting, the size of the Board will therefore be reduced to 11 members.
BOARD LEADERSHIP

On at least an annual basis, our Board assesses its leadership structure, including the appointment of the Chair of the Board. Our Lead Director is annually elected by the independent members of the Board. The Board believes that, given the Company’s current circumstances, having a combined Chair and CEO, a strong independent Lead Director, and Board committees composed entirely of independent directors currently provides the best Board leadership structure for the Company. This structure, together with our other robust corporate governance practices, provides strong independent oversight of management while ensuring clear strategic alignment throughout the Company.
Our Chair, with input from our Lead Director, proposes strategic priorities to the Board and communicates the Board’s guidance to management, who is ultimately responsible for implementing the Company’s key strategic initiatives. Gregory D. Brenneman currently serves as our Lead Director and brings to the role a high level of energy, engagement and oversight. He has broad and varied business experience, including in various CEO roles; has served on our Board through multiple business cycles; and as Lead Director, has guided a number of successful leadership transitions and management changes. This experience makes Mr. Brenneman a particularly valued advisor to our Chair, President and CEO, and provides him with a deep level of understanding of our business that enhances his independence from management and his ability to provide strong oversight. Our Lead Director:
•Chairs Board meetings when the Chair is not present, including presiding at executive sessions of the Board (without management present) at every regularly scheduled Board meeting;
•Works with management to determine the information and materials provided to Board members;
•Approves Board meeting agendas, schedules and other information provided to the Board;
•Consults regularly with the Chair on other matters that are pertinent to the Board and the Company;
•Has the authority to call meetings of the independent directors;
•Is available for communication and consultation with major shareholders upon request;
•Serves as liaison between the Chair and the independent directors; and
•Conducts annual interviews of each independent director as part of the annual evaluation process.
To maximize the effectiveness of the Lead Director role, our Lead Director does not serve on any standing Board committees but is available to attend meetings of any of our Board committees and serve as a resource for the committees as needed.

The Home Depot 2024 Proxy Statement	1

ATTENDANCE AT BOARD, COMMITTEE AND ANNUAL SHAREHOLDER MEETINGS

The Board met 11 times during Fiscal 2023. The number of times that each standing committee of the Board met in Fiscal 2023 is shown in the next section. Each incumbent director attended at least 75% of the meetings of the Board and of the committees of which he or she was a member during Fiscal 2023.
COMMITTEES OF THE BOARD OF DIRECTORS

During Fiscal 2023, the Board had standing Audit, Leadership Development and Compensation, Nominating and Corporate Governance, and Finance Committees. The charter for each committee is available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Committee Members & Charters.” The current members of our committees, the principal functions of each committee and the number of meetings held in Fiscal 2023 are shown below. Each member of each committee during Fiscal 2023 was, and each current member continues to be, independent under our Director Independence Standards, as well as applicable SEC rules and NYSE listing standards.

Committee		Committee Functions
Audit: J. Frank Brown, Chair Ari Bousbib Linda R. Gooden Wayne M. Hewett Manuel Kadre Stephanie C. Linnartz Number of Meetings: 9	•	Oversees the Company’s accounting and financial reporting process, as well as the integrity of the Company’s consolidated financial statements and its internal control over financial reporting, including the audits thereof
	•	Has primary responsibility for overseeing risk assessment and risk management
	•	Has primary responsibility for overseeing data protection and cybersecurity risks
	•	Reviews the Company’s compliance with legal and regulatory requirements, including the FCPA and other anti-bribery laws
	•	Reviews the qualifications, performance and independence of the Company’s independent registered public accounting firm
	•	Oversees the performance of the Company’s internal audit function
	•	Reviews the Company’s compliance programs, including the whistleblower program, and the Company’s monitoring of such programs
Leadership Development and Compensation: Wayne M. Hewett, Chair Albert P. Carey Linda R. Gooden Stephanie C. Linnartz Caryn Seidman-Becker Number of Meetings: 5	•	Reviews and evaluates the performance of executive officers
•
Reviews and recommends compensation of directors and the CEO and approves compensation of other executive officers, as well as overseeing compliance with and administering the Company’s executive compensation clawback policy

	•	Reviews and recommends policies, practices and procedures concerning compensation strategy and other human capital management matters, including diversity, equity and inclusion
	•	Administers stock incentive and stock purchase plans, including determining grants of equity awards under the plans
	•	Undertakes annual review and risk assessment of compensation policies and practices
	•	Oversees senior management succession planning policies and procedures
	•	Monitors the independence of its compensation consultant

2	The Home Depot 2024 Proxy Statement

Committee		Committee Functions
Nominating and Corporate Governance: Jeffery H. Boyd, Chair Gerard J. Arpey Albert P. Carey Paula Santilli Caryn Seidman-Becker Number of Meetings: 4	•	Develops the Company’s corporate governance practices and procedures and oversees the related risks
•
Provides oversight and makes recommendations for Company corporate social responsibility efforts and their alignment with business priorities, including ESG matters such as safety, environmental initiatives, responsible sourcing, and Company political activity

	•	Reviews and monitors the performance and composition of the Board and its committees
	•	Makes recommendations for director nominees
	•	Reviews the independence of directors
	•	Oversees communications between directors and shareholders
	•	Reviews and approves related person transactions involving executive officers and directors
	•	Oversees director engagement, education and orientation activities

Finance: Ari Bousbib, Chair Gerard J. Arpey Jeffery H. Boyd J. Frank Brown Manuel Kadre Paula Santilli Number of Meetings: 5	•	Oversees the management of the Company’s long-range financial outlook and finance-related risks
•
Reviews and recommends policies, practices and strategies concerning financial matters, including the Company’s capital structure, investments, use of derivatives, share repurchases, credit programs, credit ratings, tax strategy, and insurance

	•	Oversees the Company’s annual capital plan, significant capital investments, and strategies with respect to mergers and acquisitions activity
In determining the composition of the committees, the Board and the NCG Committee considered directors’ skills and qualifications in key areas relevant to the Company and each committee’s responsibilities. The table below lists the key skills, qualifications and attributes held by the members of our committees. For more information about the skills and qualifications of our Board members, see “2024 Director Nominees” beginning on page 17.

Audit	Leadership Development and Compensation	Nominating and Corporate Governance	Finance
Strategic Management	Strategic Management	Strategic Management	Strategic Management
Retail/Merchandising	Retail/Merchandising	Retail/Merchandising	Retail/Merchandising
CEO Experience	CEO Experience	CEO Experience	CEO Experience
Supply Chain	Supply Chain	Supply Chain	Supply Chain
IT	IT	IT	IT
Risk Management	E-commerce	E-commerce	E-commerce
Finance	Human Capital Management	Governance	Finance
Cybersecurity	Marketing/Communications	Marketing/Communications	Real Estate
International	International	International	International
Sustainability	Sustainability	Sustainability	Sustainability
Diversity	Diversity	Diversity	Diversity

The Home Depot 2024 Proxy Statement	3

COMPANY CULTURE: DOING THE RIGHT THING

The Home Depot has a strong commitment to ethics and integrity, and we are a values- and culture-centric company. Our values are present in the way we do business and are more formally codified in the Company’s Business Code of Conduct and Ethics. These values and our culture are also reflected in our annual ESG Report, which can be found on our website at https://corporate.homedepot.com/responsibility, and which is discussed in more detail under “Commitment to ESG Oversight” beginning on page 7 below. Our focus on culture extends to our Board, and we look for directors who focus on doing the right thing and have a servant-leader mindset. The Board and its committees provide oversight and guidance to support the continued focus on and importance of culture to our Company.
Inverted Pyramid and Values Wheel
The Company’s culture is based on our servant leadership philosophy represented by the inverted pyramid, which puts primary importance on our customers and our associates by positioning them at the top, with senior management at the base in a support role. We bring our culture to life through our core values, which serve as the foundation of our business and the guiding principles behind the decisions we make every day. We believe our culture helps set us apart and provides a distinct competitive advantage for The Home Depot.

Customers
Front Line Associates
Field Support
Corporate Office
CEO

Our values also guide our efforts to create an environment that will help us attract and retain skilled associates in the competitive marketplace for talent. We empower our associates to deliver a superior customer experience, and we position our associates to embody our core values by integrating the importance of our culture into ongoing development programs and rewards programs. We routinely assess our culture and values through associate surveys, which are done on an annual basis for all associates and more frequently as “pulse check” surveys for groups of associates. Our officers and other leaders also regularly participate in programs designed to build and strengthen our culture, such as training on leadership skills, cross-functional collaboration, inclusiveness, and associate engagement, and associates receive training on unconscious bias.
Business Code of Conduct and Ethics
The Company has a Business Code of Conduct and Ethics that is applicable to all directors, officers and associates of the Company, including the CEO and the CFO. The Business Code of Conduct and Ethics reflects our strong commitment to ethics and integrity and provides guidance on making decisions that align with our core values. The complete text of the code is available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Overview” and is also available in print upon request at no charge. The Company will post any amendments to or waivers from the Business Code of Conduct and Ethics (to the extent applicable to the Company’s executive officers and directors) at this location on its website.
BOARD ROLE IN STRATEGIC PLANNING

The Company’s strategy is rooted in its culture, guided by our inverted pyramid to put customers first and focus on investments that better meet their changing needs and expectations. We are focused on bringing to life our vision of an interconnected, frictionless shopping experience that enables our customers to seamlessly blend the digital and physical worlds.

4	The Home Depot 2024 Proxy Statement

Our Board plays an important role in the continued evolution of the Company’s strategic planning process. At a dedicated strategy session each fall and through regular discussions at each quarterly Board meeting, our Board reviews the Company’s strategy and capabilities and actively engages with management to ensure that the Company is well-positioned to continue creating shareholder value. In Fiscal 2023, those discussions focused on delivering best-in-class customer experience, developing differentiated capabilities for our consumers and pro customers, and extending our low-cost provider position so that we can grow sales and market share with our customers and deliver shareholder value. As discussed in “Election of Directors” beginning on page 15, each director nominee possesses specific skills and qualifications that provide the Company with key insights into elements necessary to continue to enhance our customer experience and support our strategy. As a result of our focus on Board composition, we believe we have a Board with an appropriate mix of skills, backgrounds and experiences that leverages its diversity to effectively oversee our strategy as the Company positions itself to remain agile in a dynamic retail environment.
BOARD OVERSIGHT OF RISK

The Board’s oversight of risk is accomplished through (1) the identification of key risks facing the Company and (2) the mapping of those risks to the appropriate Board committee and/or to the full Board for oversight, based on the nature of the risk. The enterprise risk framework that we use to identify, prioritize, and manage those key risks considers a number of enterprise-level risks, including competitive environment, brand and reputation, regulatory and compliance, and security, as well as external and internal factors that could distract the Company from our business or derail our strategic objectives. The Board reviews these key risks and the related framework annually, including periodic surveys of Board members and senior management to identify and assess key enterprise risks. The Board or appropriate Board committees also discuss selected risks in more detail throughout the year.
The table below identifies key risk areas overseen by the Board and its committees.

Key Areas of Risk Oversight
Full Board
•	Has primary responsibility for risk oversight, including approval of strategic objectives and defining risk appetite
•	Delegates oversight of management of certain risks to Board committees
•	Receives regular reports from the committees regarding risk-related matters

Audit		Leadership Development and Compensation		Nominating and Corporate Governance		Finance
•	Overall risk assessment and management	•	Senior executive compensation	•	Corporate governance	•	Long-range strategic planning
•	Financial exposures, statements, controls, systems, and reporting	•	Senior executive succession planning	•	Director succession planning and board composition	•	Long-range financial outlook and finance-related risks
•	Regulatory and compliance, including FCPA/anti-bribery and our whistleblower program	•	Overall risk related to the Company’s compensation policies and practices	•	Corporate social responsibility, environmental, and responsible sourcing initiatives, risks and opportunities	•	Capital structure, including investments and capital allocation principles
•	Data protection and cybersecurity	•	Human capital management	•	Related person transactions	•	Annual capital plan and key capital investments
•	Internal audit and related investigatory matters	•	Non-employee director compensation	•	Safety matters with respect to associates, customers and products	•	Merger and acquisition strategy
•	Financial and controls aspects of ESG-related disclosures	•	Diversity, equity and inclusion, including pay equity	•	Policies on political activity, including political spending and payments to trade associations	•	Tax strategy

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While the Board and its committees have responsibility for general risk oversight, management is charged with managing risk. As part of our risk assessment process, the Board and each committee receive presentations from management throughout the year regarding specific potential risks and trends as necessary. At each Board meeting, our Chair has the opportunity to discuss in a directors-only session matters of particular importance or concern, including any significant, evolving or nascent risks that may be of concern to the Board or the Company, and our Lead Director presides over an executive session of our independent directors at which risks faced by the Company may be discussed. Additionally, during Board-level review of the Company’s short- and long-term strategies, as discussed in more detail above, the Board considers significant risks facing the Company, as well as emerging risks and current trends, and their potential impact. We believe that the practices described above and our current leadership structure facilitate effective Board oversight of our key risks.
Certain of the risk areas identified in the table above are discussed in more detail below.
Enterprise Risk Management
In accordance with NYSE requirements and our Audit Committee charter, our Audit Committee has primary responsibility for overseeing risk assessment and management, including the Company’s major financial exposures and compliance risks and the steps management has taken to monitor and control those exposures and risks. The Audit Committee stays apprised of significant actual and potential risks faced by the Company in part through review of quarterly reports of our top enterprise risks. These reports denote whether primary oversight of each risk resides with a particular Board committee or the full Board. Our Internal Audit and Corporate Compliance team holds quarterly risk discussions with each member of our senior leadership team, which inform the development and updating of the top enterprise risks. In addition, leaders from Internal Audit, Corporate Compliance and Legal hold quarterly meetings to discuss key risks. The Company also maintains an Enterprise Risk Council composed of leaders from the principal functional areas of the Company who can be called as needed to discuss significant new or emerging risks. Our Vice President of Internal Audit and Corporate Compliance attends each of the various risk-related meetings and reports the top enterprise risks to senior management regularly, attends each quarterly Audit Committee meeting, and leads the Board’s annual review of our risk framework.
Data Protection and Cybersecurity
The Audit Committee has primary responsibility for overseeing risks related to cybersecurity and privacy, although the full Board also exercises oversight over these risks. At least quarterly, or more frequently as needed, the Audit Committee and/or the full Board receives detailed reports on data protection and cybersecurity matters from senior IT leaders, including our Chief Information Officer and Chief Information Security Officer, as well as the Chair of our Data Security and Privacy Governance Committee (discussed below). At least annually, the full Board holds a meeting dedicated to cybersecurity topics. The topics covered at the various Audit Committee and full Board meetings include risk identification and management strategies, consumer data protection, the Company’s ongoing risk mitigation activities, results of third party assessments and testing, results of tabletop exercises, updates on potential cybersecurity threats, cybersecurity resilience, updates on annual associate training and other specific training initiatives, and cybersecurity strategy and governance structure. In addition, our Internal Audit department routinely performs audits on various aspects of data protection and cybersecurity and reports the results of these audits in its quarterly reports to the Audit Committee. Periodically, our Board receives presentations on cybersecurity matters from third-party cybersecurity experts.
Our management-level Data Security and Privacy Governance Committee provides governance over cybersecurity matters, including discussion of cybersecurity priorities, emerging risks, awareness and training programs, risk mitigation efforts, and regulatory compliance. This committee, which meets quarterly, is chaired by our Vice President of Internal Audit and Corporate Compliance and is composed of a cross-functional team of senior leaders, including our CEO. Its activities are reported to the Audit Committee and/or the full Board by the chair of the committee, as appropriate.
FCPA and Anti-Bribery
The Audit Committee is responsible for oversight of risks relating to bribery, corruption and FCPA compliance, in part through quarterly reports from our FCPA Oversight Committee, which oversees enterprise-wide compliance with the FCPA and the anti-bribery laws of the other jurisdictions in which we conduct business.

6	The Home Depot 2024 Proxy Statement

The FCPA Oversight Committee meets quarterly and is composed of our Executive Vice President, General Counsel and Corporate Secretary, who chairs the committee; our Executive Vice President and CFO; our Vice President of Internal Audit and Corporate Compliance; and representatives from each non-U.S. division, the business functions responsible for administration of our policies, and the business functions that manage our transactions outside of the U.S. The FCPA Oversight Committee receives regular updates and manages enhancements to Company policies, regular risk assessments, the Company’s training program for key associates and third parties, and its third-party diligence and monitoring program. It also oversees any relevant investigatory work and FCPA-specific audits of our international operations performed through our internal audit team and utilizing outside anti-bribery experts.
COMMITMENT TO ESG OVERSIGHT

We believe what is commonly referred to as “ESG” is embedded in how we run our business, aligns closely with our corporate culture and strategy, and supports value creation for our business and shareholders. We have three key pillars of focus for our ESG initiatives: (1) Focus on Our People, (2) Operate Sustainably, and (3) Strengthen Our Communities. Within the context of each of these three pillars, our annual ESG Report describes the key corporate social responsibility, sustainability, and governance issues relevant to the Company, our initiatives and goals related to those issues, and our progress with respect to those initiatives. The Company maintains a dedicated webpage to provide access to information about the Company’s oversight and management of relevant environmental, social, and governance matters, which can be found at https://ir.homedepot.com/esg-investors. Our annual ESG Reports, which are available on this dedicated webpage, reflect our cross-functional efforts as well as feedback from our shareholders and other stakeholders.
Board and Committee ESG Oversight
Because it encompasses such a broad area, ESG oversight is divided among several committees and the full Board.
•Each year, the full Board receives a report on our corporate social responsibility and sustainability strategy and activities, including a discussion of our ESG efforts, ESG communications, and annual ESG Report, covering emerging ESG issues as necessary. In Fiscal 2023, we held a separate, longer meeting to allow us to better cover a range of ESG matters, which was held on the same day as our dedicated cybersecurity meeting with the Board. Our full Board also receives quarterly updates on safety matters.
•The NCG Committee has primary responsibility for oversight of ESG matters generally and the alignment of those matters with our business priorities. This includes reviewing and making recommendations to the Board regarding our ESG practices and operational initiatives. The NCG Committee also oversees risks related to customer and associate safety, as well as our responsible sourcing program and related supply chain risks. In addition, the NCG Committee provides oversight of corporate political activity, reviewing corporate donations, payments to trade associations, and our Political Activity Policy at least annually and more frequently as needed. The NCG Committee receives regular reports on ESG engagements with shareholders and related investor feedback, as well as information on recent developments with respect to ESG matters.
•The LDC Committee oversees risks related to human capital management, including matters relating to associate compensation and benefits; associate engagement, development and training; and diversity, equity and inclusion, including our pay equity analyses. The LDC Committee receives updates on our diversity, equity and inclusion initiatives at every regularly scheduled quarterly meeting. The LDC Committee also receives regular updates on the findings from our reviews of compensation practices for our U.S. associates.
•The Audit Committee oversees risks related to the financial and controls aspects of ESG-related disclosures and receives periodic updates on these matters from our Chief Accounting Officer.
ESG Governance Committee
To provide management-level oversight and coordination of ESG efforts, the Company has formed a cross-functional ESG Governance Committee chaired by our Senior Vice President – Finance, Chief Accounting Officer and Controller. The Committee is focused on identifying key ESG-related issues of concern to our stakeholders, further developing our ESG strategies to ensure they support the business and long-term value

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creation, and receives regular updates on the progress of our efforts. This Committee builds on the efforts of our previous ESG Communications Committee, which was designed to better communicate the Company’s ESG activities and efforts.
SHAREHOLDER OUTREACH AND ENGAGEMENT

We approach shareholder engagement as an integrated, year-round process involving senior management, our investor relations team, and our corporate governance team, as well as other subject matter experts as appropriate. In Fiscal 2023, we proactively sought engagement with our 40 largest institutional shareholders, who represented approximately 45% of our outstanding shares. We ultimately engaged with many of these holders as well as a number of other institutional shareholders on ESG topics as well as the matters raised by the shareholder proposals on the ballot at our annual meetings and other topics of interest to our investors. In addition to our ESG engagement, we also have an active investor relations program that engages throughout the year with a significant portion of our shareholders (and potential holders) on matters regarding corporate strategy, financial performance, business environment, and other relevant topics. We value the feedback these engagements provide and intend to continue our engagement efforts.
The Board values our shareholders’ perspectives, and feedback from our shareholders on our business, corporate governance, compensation, sustainability practices, human capital management, and other matters has been important for discussions with the Board and its committees throughout the year. This engagement, together with our cross-functional ESG efforts and our commitment to robust corporate governance, has led to a number of enhancements and best practices over the past several years, including the following:
•As noted above, we maintain on our Investor Relations webpage a page dedicated to disclosure of ESG matters, which can be found at https://ir.homedepot.com/esg-investors, to better enable our investors to access key information about our oversight and management of these areas.
•In our annual ESG Report, we provide a chart highlighting our key ESG goals and timelines to increase transparency and enhance our disclosure. This chart includes several new goals announced in Fiscal 2023 under our pillars of Focus on Our People and Operate Sustainably.
•We have made continual enhancements to our annual ESG Report to provide more transparent and quantitative disclosure informed by several third-party standards and frameworks, including the GRI standards, the SASB standards, the TCFD framework, and the United Nations Sustainable Development Goals (UN SDGs).
•In Fiscal 2023, we announced new science-based targets to reduce our Scope 1 and 2 carbon emissions, as well as our Scope 3 Category 11 (“Use of Sold Products”) carbon emissions, and submitted those targets to the Science Based Targets initiative (SBTi). In early Fiscal 2024, we updated our Scope 3 reduction target. We now plan to reduce our combined absolute Scope 1 and 2 emissions and our absolute Scope 3 Category 11 (“Use of Sold Products”) emissions by 42%, both by the end of Fiscal 2030 from a Fiscal 2020 base year. The SBTi has validated that our enhanced goals conform with its criteria and has determined that our Scope 1 and 2 target is in line with a 1.5-degree Celsius trajectory.
•We provide detailed disclosure in our ESG Report of the racial, ethnic and gender diversity of our U.S. workforce, along with the breakdown of our U.S. workforce by race, ethnicity and gender from our consolidated EEO-1 report and disclosures regarding the gender and racial/ethnic pay equity within our U.S. workforce.
•We lowered the percentage of outstanding shares required to call a special meeting of shareholders from 25% to 15%.
•We expanded our executive compensation clawback policy to specifically include conduct that causes significant reputational harm to the Company. In Fiscal 2023, we also updated our executive compensation clawback policy to add requirements for the mandatory clawback of incentive compensation following an accounting restatement, as required by NYSE listing standards.
•We reduced the number of outside public company boards on which our directors can serve.
•We updated our committee charters to specifically address the NCG Committee’s oversight of ESG matters and Company political activity, including an annual review of our Political Activity Policy, and the LDC Committee’s oversight of human capital management matters.

8	The Home Depot 2024 Proxy Statement

•We enhanced our Political Activity Policy to add detail around oversight and alignment with our core values. We have continually updated and enhanced our annual report on corporate political donations, trade associations memberships, and support for ballot initiatives, and we make several years’ worth of this information available on our ESG Investor webpage. We have also expanded our disclosure regarding oversight of our political activity, as well as the focus areas of our advocacy, in our ESG Report and on our corporate website at https://corporate.homedepot.com under “Responsibility > Political Engagement.”
•In Fiscal 2023, we disclosed the results of the racial equity and sustainable forestry assessments that we undertook in response to shareholder proposals approved at our 2022 annual meeting of shareholders. We also participated in the CDP Forests disclosure process for the first time in Fiscal 2023 and continued our participation in CDP’s Climate Change disclosure process.
GOVERNANCE BEST PRACTICES

Our Board believes that effective governance means regular and thoughtful evaluation of the Company’s governance policies and processes in light of the broader governance landscape. As a result, our governance framework contains a variety of methods for shareholder engagement, as well as mechanisms to ensure effective Board operations.
Shareholder Rights
Our shareholders have the following important rights:
•Right of the holders of 15% or more of our common stock to call a special meeting of shareholders.
•Right to act by majority written consent in lieu of a meeting.
•Right to include director nominees in our Proxy Statement. Our “proxy access” right permits a shareholder, or group of up to 20 shareholders, owning at least 3% of the Company’s outstanding common stock continuously for at least three years to nominate and include in the Company’s proxy materials director nominees constituting up to the greater of two individuals or 20% of the Board, provided that the shareholders and the nominees satisfy the requirements specified in the Company’s By-Laws.
In addition, as described in more detail beginning on page 13, shareholders may recommend Board candidates for consideration by the NCG Committee.
Corporate Governance Guidelines
The Company maintains Corporate Governance Guidelines that establish a common set of expectations to assist the Board and its committees in performing their duties. The table below provides an overview of several key elements of our Corporate Governance Guidelines, which are available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Overview” and in print at no charge upon request.

Key Corporate Governance Guidelines Provisions
Outside Board Policy
We limit the number of other public company boards our directors may join to ensure that a director is not “overboarded” and is able to devote the appropriate amount of time and attention to the oversight of the Company. Generally, a director who is an executive officer with another public company may only serve on the board of that company in addition to his or her service on our Board. If the only executive officer role held by a director is that of executive chair of another company, the director may serve on the board of that company, our Board, and the board of one other public company, subject to a determination by the NCG Committee that the additional commitment, when added to the director’s existing executive chair role, permits sufficient time for, and will not impair his or her service on, our Board. Other directors may not serve on more than three other public company boards, and no member of the Company’s Audit Committee may serve on more than two other public company audit committees. In addition, our CEO may not serve on more than one other public company board. Any director seeking to join the board of directors of another public company or for-profit organization must first notify the NCG Committee and obtain its approval to continue as a member of our Board.

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Succession Planning
A key responsibility of the Board is overseeing the identification and development of senior leadership. Both the Board and LDC Committee are actively engaged in succession planning. The LDC Committee oversees the development and implementation of succession plans for senior leadership positions. This process includes review and discussion of the performance and development of senior leadership on a regular basis, along with management’s evaluation and recommendations for senior leadership succession. The Board also annually reviews succession plans for senior management and the CEO, including both a long-term succession plan and an emergency succession plan. To assist the Board, our CEO annually provides an assessment of senior leaders and their potential to succeed at key senior management positions. The Board meets potential leaders at many levels across the organization through formal presentations and informal events throughout the year, including through the store and facility walks and management meetings that are part of our director engagement program.

Director Engagement, Continuing Education and Orientation Program
The NCG Committee oversees the director engagement, continuing education and orientation program, which includes both internal activities and access to external programming. Our ongoing engagement program includes periodic walks of our stores and other facilities and in-depth meetings with management to provide our directors with the opportunity to observe our strategic initiatives in action and to expand their insight into business operations and activities. We also have a structured director orientation program for new directors during their first year on the Board. This program includes information sessions with committee chairs and senior management and visits to our stores and facilities to accelerate their on-boarding. We also provide all directors with membership in the NACD and continuing education opportunities.

Board Self-Evaluations
Each year, the Board, as required by our Corporate Governance Guidelines, conducts an evaluation of its performance and effectiveness. As set forth in its charter, the NCG Committee oversees this process, which includes two key components:

•The Board and each committee conduct self-evaluations, which solicit feedback on a range of issues, including Board and committee structure, leadership, culture and dynamics; meeting content; and interactions with management. The results of these self-evaluations are discussed in executive session, generally at the first regularly scheduled meeting of the fiscal year.

•Our Lead Director conducts individual interviews with each of the directors. These interviews address similar topics, with the one-on-one setting permitting more detailed feedback on Board operations and director performance, as well as providing opportunities for mentoring newer directors. The feedback from these interviews is typically discussed with the full Board at its February meeting.

Executive Compensation Clawback Policy
In Fiscal 2023, the Board adopted an updated Executive Compensation Clawback Policy, which is administered by the LDC Committee. The policy applies to current and former executive officers of the Company, including the NEOs, and includes a new mandatory clawback that complies with the applicable listing standards of the NYSE and Rule 10D-1 of the Exchange Act. In the event the Company is required to prepare an accounting restatement to correct material noncompliance with any financial reporting requirement under U.S. federal securities laws, it is the Company’s policy to recover erroneously awarded incentive-based compensation received by its executive officers, with certain limited exceptions permitted under the NYSE listing standards. The recovery of such compensation applies regardless of whether an executive officer engaged in misconduct or otherwise caused or contributed to the requirement for a restatement. We have also retained our discretionary clawback requirements, which apply to the extent not superseded by the mandatory clawback. Under the discretionary requirements, the Company will seek to recover, as it deems appropriate and to the extent permitted by law, any bonus, incentive payment, equity award, or other compensation awarded to or received by a covered executive if the LDC Committee determines that (i) the compensation was based on financial results or operating metrics that were satisfied as a result of the officer’s knowing or intentional fraudulent or illegal conduct, or (ii) the covered executive engaged in intentional misconduct (as determined by the LDC Committee in its sole discretion) that caused the Company material financial or reputational harm. The updated Executive Compensation Clawback Policy is set forth in an exhibit to our Corporate Governance Guidelines.

10	The Home Depot 2024 Proxy Statement

DIRECTOR INDEPENDENCE

The Director Independence Standards in our Corporate Governance Guidelines, which are available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Overview,” exceed the independence standards adopted by the NYSE. In early 2024, pursuant to these Corporate Governance Guidelines, the Board and the NCG Committee reviewed the independence of each current director. During this review, the Board and the NCG Committee considered all relevant facts and circumstances related to transactions and relationships between each director (and his or her immediate family and affiliates) and the Company and its management to determine whether any such relationship or transaction would prohibit a director from being independent under SEC rules, NYSE listing standards, or the Company’s Director Independence Standards.
Based on this review and the recommendation of the NCG Committee, the Board affirmatively determined that all of our current directors and director nominees are independent except Edward P. Decker, our Chair, President and CEO.
The Company has purchase, sale and other transactions and relationships in the normal course of business with companies with which certain Company directors are associated but which our Board determined are not material to our Company, the directors or, except as otherwise indicated below, the companies with which the directors are associated. These transactions were reviewed and considered by the Board and the NCG Committee in determining the independence of Company directors. In particular, the Board and the NCG Committee took into account the following transactions during Fiscal 2023:
•Mr. Arpey serves as a director of S.C. Johnson & Son, Inc., from which we purchased cleaning supply merchandise.
•Mr. Boyd serves as a director of CLEAR Secure, Inc., from which we purchased travel-related services.
•Mr. Brenneman serves as Executive Chairman of CCMP Capital Advisors, LP, which manages funds that have or in Fiscal 2023 had an equity interest in: (1) BGIS, from which we purchased facilities management services and which purchased MRO products from us; (2) Hayward Holdings, Inc. (“Hayward”), from which we purchased pool equipment and related accessories; (3) Hillman Solutions Corp. (“Hillman”), from which we purchased fasteners and other small hardware items; and (4) Shoes for Crews, from which we purchased footwear. In Fiscal 2023, the Company was one of Hillman’s largest customers. In Fiscal 2023, Mr. Brenneman served as a member of the board of directors of BGIS and Hayward, but he does not otherwise serve as a director or officer of these portfolio companies.
•Ms. Gooden serves as a director of General Motors Company, from which we purchased automobile-related services, and which purchased MRO products from us.
•Mr. Hewett serves as a director of Wells Fargo & Company, from which we obtained banking services, and as a director of United Parcel Service, Inc., from which we purchased shipping and logistics services. In addition, Wells Fargo and UPS purchased MRO products from us.
•Mr. Kadre serves as a director and Chairman of Republic Services, Inc., from which we purchased waste management services and which purchased MRO products from us.
•In Fiscal 2023, Ms. Linnartz served as President, Chief Executive Officer, and a member of the Board of Directors of Under Armour, Inc., from which we purchased apparel.
•Ms. Santilli serves as Chief Executive Officer, Latin America of PepsiCo, Inc., from which we purchased food and beverage products and which purchased MRO products from us.
•Ms. Seidman-Becker serves as Chair and Chief Executive Officer of CLEAR Secure, Inc., from which we purchased travel-related services.
In each instance described above, the amount of payments made and received by each entity represented an immaterial percentage of the Company’s and, except as otherwise stated above, the other entity’s revenues. The Board and the NCG Committee believe that all of the transactions and relationships during Fiscal 2023 described above were on arm’s-length terms that were reasonable and competitive and that the directors did not participate in or receive any direct personal benefit from these transactions.

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RELATED PERSON TRANSACTIONS

The NCG Committee reviews all transactions of the Company involving any of the Company’s executive officers, directors, or any of their immediate family members, and approves, ratifies (where permitted by NYSE listing standards), or rejects any related person transaction that is identified. The Company has adopted a written policy requiring reasonable prior review and approval by the NCG Committee of all “Related Person Transactions.” These are transactions in which the Company is a participant, the amount involved exceeds $120,000, and a director, executive officer, or holder of more than 5% of our common stock has a direct or indirect material interest.
Under our Related Person Transaction Policy, our General Counsel has primary responsibility for determining whether, based on the facts and circumstances, a related person has a direct or indirect material interest in a proposed or existing transaction. To help identify Related Person Transactions, each director and executive officer completes a questionnaire that requires the disclosure of any transaction that the person, any member of his or her immediate family, or any entity with which he or she is affiliated has or will have with the Company. Our General Counsel also conducts an investigation that includes a review of the Company’s financial systems to determine if a director or executive officer, or a company with which he or she is affiliated, engaged in transactions with the Company during the fiscal year. Additionally, the Company’s Business Code of Conduct and Ethics, Corporate Governance Guidelines and conflict of interest policies require that all associates and directors promptly disclose all conflicts or potential conflicts of interest.
If the General Counsel determines that the related person would have a direct or indirect material interest in the transaction, the General Counsel must present the transaction to the NCG Committee for review, which must then either approve or reject the transaction in accordance with the terms of the policy. While making this determination, the NCG Committee must consider all relevant information available and, as appropriate, take into consideration the following:
•Whether the transaction was undertaken in the ordinary course of business of the Company;
•Whether the transaction was initiated by the Company or the related person;
•Whether the transaction contains terms no less favorable to the Company than terms that could have been reached with an unrelated third party;
•The purpose of the transaction and its potential benefits to the Company;
•The approximate dollar value of the transaction, particularly as it involves the related person;
•The related person’s interest in the transaction; and
•Any other information regarding the related person’s interest in the transaction that would be material to investors under the circumstances.
The NCG Committee may only approve the transaction if it determines that the transaction is reasonable, on competitive terms, and fair to the Company and not inconsistent with the best interests of the Company as a whole. Further, in approving any such transaction, the NCG Committee has the authority to impose any terms or conditions it deems appropriate on the Company or the related person.
If review of a Related Person Transaction by the Chair of the NCG Committee is required between NCG Committee meetings, and it is determined that approval of a Related Person Transaction by the entire NCG Committee prior to consummation or effectiveness of the transaction is impracticable under the circumstances, the Chair of the NCG Committee will review and may approve the transaction at his or her discretion. The Chair of the NCG Committee must report that transaction to the NCG Committee at its next regularly scheduled meeting, including the rationale for approving the transaction prior to full committee review. Transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s Proxy Statement. During Fiscal 2023, there were no Related Person Transactions that require disclosure in this Proxy Statement.

12	The Home Depot 2024 Proxy Statement

SELECTING NOMINEES TO THE BOARD OF DIRECTORS

The NCG Committee is responsible for considering candidates for the Board and recommending director nominees to the Board. All members of the NCG Committee have been determined to be independent by the Board pursuant to SEC rules, NYSE listing standards and the Company’s Director Independence Standards.
The NCG Committee considers a diverse slate of candidates for nomination to the Board from a variety of sources. Current members of the Board are considered for re-election unless they have notified the Company that they do not wish to stand for re-election and provided they have not reached age 72 by the calendar year-end immediately preceding the Company’s next annual meeting of shareholders. The NCG Committee may also consider candidates recommended by current members of the Board, members of management, and shareholders, as discussed below under “Director Candidates Recommended by Shareholders.”
From time to time, the NCG Committee engages independent search firms to assist in identifying potential Board candidates. Services provided by the search firms include identifying and assessing potential director candidates, ensuring candidates meet criteria established by the NCG Committee, verifying information about the prospective candidate’s credentials, and obtaining a preliminary indication of interest and willingness to serve as a Board member.
The NCG Committee evaluates all candidates, regardless of who recommended a candidate, based on the same criteria. The criteria and the process by which director nominees are considered and selected are discussed further below under “Election of Directors.”
DIRECTOR CANDIDATES RECOMMENDED BY SHAREHOLDERS

The NCG Committee will consider candidates recommended by a shareholder (or group of shareholders) who owns at least 1% of the Company’s outstanding shares of common stock and who has held such shares for at least one year as of the date of the recommendation. If the shareholder does not meet these requirements, the NCG Committee may, but is not obligated to, evaluate the candidate and consider him or her for nomination to the Board. A shareholder wishing to recommend a candidate must submit the following documents to the Corporate Secretary, The Home Depot, Inc., 2455 Paces Ferry Road, Building C-22, Atlanta, Georgia 30339 not less than 120 calendar days prior to the anniversary of the date on which the Company’s Proxy Statement was released to shareholders in connection with the previous year’s annual meeting of shareholders:
•A recommendation that identifies the candidate and provides contact information for that candidate;
•The written consent of the candidate to serve as a director of the Company, if elected; and
•Documentation establishing that the shareholder making the recommendation meets the ownership requirements set forth above.
If the candidate is to be evaluated by the NCG Committee, the Corporate Secretary will request from the candidate a detailed résumé, an autobiographical statement explaining the candidate’s interest in serving as a director of the Company, a completed statement regarding conflicts of interest, and a waiver of liability for a background check. These documents must be received from the candidate before the first day of February preceding the annual meeting of shareholders.
COMMUNICATING WITH THE BOARD

Shareholders and others who are interested in communicating directly with the Board, our Lead Director, or other independent directors, including those wishing to express concerns relating to accounting, internal controls, audit matters, fraud or unethical behavior, may do so by e-mail at HD_Directors@homedepot.com or by writing to the directors at the following address:
[Name of Director or Directors]
c/o Corporate Secretary
The Home Depot, Inc.
2455 Paces Ferry Road
Building C-22
Atlanta, Georgia 30339

The Home Depot 2024 Proxy Statement	13

The Corporate Secretary reviews and provides the Board and the NCG Committee with a summary of all such communications and a copy of any correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or the standing committees of the Board or that otherwise requires the attention of the Board and the NCG Committee. Correspondence relating to accounting, internal controls or auditing matters is brought to the attention of the Company’s internal audit department and, if appropriate, to the Audit Committee. All communications are treated confidentially.

14	The Home Depot 2024 Proxy Statement

ELECTION OF DIRECTORS
(ITEM 1 ON THE PROXY CARD)
The Board is elected annually by shareholders to oversee the long-term health and the overall success and financial strength of the Company’s business. The NCG Committee is responsible for considering candidates for the Board and recommending director nominees for the Board.
DIRECTOR CRITERIA AND QUALIFICATIONS

The NCG Committee, when considering the composition of our Board, focuses on ensuring a diverse mix of directors that collectively possess the breadth of expertise and experience appropriate for a retailer of our size and geographic scope. The Company is the world’s largest home improvement retailer, with 2,335 stores in the United States, Canada and Mexico as of the end of Fiscal 2023. Our business involves all facets of retail, including merchandising, supply chain, finance, real estate, human capital management, information technology and cybersecurity, e-commerce, strategic management, marketing and communications, international commerce, sustainability, and corporate governance. The NCG Committee evaluates each director candidate on the basis of the length, breadth and quality of the candidate’s business experience, the applicability of the candidate’s skills and expertise to the Company’s business and strategic direction, the perspectives that the candidate would bring to the entire Board, and the personality or “fit” of the candidate with our culture, existing members of the Board, and management.
The NCG Committee seeks directors who can:
•Demonstrate integrity, accountability, informed judgment, financial literacy, creativity and vision, and our servant leadership mindset;
•Be prepared to represent the best interests of all Company shareholders and not just one particular constituency;
•Demonstrate a record of professional accomplishment in his or her chosen field; and
•Be prepared and able to participate fully in Board activities, including membership on at least two committees.
BOARD REFRESHMENT AND DIVERSITY

We routinely assess the composition of the Board and aim to strike a balance between the knowledge and understanding of the business that comes from longer-term service on the Board and the fresh ideas and perspective that can come from adding new members. We also consider the complement of relevant skills and experience on the Board as our business changes and expands. As reflected below, we also believe that it is important that our Board reflects diversity of age, gender, race and ethnicity.
Our directors have a balance of tenure, diversity and age, which provides our Board with an effective mix of experience and fresh perspective

The Home Depot 2024 Proxy Statement	15

The retail landscape has rapidly evolved over the past decade and continues to change and develop. We believe that Board refreshment is critical as the Company’s business strategy continues to evolve with the competitive landscape. In the past five years, we have added three new independent directors who have added to the skills and experience of our Board and its ability to support the Company’s business and the creation of long-term shareholder value. A number of our directors have first-hand experience building an interconnected experience for their own companies’ customers.
We believe that we also benefit from having several seasoned directors, including our Lead Director, who are well-versed in the Company’s business and who can help facilitate the transfer of institutional knowledge. Having a tenured Lead Director who has served with five of our CEOs and through several different business cycles has proven extremely valuable, particularly as we have added new Board members and experienced senior management transitions. We believe the average tenure of our directors reflects the balance the Board seeks to achieve between different perspectives brought by long-serving and newer directors.
Commitment to Diversity
In addition, the NCG Committee recognizes the importance of selecting directors from varied backgrounds, with a diverse array of personal and professional experiences to ensure that the Board as a whole has a breadth of perspectives to better inform its decisions and keep pace with a rapidly changing marketplace. We believe diversity makes our business stronger and more innovative.
To accomplish this goal, the NCG Committee is committed to including in each director search candidates who reflect diverse backgrounds, including but not limited to diversity of race and gender, as set forth in our Policy on the Consideration and Evaluation of Board Candidates, available on our Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Overview.” The NCG Committee assesses the composition, including the diversity, of the Board at least once a year and more frequently as needed, particularly when considering potential new candidates.

16	The Home Depot 2024 Proxy Statement

2024 DIRECTOR NOMINEES

After evaluating the performance and experience of each of the current directors and the composition of the full Board, the NCG Committee and the Board have recommended the election of 11 of our 13 current Board members. As noted earlier, Mr. Carey reached age 72 in 2023. In accordance with our Corporate Governance Guidelines, he is not standing for re-election and is retiring from service on the Board at the Meeting. In addition, Ms. Gooden is stepping down from the Board at the Meeting at the end of her current term.
The tables and the detailed director nominee biographies below summarize the skills, qualifications and attributes of our director nominees that are important to us and depict how the composition of our nominees for the Board meets these needs.

Qualifications and Attributes	Relevance to The Home Depot
Retail/Merchandising	Experience in the retail industry provides a relevant understanding of our business, strategy and marketplace dynamics.
Strategic Management	Our Board regularly reviews and has input on our strategic plan, which guides our long-term business investments and objectives and our capital allocation.
Supply Chain	Upstream and downstream supply chain structure and design, as well as last-mile offerings, are critical to our strategic initiatives and responsible sourcing.
Marketing/Communications	Effective marketing and communications are critical to building customer loyalty, deepening customer engagement, and expanding market share.
E-Commerce	E-commerce is an essential part of the Company’s strategy for growth of the business and optimization of our customer experience.
Real Estate	Given our significant physical footprint, directors with real estate experience can provide insight on opportunities and managing our locations.
Human Capital Management	With our significant associate population, directors with experience in organizational management and talent development provide key insights into developing and investing in our associates.
Information Technology	We rely on technology to manage customer, associate and supplier data and deliver products and services to the market.
Data Protection/Cybersecurity	The protection of customer, associate, corporate, and supplier data is of the utmost importance and will continue to grow in importance as we expand our technological capabilities.
International	With global operations in several countries, international experience helps us understand opportunities and challenges.
Finance	Our business involves complex financial transactions and reporting requirements.
Governance	As a public company, we and our shareholders expect effective oversight and transparency.
CEO Experience	The significant leadership experience that comes from a CEO role can provide insight on business operations, driving growth, and building and strengthening corporate culture.
Sustainability	We believe running a responsible, sustainable company makes our business stronger, more agile, and more resilient and helps us deliver industry-leading results.
Diversity	We believe diversity strengthens our competitive advantage and reflects the customers we serve.

The Home Depot 2024 Proxy Statement	17

Each of the 11 individuals nominated for election to the Board would hold office until the 2025 Annual Meeting of Shareholders and until his or her successor is elected and qualified. Each nominee has agreed to serve as a director if elected. If for some unforeseen reason a nominee becomes unwilling or unable to serve, the Board may reduce the number of directors that serve on the Board or choose a substitute nominee in accordance with our By-Laws. If a substitute nominee is chosen and you have submitted your proxy, the proxy holders may vote your shares for the substitute nominee in their discretion.

18	The Home Depot 2024 Proxy Statement

The 11 nominees for election to the Board are set forth below.

GERARD J. ARPEY
Director since: 2015 Age: 65 Committees: Nominating and Corporate Governance Finance
Mr. Arpey has been a partner in Emerald Creek Group, LLC, a private equity firm based in Southern California, since 2012. Prior to his retirement in November 2011, Mr. Arpey served as Chief Executive Officer of AMR Corporation, a global airline holding company, and its subsidiary American Airlines, from 2003 through November 2011. From 2004 through November 2011, he was also Chairman of the AMR Board of Directors. Mr. Arpey previously served as American Airlines’ President and Chief Operating Officer, Senior Vice President of Finance and Planning, and Chief Financial Officer. Mr. Arpey currently serves on the board of directors of S. C. Johnson & Son, Inc., a privately-held company. He also serves as a trustee of the American Beacon Funds.
Skills and Qualifications: Mr. Arpey brings to the Board extensive organizational management, strategic, financial, IT, governance, and international experience from his service as chairman, chief executive officer, and chief financial officer of one of the largest global airlines and service as a director of public and private companies.
Other U.S. Public Company Board Memberships in Past Five Years:
None

ARI BOUSBIB
Director since: 2007 Age: 63 Committees: Audit Finance (Chair)
Mr. Bousbib serves as Chairman and Chief Executive Officer of IQVIA Holdings Inc., a leading global provider of advanced analytics, technology solutions and contracted research services to the life sciences industry. He assumed this position in October 2016 following the merger of IMS Health Holdings, Inc. (“IMS Holdings”) and Quintiles Transnational Holdings, Inc. From 2010 to October 2016, Mr. Bousbib served as Chairman and Chief Executive Officer of IMS Health Incorporated (“IMS Health”), a subsidiary of IMS Holdings, and he also served as Chairman, Chief Executive Officer and President of IMS Holdings since its initial public offering in 2014. Prior to joining IMS Health, Mr. Bousbib spent 14 years at United Technologies Corporation (“UTC”), a commercial aerospace, defense and building industries company. From 2008 until 2010, he served as President of UTC’s Commercial Companies, including Otis Elevator Company (“Otis”), Carrier Corporation, UTC Fire & Security and UTC Power. From 2002 until 2008, Mr. Bousbib was President of Otis, and from 2000 until 2002, he served as its Chief Operating Officer. Prior to joining UTC, Mr. Bousbib was a partner at Booz Allen Hamilton, a global management and technology consulting firm.
Skills and Qualifications: In serving on our Board, Mr. Bousbib draws from his experience with managing large, sophisticated businesses, including oversight of extensive global operations, as well as strategic, finance, supply chain and IT matters. He plays a key role in the Board’s oversight of the Company’s supply chain, IT, international and finance matters, and provides insight into the development of corporate strategy.
Other U.S. Public Company Board Memberships in Past Five Years:
IQVIA Holdings Inc. (2016 to present)

The Home Depot 2024 Proxy Statement	19

JEFFERY H. BOYD
Director since: 2016 Age: 67 Committees: Nominating and Corporate Governance (Chair) Finance
Mr. Boyd served in a number of senior executive positions during his long and successful tenure at Booking Holdings Inc. (“Booking”), a leading provider of online travel and related services. His strategic leadership at Booking guided the company to grow from a loss in 2002 to a multi-billion dollar profitable business. He served as Chairman of the Board of Booking from June 2018 to June 2020, and from January 2017 to June 2018, he served as Booking’s Executive Chairman. Prior to January 2017, Mr. Boyd served in a number of roles of increasing responsibility at Booking, including most recently as its President and Chief Executive Officer from November 2002 until December 2013, Chairman from January 2013 to December 2016, and interim Chief Executive Officer and President during a portion of 2016. Mr. Boyd was Booking’s President and Co-Chief Executive Officer from August 2002 to November 2002; its Chief Operating Officer from November 2000 to August 2002; and its Executive Vice President, General Counsel and Secretary from January 2000 to October 2000. Prior to joining Booking, Mr. Boyd was Executive Vice President, General Counsel and Secretary of Oxford Health Plans, Inc.
Skills and Qualifications: Mr. Boyd brings to our Board extensive experience in global e-commerce, sales, and digital marketing, as well as proven leadership, corporate governance and strategic management skills. His e-commerce experience provides valuable insights into the continued execution and evolution of our interconnected retail strategy.
Other U.S. Public Company Board Memberships in Past Five Years:
CLEAR Secure, Inc. (2021 to present)
Oscar Health, Inc. (2021 to present)
Booking Holdings Inc. (2001 to 2021)

GREGORY D. BRENNEMAN
Director since: 2000 Age: 62 Lead Director
Mr. Brenneman, our Lead Director, serves as Executive Chairman of CCMP Capital Advisors, LP (“CCMP”), a private equity firm with over $3 billion under management, a position he has held since October 2016. Previously, he served as Chairman of CCMP from 2008 until October 2016 and as its President and Chief Executive Officer from February 2015 until October 2016. He is also Chairman and Chief Executive Officer of TurnWorks, Inc., a private equity firm focusing on corporate turnarounds, which he founded in 1994. Prior to joining CCMP, Mr. Brenneman led restructuring and turnaround efforts at Quiznos, Burger King Corporation, PwC Consulting, a division of PricewaterhouseCoopers (“PwC”), and Continental Airlines, Inc. that resulted in improved customer service, profitability, and financial returns.
Skills and Qualifications: As a successful business leader who has been involved in several well-known corporate spin-off and turnaround-driven transformations, Mr. Brenneman has an extensive background in general management of large organizations and expertise in accounting and corporate finance, retail, supply chain, marketing, and international matters. In addition, his directorships at other public companies provide him with broad experience on governance issues.
Other U.S. Public Company Board Memberships in Past Five Years:
Baker Hughes Company (2017 to present)
Ecovyst Inc. (formerly PQ Group Holdings Inc.) (2017 to 2022)
Hayward Holdings, Inc. (2021 to 2023)

20	The Home Depot 2024 Proxy Statement

J. FRANK BROWN
Director since: 2011 Age: 67 Audit Committee Financial Expert Committees: Audit (Chair) Finance
Mr. Brown currently serves as an advisor to General Atlantic LLC (“General Atlantic”), a global growth equity firm investing in innovative and technology-driven companies, where he served as Managing Director and Chief Risk Officer from 2020 until his retirement at the end of 2021. He served as Managing Director and Chief Operating Officer of General Atlantic from 2011 through 2019. From 2006 to 2011, Mr. Brown was Dean of INSEAD, an international business school with campuses in France, Singapore and Abu Dhabi. Before his appointment as Dean of INSEAD, he served as a member of its Board and as Chairman of its U.S. Council. Prior to his tenure at INSEAD, Mr. Brown spent 26 years at PwC, where he held a series of leadership roles, including head of its Assurance and Business Advisory Service, Transactions Services, and Corporate Development practices, and most recently the leader of its $3.5 billion Advisory Services operating unit. He also launched PwC’s Genesis Park, a leadership development program to train the next generation of global leaders within the firm. Mr. Brown is a trustee of The Asia Society and Bucknell University, and a member of the American Institute of Certified Public Accountants. He is also an author and frequent speaker on leadership.
Skills and Qualifications: Mr. Brown is a seasoned international business and academic leader whose strong technical expertise in financial and accounting matters qualifies him as an “audit committee financial expert” under SEC guidelines. In addition, his role at General Atlantic provided insight into real estate, human capital management, IT and cybersecurity, and e-commerce.
Other U.S. Public Company Board Memberships in Past Five Years:
None

EDWARD P. DECKER
Director since: 2022 Age: 61 Chair, President and CEO
Mr. Decker has served as our Chair since October 2022 and as our President and CEO since March 2022. Prior to assuming the role of CEO, he served as our President and COO from October 2020 through February 2022, where he was responsible for global store operations, global sourcing operations, global supply chain, outside sales and service, and real estate, as well as merchandising, marketing and online strategy. From August 2014 to October 2020, he served as Executive Vice President – Merchandising, where he was responsible for merchandising strategy, marketing, vendor management, and in-store environment. From October 2006 through July 2014, he served as Senior Vice President – Retail Finance, Pricing Analytics, and Assortment Planning. Mr. Decker joined The Home Depot in 2000 and held various strategic planning roles, including serving as Vice President – Strategic Business Development from November 2002 to April 2006 and Senior Vice President – Strategic Business and Asset Development from April 2006 to September 2006. Prior to joining the Company, Mr. Decker held various positions in strategic planning, business development, finance, and treasury at Kimberly-Clark Corp. and Scott Paper Co.
Skills and Qualifications: With over two decades of experience with the Company, Mr. Decker brings to our Board extensive retail experience and knowledge of our business, including leadership experience in retail operations, merchandising, marketing, e-commerce, supply chain, real estate, strategic business development, finance, vendor management, organizational development, and international matters.
Other U.S. Public Company Board Memberships in Past Five Years:
None

The Home Depot 2024 Proxy Statement	21

WAYNE M. HEWETT
Director since: 2014 Age: 59 Committees: Leadership Development and Compensation (Chair) Audit
Mr. Hewett is a seasoned executive leader who has worked across a number of industries. Since March 2018, he has served as a senior advisor to Permira, a global private equity firm. Since December 2019, he has also served as Chairman of Cambrex Corporation, a contract developer and manufacturer of active pharmaceutical ingredients; since January 2022, he has served as a director of Lytx Inc., a telematics company; and since October 2023 he has served as Chairman of Quotient Sciences, a drug development and manufacturing accelerator, all of which are Permira portfolio companies. In March 2023, he joined the board of managers of ASP Resins Holdings LP, a private company that produces adhesives and performance materials. From March 2018 to December 2021, he served as Chairman of DiversiTech Corporation, a manufacturer and supplier of HVAC equipment. From August 2015 to November 2017, Mr. Hewett served as Chief Executive Officer of Klöckner Pentaplast Group, a packaging supplier. From January 2010 to February 2015, he served as President, Chief Executive Officer and a member of the board of directors of Arysta LifeScience Corporation (“Arysta”), a privately-held crop protection and life science company. In February 2015, Arysta was acquired by Platform Specialty Products Corporation, a global producer of high technology specialty chemical products, where Mr. Hewett served as President until August 2015. Mr. Hewett’s career has also included over 20 years with General Electric Company (“GE”), including leadership roles in various GE business units and membership on GE’s Corporate Executive Council.
Skills and Qualifications: Mr. Hewett brings to our Board extensive experience in general management, finance, supply chain, operational, sustainability, and international matters. He has significant experience executing company-wide initiatives across large organizations, developing proprietary products, optimizing a supply chain, and using emerging technologies to provide new products and services to customers.
Other U.S. Public Company Board Memberships in Past Five Years:
United Parcel Service, Inc. (2020 to present)
Wells Fargo & Company (2019 to present)

22	The Home Depot 2024 Proxy Statement

MANUEL KADRE
Director since: 2018 Age: 58 Committees: Audit Finance
Mr. Kadre is Chairman and Chief Executive Officer of Kollective Auto Group (formerly known as MBB Auto Group), a premium luxury retail automotive group with a number of dealerships in the Northeast and Texas, a position he has held since 2012. Mr. Kadre also serves as Chairman of the Board of Republic Services, Inc., an industry leader in U.S. recycling and non-hazardous solid waste disposal. Prior to his current role, he was the Chief Executive Officer of Gold Coast Caribbean Importers, LLC from July 2009 until 2014. From 1995 until July 2009, Mr. Kadre served in various roles, including President, Vice President, General Counsel and Secretary, for CC1 Companies, Inc., a distributor of beverage products in markets throughout the Caribbean. Mr. Kadre also serves as Chair-Elect of the Board of Trustees of the University of Miami.
Skills and Qualifications: Mr. Kadre brings significant chief executive and senior management expertise to our Board, together with financial, strategic, environmental, and real estate experience. His service on other boards, including service as chairman and lead independent director of two public companies, enhances our Board’s capabilities in the areas of management oversight, corporate governance and board dynamics.
Other U.S. Public Company Board Memberships in Past Five Years:
NeueHealth, Inc. (formerly Bright Health Group, Inc.) (2021 to present)
Republic Services, Inc. (2014 to present)
Mednax, Inc. (2007 to 2022)

STEPHANIE C. LINNARTZ
Director since: 2018 Age: 56 Committees: Audit Leadership Development and Compensation
Ms. Linnartz served as the President, Chief Executive Officer and a member of the board of directors of Under Armour, Inc. (“Under Armour”), a leading sportswear company, from February 2023 through March 2024. From 2021 through February 2023, Ms. Linnartz served as the President of Marriott International, Inc. (“Marriott”), the world’s largest hospitality company with the travel industry’s largest customer-loyalty program, Marriott BonvoyTM, and some of the most iconic brands in travel, where she was responsible for developing and executing all aspects of the company’s global consumer strategy. She served as Group President, Consumer Operations, Technology & Emerging Businesses for Marriott from 2020 to 2021, and as Marriott’s Executive Vice President and Global Chief Commercial Officer from 2013 to 2019. Ms. Linnartz joined Marriott as a financial analyst in 1997, and held positions in operations, finance, revenue management, sales, distribution, technology and digital over the years. Under her leadership, Marriott launched a new premium home rental offering and expanded its consumer offerings to include travel categories beyond hotels. Prior to Marriott, Ms. Linnartz worked for the Hilton Hotels Corporation.
Skills and Qualifications: From role at Under Armour, Ms. Linnartz adds to the retail and executive leadership experience on our Board. In her role at Marriott, Ms. Linnartz was responsible for providing strategic leadership for all aspects of Marriott’s global strategy, giving her experience across a range of business functions, including brand management, sales (including e-commerce), loyalty strategies, customer engagement, technology, real estate development, and sustainability. Her experience, along with her strong financial background, enhances the Board’s oversight of our interconnected retail strategy and the investments we are making for our customer experience.
Other U.S. Public Company Board Memberships in Past Five Years:
Under Armour, Inc. (2023 to 2024)

The Home Depot 2024 Proxy Statement	23

PAULA SANTILLI
Director since: 2022 Age: 59 Committees: Nominating and Corporate Governance Finance
Paula Santilli has been the Chief Executive Officer, Latin America, for PepsiCo, Inc. (“PepsiCo”), a consumer products company, since 2019. Previously she served in various leadership positions at PepsiCo Mexico Foods, as President from 2017 to 2019, as Chief Operating Officer from 2016 to 2017, and as Vice President and General Manager from 2011 to 2016. Prior to joining PepsiCo Mexico Foods, she held a variety of roles, including leadership positions, with PepsiCo in Mexico and in the Latin America Southern Cone region comprising Argentina, Uruguay and Paraguay. Ms. Santilli joined PepsiCo in 2001 following PepsiCo’s acquisition of the Quaker Oats Company, where she held various roles of increasing responsibility from 1992 to 2001, including running the regional Quaker Foods and Gatorade businesses in Argentina, Chile and Uruguay.
Skills and Qualifications: Ms. Santilli brings extensive experience in oversight of retail, marketing, sustainability, and international operations, as well as the human capital management and compensation needs of a complex sales organization, from her time at PepsiCo, and she contributes to the general strategic management experience of the Board.
Other U.S. Public Company Board Memberships in Past Five Years:
None

CARYN SEIDMAN-BECKER
Director since: 2022 Age: 51 Committees: Leadership Development and Compensation Nominating and Corporate Governance
Caryn Seidman-Becker has served as the Chief Executive Officer of CLEAR Secure, Inc. (“CLEAR”), a secure identity platform operating in travel, healthcare, sports and entertainment, since she and a co-founder purchased and relaunched its predecessor, Alclear Holdings, LLC, in 2010, and she serves as the Chair of CLEAR’s board of directors. Prior to CLEAR, Ms. Seidman-Becker founded and was the managing partner of Arience Capital, an over $1 billion value-oriented asset management firm focused on investing in companies across a broad spectrum of industries, including consumer, technology, aerospace and defense and turnarounds. Prior to Arience Capital, she served as managing director at Iridian Asset Management, an investment advisor firm, and assistant vice president at Arnhold and S. Bleichroeder, an investment bank.
Skills and Qualifications: Ms. Seidman-Becker brings significant strategic management experience, operational insights and expertise on technology from her experience serving as Chair and Chief Executive Officer of CLEAR, as well as finance and financial management expertise from her leadership roles with asset management firms and her investment banking experience.
Other U.S. Public Company Board Memberships in Past Five Years:
CLEAR Secure, LLC (2021 to present)
Lemonade, Inc. (2020 to 2022)

WE RECOMMEND THAT YOU VOTE “FOR” THE ELECTION
OF EACH NOMINEE TO THE BOARD OF DIRECTORS.

24	The Home Depot 2024 Proxy Statement

RATIFICATION OF THE APPOINTMENT OF KPMG LLP
(ITEM 2 ON THE PROXY CARD)
The Audit Committee is directly responsible for the appointment, compensation, retention, evaluation and oversight of the Company’s independent registered public accounting firm. As part of this responsibility, the Audit Committee annually evaluates the independent registered public accounting firm’s qualifications, performance and independence and assesses whether to continue to retain the firm or select a different firm. The Audit Committee and its Chair are also involved in and approve the selection of the lead audit partner, who is limited to no more than five consecutive years in that role before the position must be rotated in accordance with SEC rules.
The Audit Committee has appointed KPMG to serve as the Company’s independent registered public accounting firm for Fiscal 2024. KPMG (or its predecessor firms) has served in that capacity for the Company since 1979. The Audit Committee and the Board believe that the continued retention of KPMG as the Company’s independent registered public accounting firm is in the best interests of the Company and its shareholders. Although we are not required to submit this matter to shareholders, the Board believes that it is a sound corporate governance practice to seek shareholder ratification of the appointment of KPMG. If shareholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment. Even if the appointment of KPMG is ratified by shareholders, the Audit Committee in its discretion may change the appointment at any time if it determines that such a change would be in the best interests of the Company.
One or more representatives of KPMG will be present at the Meeting. The representatives will have an opportunity to make a statement if they desire and will be available to respond to questions from shareholders.
WE RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF
KPMG LLP AS THE COMPANY’S FISCAL 2024 INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM.

The Home Depot 2024 Proxy Statement	25

AUDIT COMMITTEE REPORT
Each member of the Audit Committee is independent under SEC rules, the NYSE listing standards and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines. The Board has determined that Mr. Brown and Ms. Gooden are “audit committee financial experts,” as such term is defined in SEC rules.
The Audit Committee acts under a written charter, which sets forth its responsibilities and duties, as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee charter is available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Committee Members & Charters” and is also available in print at no charge upon request.
The Audit Committee has completed the following:
•Reviewed and discussed the audited consolidated financial statements with the Company’s management and discussed with KPMG LLP, independent registered public accounting firm for the Company, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 1301, Communications with Audit Committees;
•Received from KPMG the written communications required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s independence, discussed with KPMG its independence, and concluded that KPMG is independent from the Company and its management;
•After review and discussions with management and KPMG, recommended to the Board that the audited consolidated financial statements for the Company be included in the Company’s Annual Report on Form 10-K for Fiscal 2023 for filing with the SEC; and
•Reviewed and discussed the fees billed to the Company by KPMG for audit, audit-related, tax and all other services provided during Fiscal 2023, which are set forth below under “Independent Registered Public Accounting Firm’s Fees,” and determined that the provision of non-audit services is compatible with KPMG’s independence.
This report has been furnished by the current members of the Audit Committee:
•    J. Frank Brown, Chair
•    Ari Bousbib
•    Linda R. Gooden
•    Wayne M. Hewett
•    Manuel Kadre
•    Stephanie C. Linnartz

26	The Home Depot 2024 Proxy Statement

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

AUDIT AND OTHER FEES

The following table presents fees billed or expected to be billed for services rendered by KPMG during Fiscal 2023 and Fiscal 2022 (amounts in thousands):

	Fiscal 2023	Fiscal 2022
Audit Fees	$7,425	$7,335
Audit-Related Fees	$260	$250
Tax Fees	$45	$282
All Other Fees	$—	$—
Total Fees	$7,730	$7,867

Audit fees consist of fees for the annual audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K, the annual audit of the Company’s internal control over financial reporting, the quarterly reviews of the Company’s consolidated financial statements included in its Quarterly Reports on Form 10-Q, services related to other regulatory filings made with the SEC, comfort letters, and statutory audits of certain subsidiaries.
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of the consolidated financial statements but are not reported in the prior paragraph. These fees are also related to the Company’s employee benefit plan audits.
Tax fees for Fiscal 2023 consist of fees of $37,000 for tax compliance and preparation services and $8,000 for tax planning, advisory and consulting services. Tax fees for Fiscal 2022 consist of fees of $236,000 for tax compliance and preparation services and $46,000 for tax planning, advisory and consulting services.
PRE-APPROVAL POLICY AND PROCEDURES

The Audit Committee has adopted a policy regarding the retention of the independent registered public accounting firm that requires pre-approval of all services by the Audit Committee or by the Chair of the Audit Committee. Prior to the engagement of our independent registered public accounting firm, our Audit Committee pre-approves the above-described services by category of service and maximum amount of fees per category. During the year, circumstances may arise when it may become necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval or for services in excess of the originally pre-approved amount. In those instances, our Audit Committee requires that we obtain specific pre-approval for those services. If pre-approval is required between Audit Committee meetings, the Chair of the Audit Committee may pre-approve the services, provided that notice of such pre-approval is given to the other members of the Audit Committee and presented to the full Audit Committee at its next regularly scheduled meeting.

The Home Depot 2024 Proxy Statement	27

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (“SAY-ON-PAY”) (ITEM 3 ON THE PROXY CARD)
In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and Section 14A of the Exchange Act, the Company provides its shareholders with the opportunity each year to vote to approve, on an advisory basis, the compensation of our named executive officers. The Company recommends that you vote “for” the approval of the compensation of our NEOs as described in this Proxy Statement. Accordingly, you may vote on the following resolution at the Meeting:
RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Company’s Proxy Statement for the 2024 Annual Meeting of Shareholders.
As described in the Compensation Discussion and Analysis beginning on page 43 and our “Fiscal 2023 Executive Compensation Report Card” on page 45, the Company’s compensation philosophy is to align executive pay with Company performance. We believe that this alignment motivates our executives to achieve our key financial and strategic goals, creating long-term shareholder value.
Our executive compensation program links pay to performance and reflects best practices as follows:
✓    Approximately 91% of the Fiscal 2023 target compensation for our CEO and approximately 80% of the Fiscal 2023 target compensation for our other NEOs employed at the end of Fiscal 2023 was variable and paid based upon attainment of our pre-determined corporate performance objectives or the performance of our common stock.
✓    For Fiscal 2023, approximately 72% of our CEO’s target compensation, and approximately 59% of the target compensation of our other NEOs employed at the end of Fiscal 2023, was equity-based and paid in a mix of performance shares, performance-based restricted stock, and options.
✓    Our NEOs do not receive tax reimbursements (also known as “gross-ups”), supplemental executive retirement plans, defined benefit pension plans, guaranteed salary increases or guaranteed bonuses and have limited perquisites.
✓    We employ a number of mechanisms to mitigate the chance of our compensation programs encouraging excessive risk taking, including an annual review and risk assessment of all elements of compensation by the LDC Committee, an executive compensation clawback policy, stock ownership guidelines, and an anti-hedging policy.
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any NEO and will not be binding on or overrule any decisions by the LDC Committee or the Board. Because we value our shareholders’ views, however, the LDC Committee and the Board will consider the results of this advisory vote when formulating future executive compensation policy. As noted on page 50 in the Compensation Discussion and Analysis, the LDC Committee considered the result of last year’s vote, in which approximately 95% of the shares voted were voted in support of the compensation of the Company’s NEOs. Your advisory vote serves as an additional tool to guide the LDC Committee and the Board in continuing to align the Company’s executive compensation program with the interests of the Company and its shareholders and is consistent with our commitment to high standards of corporate governance.
This vote is not intended to express a view on any specific element of compensation, but rather on the overall NEO compensation program and philosophy as described in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure as set forth below under “Executive Compensation.” We encourage you to carefully review these disclosures and to indicate your support for the NEO compensation program.
WE RECOMMEND THAT YOU VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR
NAMED EXECUTIVE OFFICERS AS PRESENTED IN THIS PROXY STATEMENT.

28	The Home Depot 2024 Proxy Statement

SHAREHOLDER PROPOSAL REGARDING DISCLOSURE OF DIRECTOR DONATIONS (ITEM 4 ON THE PROXY CARD)
National Legal and Policy Center, located at 107 Park Washington Court, Falls Church, Virginia 22046, has been the beneficial owner of at least $2,000 in shares of the Company’s common stock for at least three years prior to submission of its proposal and has notified the Company of its intention to present the following proposal at the Meeting. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.
Request for the Board to Adopt a Policy for Director Transparency
WHEREAS: Viewpoint disagreements around the world have intensified, and businesses are caught in the middle. While shareholders should expect corporate engagement over matters that affect operations and viability – like taxation and regulation – many companies get involved in contentious matters unrelated to those companies’ core businesses and are off-putting to many customers, often damaging their brands and reputations.
SUPPORTING STATEMENT: Corporate support of potentially controversial stances, especially on social and cultural issues, can damage relationships with customers, employees, and investors, and present material risks to companies' reputation and sustainability. For example:
■Consumers boycotted Bud Light following advertising efforts featuring transgender influencer Dylan Mulvaney. The backlash resulted in the brand losing its status as the best-selling beer in the United States.1 Parent company Anheuser-Busch InBev lost 28 percent in pre-tax profit during the second quarter of 2023, and the situation worsened in Q3, resulting in another 29 percent drop in adjusted U.S. earnings.2
■Target Corporation highlighted its sale of sexually and socially charged children's products and huge corporate donations to deeply partisan organizations whose goals are antithetical to Target's core customers. The resultant backlash lost the company $10 billion in market value over ten days.3 Its quarterly sales fell for the first time in six years,4 despite increased consumer spending during that period.5
The Home Depot, Inc. (“Company”) is not exempt. It donated $1 million6 to a group7 supporting lenient criminal justice policies following the death of George Floyd, policies that have destroyed many U.S. inner cities. Unsurprisingly, the Company has suffered a crime epidemic at its stores, affecting its bottom line.8
Corporate underperformance can be avoided if directors exercise greater risk oversight objectively. Home Depot reported in its 2023 proxy statement,9 “We also have Board-level oversight of political speech on behalf of the Company.” However, shareholders are uninformed about Board members’ ideological and political views. Greater transparency is needed to allow shareholders to know whether our Board suffers partisan capture and therefore the group-think and ideological blinders that have cost some companies dearly in recent years.
RESOLVED: Shareholders request the Board adopt as policy, and amend the governing documents as necessary, to require that director nominees furnish the Company, in sufficient time before publication of the annual proxy statement, information about their political and partisan giving. The information would be most valuable if it contained:
1 https://www.theguardian.com/business/2023/jun/14/bud-light-loses-top-us-beer-spot-after-promotion-with-transgender-influencer
2 https://www.cnn.com/2023/10/31/investing/bud-light-anheuser-busch-earnings/index.htmI
3 https://nypost.com/2023/05/28/target-loses-10b-foIlowing-boycott-calls-over-lgbtq-friendly-clothing/
4 https://www.cnn.com/2023/08/16/investing/target-stock-earnings/index.htmI
5 https://www.reuters.com/markets/us/us-consumer-spending-july-surges-weekly-jobless-claims-fall-2023-08-31/
6 https://amgreatness.com/2023/11/01/coca-cola-and-delta-wouldnt-shut-up-about-george-floyd-on-hamas-crickets/
7 https://www.lawyerscommittee.org/project/criminal-justice-project/
8 https://finance.yahoo.com/news/were-investing-more-security-guards-133000754.html
9 https://ir.homedepot.corn/~/media/Files/H/HomeDepot-IR/2023/Proxy-AGM/2023%20Proxy%20Statement.pdf

The Home Depot 2024 Proxy Statement	29

■a list of his or her donations to federal and state political candidates, and to political action committees, in amounts that exceed $999 per year, for the preceding 10 years;
■a list of his or her donations to nonprofit (under all IRS categories) and charitable organizations, in amounts that exceed $1,999 per year, for the preceding five years.
Information that nominees provide to the Company shall be made conveniently available to shareholders and the public at the time the annual proxy statement is issued.

30	The Home Depot 2024 Proxy Statement

RESPONSE TO PROPOSAL REGARDING DISCLOSURE OF DIRECTOR DONATIONS
The Board recommends that you vote against this shareholder proposal. The Company already has structures in place to manage speech on behalf of the Company and address the risks raised by the proponent. In fact, we believe the disclosure the proponent seeks would only increase the risks the proponent raises by creating confusion that insights about the Company’s business decisions and contributions can be drawn from the private political and charitable donations made by individual directors. Company reporting on directors’ individual giving might also suggest that the Company does or should somehow exercise oversight of those individuals’ private giving. The individual political and charitable donation decisions made by our directors, however, do not reflect the position of the Company and have no bearing on the directors’ exercise of their fiduciary obligations to act in the best interests of the Company and its shareholders. Furthermore, we believe that requiring directors to disclose their private giving, which is wholly unrelated to the Company, in this manner could ultimately discourage qualified candidates from Board service.
Our longstanding commitment to strong corporate governance includes policies and procedures that address who can speak on behalf of the Company, as well as oversight of corporate speech. We maintain our Political Activity Policy, available on our Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Overview,” which sets forth the standards for participation in the political process by the Company and its associates. With respect to political speech, the Political Activity Policy specifically states that political communications, lobbying activities, grassroots lobbying communications, and other communications with government officials made on behalf of the Company may only be made or conducted by the Company’s Government Relations department. Furthermore, our Political Activity Policy specifically states that any Company political contributions will also be made to promote the interests of the Company and without regard to the private political preferences of executives or directors. We also have policies related to communications with investors and the media that specifically require any statements or inquiries to be handled through our Investor Relations or Public Relations departments and that only an authorized Company spokesperson can speak on behalf of the Company. Our policies include governance of our utilization of social media as well. To complement these policies, we have a thoughtful process for determining if an authorized Company spokesperson should speak on a particular issue, which includes a risk analysis, careful deliberation, assessment of business impact, and consideration of alignment with our core values.
As the proponent notes, we also have Board-level oversight of political speech on behalf of the Company. Our NCG Committee oversees our political activity, including an annual review of the Political Activity Policy, and receives regular reports on our political activity. The NCG Committee as a whole is responsible for exercising this oversight – individual directors are not empowered to make giving decisions on behalf of the Company. Our management team has also discussed with the NCG Committee the considerations used by management in deciding whether the Company should make a statement on political or social issues.
Finally, much of the information requested on the directors’ political contributions is already available on the Federal Election Commission’s website, providing transparency into the directors’ private political giving. As for charitable contributions, Giving Back is one of our core values, and we do not believe that it is appropriate to discourage directors from giving back to their communities by forcing them to disclose those donations.
We believe that the Company’s current policies, procedures and oversight provide sufficient processes and protections to effectively manage the risks presented by the proposal and that the disclosure requested by the proposal would only exacerbate such risks by forcing disclosure of information that is not relevant to the conduct of our business or the fiduciary duties of our directors.
WE RECOMMEND THAT YOU VOTE “AGAINST” THE
ADOPTION OF THIS SHAREHOLDER PROPOSAL.

The Home Depot 2024 Proxy Statement	31

SHAREHOLDER PROPOSAL REGARDING POLITICAL CONTRIBUTIONS CONGRUENCY ANALYSIS (ITEM 5 ON THE PROXY CARD)
Tara Health Foundation, located at 47 Kearney Street, San Francisco, California 94108, has been the beneficial owner of at least $2,000 in shares of the Company’s common stock for at least three years prior to submission of its proposal and has notified the Company of its intention to present the following proposal at the Meeting. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.
Political Expenditures Misalignment with Company Values
WHEREAS: Public data collected by OpenSecrets.org show that Home Depot and its PAC rank in the top 0.5% of political donors.1
As long-term shareholders of Home Depot, we support transparency and accountability in corporate electoral spending. Informed disclosure is in the best interest of the company and its shareholders. As the Supreme Court recognized in its 2010 Citizens United decision, such transparency “permits citizens and shareholders to react to the speech of corporate entities in a proper way” and “enables the electorate to make informed decisions and give proper weight to different speakers and messages.”
Greater political spending transparency is associated with increased investment levels, both domestic and foreign, and decreased investment volatility.2 Increased institutional investment, increased analyst following, and decreased analyst forecast error and forecast dispersion are all positively correlated with greater political spending transparency.3
Conversely, the American Bar Association has noted that political donations to candidates that do not fully align with a company’s stated values and commitments are likely to create risks to the company, including difficulties in recruiting and retaining talented employees, shareholder dissatisfaction, and public backlash and boycotts.4
Home Depot publicly discloses a policy on corporate political spending and its direct contributions to candidates, parties, and committees. However, we believe this is deficient because Home Depot does not disclose information regarding misalignment between its political spending and the company’s publicly stated values and vision as articulated in its latest ESG Report.5 Investors are unable to determine if Home Depot is directing its political expenditures in a way that is consistent with company values and interests and mitigates reputation risk.
To minimize values misalignment and reputation and brand risk, Home Depot should establish clear policies and reporting on such misalignment.
RESOLVED: Shareholders request that Home Depot annually report, at reasonable expense, on its political and electioneering expenditures, identifying and analyzing any trends indicating incongruence between expenditures and publicly stated company values and policies; and stating whether the identified incongruencies have or will lead to a change in future expenditures or contributions.
SUPPORTING STATEMENT: Proponents recommend, at management discretion, that Home Depot include in its analysis metrics that illuminate the degree to which political contributions align with stated values and policy priorities year over year, and present such metrics in the aggregate. Proponents further recommend that the report also contain management’s analysis of risks to our company’s brand, reputation, or shareholder value of political spending, including expenditures for electioneering communications, that conflict with publicly stated company values. “Expenditures for electioneering communications” means spending, from the corporate treasury and from its PACs, during the year, directly or through third parties, in printed, internet, or broadcast communications, which are reasonably susceptible to interpretation as being in support of or in opposition to a specific candidate.
1 https://www.opensecrets.org/orgs/home-depot/summary?id=D000000419
2 https://doi.org/10.1016/j.jcorpfin.2018.08.014
3 https://www.sciencedirect.com/science/article/abs/pii/S0929119918301135
4 https://tinyurl.com/zc2wr3ju
5 https://corporate.homedepot.com/sites/default/files/2022-08/2022_ESG_Report_FINAL_0.pdf

32	The Home Depot 2024 Proxy Statement

RESPONSE TO PROPOSAL REGARDING POLITICAL CONTRIBUTIONS CONGRUENCY ANALYSIS
The Board recommends that you vote against this shareholder proposal. As the world’s largest home improvement retailer, we recognize that laws at the federal, state and local level impact our business, and we believe that it is important for us to participate in the political process in a bipartisan manner to support policies that further our business priorities and create shareholder value. We believe that this proposal is aimed not at more transparency, but instead at diverting the Company’s focus from core business priorities to issues on which we do not have expertise and that are not central to our business, with the practical impact, whether intended or not, of limiting our bipartisan participation. We are committed to complying with all laws governing our participation in the political process and conducting our activities in a transparent manner. As part of our investor engagement efforts, we have also sought out input from our shareholders on our disclosures and have made several changes in recent years to enhance our transparency and disclosure. We believe that our current practices and continued enhancements, as described below, provide transparency and accountability with respect to our political spending and the governance and oversight of that spending. Following the continued enhancements to our Political Activity Policy and our disclosures in recent years, we were elevated to the First Tier of the CPA-Zicklin Index of Corporate Political Disclosure and Accountability, which seeks to measure electoral spending transparency and accountability among the largest public corporations in the U.S.
Our Political Activity Policy, available on our Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Overview,” sets forth the standards for participation in the political process by the Company and its associates. The Political Activity Policy, which we updated most recently in 2023, contains a link to an advocacy and political activity report, which is also available on the ESG Investor page of our website at https://ir.homedepot.com/esg-investors. The report includes a list of the Company’s political contributions for the past fiscal year. The report also provides the aggregate dues paid by the Company in the last fiscal year to trade associations that engage in lobbying activities and to issue coalitions, including the total amount spent on lobbying activities, as well as a list of any of these organizations to which the Company made payments of $5,000 or more in the prior calendar year. In 2022, we enhanced this report by adding disclosure regarding the Company’s support of ballot initiatives and nonprofits organized under Section 501(c)(4) of the Internal Revenue Code. We make several prior years of our reports on corporate political contributions and trade association payments available on our website to provide historical context. Collectively, we believe this information provides transparency about the Company’s political contributions and trade association activities.
The Political Activity Policy also provides a review process for the Company’s political expenditures, addressing both corporate political contributions and electioneering activity. As part of that process, the NCG Committee conducts an annual review of the Company’s political contributions and payments to trade associations that engage in lobbying activities. Our NCG Committee charter discusses the NCG Committee’s oversight of political activity, including a requirement that the NCG Committee conduct an annual review of the Political Activity Policy. With respect to electioneering, the Policy provides that the NCG Committee must approve in advance any public advertisement directly or indirectly paid for by the Company that expressly advocates the election or defeat of a candidate in which the Company is identified specifically as an advocate of such election or defeat. To date, the Company has not made any expenditure for such electioneering communications and has no present plans to make any such expenditures. In addition to these specific approval processes, the NCG Committee also receives regular updates regarding the Company’s political activity and advocacy efforts and how those efforts support our business and our core values.
In addition, in response to feedback received from our shareholders, we have added more detailed discussion of our government relations and political activity in our annual ESG Report (available on our website at https://corporate.homedepot.com/responsibility). This enhanced disclosure specifically addresses oversight of our political activity, our top priorities in determining where to focus our advocacy, and how the employee-funded political action committee sponsored by the Company (the “PAC”) functions and assesses potential recipients of PAC contributions. In addition, information about the PAC is available through the Federal Election Commission’s website at http://www.fec.gov. We also created a new page on our website to provide additional information on political engagement at The Home Depot, available at https://corporate.homedepot.com under “Responsibility > Political Engagement.”

The Home Depot 2024 Proxy Statement	33

As discussed in the Political Activity Policy and our ESG Report, our Government Relations Department, led by a vice president who reports to our General Counsel, manages our political activity. The Government Relations team carefully analyzes our engagement activities, trade association partnerships, and political contributions, guided by our top priorities and our eight core values. As noted in our ESG Report and the Political Activity Policy, our political donations are made to promote the interests of the Company, not based on the private political preferences of our executives or directors. In Fiscal 2023, we also revised the Political Activity Policy to provide more information about alignment with the positions taken by candidates and elected officials. As noted in the Political Activity Policy and our annual advocacy and political activity report, we may not agree with every position taken by a candidate, elected official, or trade association we support, and a contribution to any individual or organization should not be taken to mean agreement with every position taken by that individual or group. However, we use several business-focused criteria and our core values to make decisions that will allow us to have a seat at the table to engage, both on the issues on which we align and those on which we disagree, to support our business, associates and communities.
Our ESG Report also discusses the PAC, whose finances, governance and communications are governed by a PAC Board. The PAC Board is chaired by our Vice President of Government Relations and External Communications and is composed of leaders who represent each functional area of the business and each field division to ensure a wide range of experiences and perspectives. Our PAC supports candidates on both sides of the aisle who champion pro-business, pro-retail positions that stimulate economic growth. The PAC Board also re-evaluates support on an ongoing basis to ensure alignment with our values.
We also encourage our associates to get involved in the political process and make their individual voices heard. We help our associates engage in democracy through company-wide get-out-the-vote campaigns that encourage associates to register to vote. We also maintain an internal website to provide our associates with resources on voter registration, polling locations and candidate information to make it easier for them to engage in our democratic process.
We believe that participating in the political process in a bipartisan and transparent manner, together with our encouragement of our associates to participate in the political process to address their own diverse interests and priorities, both enhances shareholder value and promotes good corporate citizenship. We also believe that the reporting requested by the proposal will divert us from our focus on core business priorities.
WE RECOMMEND THAT YOU VOTE “AGAINST” THE
ADOPTION OF THIS SHAREHOLDER PROPOSAL.

34	The Home Depot 2024 Proxy Statement

SHAREHOLDER PROPOSAL REGARDING CORPORATE GIVING REPORT (ITEM 6 ON THE PROXY CARD)
The National Center for Public Policy Research, located at 2005 Massachusetts Ave. NW, Washington, DC 20036, has been the beneficial owner of at least $2,000 in shares of the Company’s common stock for at least three years prior to submission of its proposal and has notified the Company of its intention to present the following proposal at the Meeting. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.
Corporate Giving Report
Whereas: Corporate contributions should enhance the image of our Company in the eyes of the public. Increased disclosure of these contributions would serve to create greater goodwill for our Company. It would also allow the public to better voice its opinions on our corporate giving strategy. Inevitably, some organizations might be viewed more favorably than others. This could be useful in guiding our Company’s public policy and philanthropic decision making in the future. Corporate giving should ultimately enhance shareholder value in line with the Company’s fiduciary duty.
Resolved: The Proponent requests that the Board of Directors list on the Company website any recipient of material donations from the company, excluding employee matching gifts. Optimally, this list would include recipients of $5,000 or more, or would include an explanation of why the relevant donations are not material to the company but still appropriate for the company to undertake.
Supporting statement: The Company’s record of revealed corporate giving raises concerns that it is undertaking or may undertake corporate giving that endangers the Company’s market position and share price.
In the wake of rioting in the summer of 2020, the Company contributed $1 million to the Lawyers Committee for Civil Rights Under Law, an organization that opposes cash bail and other sensible public-safety measures.1 In the wake of that donation and the adoption of such radical policies, Home Depot and other businesses have faced a massive increase in shoplifting and violent criminal behavior that puts its business and workers at significant risk.2
Likewise, it has partnered with the HRC’s “Welcoming Schools Program,” which works to sow gender confusing amongst primary-school age children, especially the most vulnerable.3
These donations and partnerships create concern that the Company is using shareholder assets for charitable activity that threatens Company profitability and public safety. Shareholders thus need to know about all of the Company’s material contributions, to determine whether they foster financial and reputational harm.
Recent events have made clear that company bottom-lines, and therefore value to shareholders, drop when companies engage in overtly political and divisive partnerships. Following Bud Light’s embrace of partisanship, its revenue fell $395 million in North America when compared to the same time a year ago.4 This amounts to roughly 10 percent of its revenue in the months following its leap into contentious politics.5 Target Corporation’s market cap fell over $15 billion amid backlash for similar actions.6 And Disney stock fell 44 percent in 2022 – its worst performance in nearly 50 years – amid its decision to put extreme partisan agendas ahead of parents’ rights.7
1 https://corporate.homedepot.com/news/diversity-equity-inclusion/message-craig-menear-racial-equality-justice-all; https://www.lawyerscommittee.org/project/criminal-justice-project/
2 https://www.zerohedge.com/markets/home-depot-ceo-warns-theft-tsunami-big-problem
3 https://welcomingschools.org/
4 https://www.cnn.com/2023/08/03/business/anheuser-busch-revenue-bud-light-intl-hnk/index.html;
5 https://www.theguardian.com/business/2023/aug/03/bud-light-revenue-sales-anheuser-busch
6 https://www.foxbusiness.com/media/target-market-cap-losses-hit-15-7-billion-share-near-52-week-low-amid-woke-backlash; https://nypost.com/2023/05/23/target-to-remove-some-lgbtq-merchandise-after-facing-customer-backlash/?dicbo=v2-x4CMNWo
7 https://www.washingtonexaminer.com/policy/economy/disney-has-lost-50-billion-in-value-since-war-with-florida-began; https://www.hollywoodreporter.com/business/business-news/disney-stock-2022-1235289239/;
https://markets.businessinsider.com/news/stocks/disney-stock-price-decline-bob-iger-pandemic-inflation-recession-streaming-2022-12; https://www.foxnews.com/media/disneys-decline-shows-woke-focus-alienating-fans-wsj-column

The Home Depot 2024 Proxy Statement	35

RESPONSE TO PROPOSAL REGARDING CORPORATE GIVING REPORT
The Board recommends that you vote against this shareholder proposal. The Company already has structures in place to manage speech on behalf of the Company and address the risks raised by the proponent. Furthermore, we do not believe that this proposal will enhance the effectiveness of these existing structures or our risk management.
One of our core values is Giving Back, and we accomplish this by supporting the communities in which we do business. The majority of the Company’s charitable giving is accomplished through The Home Depot Foundation, a non-profit organization established in 2002 to further our community-building goals. The Foundation works to improve the homes and lives of U.S. veterans, train skilled tradespeople to fill the labor gap, and support communities impacted by natural disasters. A description of the Foundation’s charitable giving efforts is available on our corporate website, https://corporate.homedepot.com, under “Foundation”. On an annual basis, the Foundation reports the recipients of its grants to the Internal Revenue Service on Form 990. The Foundation’s Form 990 filings are available online on the Internal Revenue Service website, and the Foundation will also provide a hard copy upon request.
In addition to the Foundation’s work, the Company also gives back to our communities through several longstanding partnerships and programs, such as our Retool Your School grant program, which makes grants for campus improvements and other programs at historically black colleges and universities (HBCUs). The Company’s associate volunteer force, Team Depot, provides hands-on project support to further the Foundation’s mission and impact. The Company also periodically makes one-time monetary donations to various non-profits serving our communities. Those partnerships and contributions are discussed in our annual ESG Report, as well as on our corporate website, corporate.homedepot.com. From time to time, gifts are also made to charitable organizations at the individual store level to support the communities of which they are a part.
We believe that living our core value of Giving Back by supporting the communities we serve is not only the right thing to do; it also strengthens our reputation and supports our business. The Company’s current disclosures provide a fulsome picture of the Company’s philanthropy. The proposal will create unnecessary expense and administrative burdens without adding meaningfully to the disclosure currently provided by the Company.
WE RECOMMEND THAT YOU VOTE “AGAINST” THE
ADOPTION OF THIS SHAREHOLDER PROPOSAL.

36	The Home Depot 2024 Proxy Statement

SHAREHOLDER PROPOSAL REGARDING REPORT ON RESPECTING WORKFORCE CIVIL LIBERTIES (ITEM 7 ON THE PROXY CARD)
The American Family Association, represented by Bowyer Research, located at 6300 Smithfield Street, McKeesport, PA 15135, has been the beneficial owner of at least $25,000 in shares of the Company’s common stock for at least one year prior to submission of its proposal and has notified the Company of its intention to present the following proposal at the Meeting. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.
Report on Respecting Workforce Civil Liberties
Supporting Statement:
The Home Depot is one of the largest companies in the United States and employs over 490,000 people. As a major employer, The Home Depot should respect the free speech and religious freedom of its employees. The Home Depot is legally required to comply with many laws prohibiting discrimination against employees on a variety of factors, including religion and sometimes political affiliation.
Respecting diverse views also allows The Home Depot to attract the most qualified talent, promote a healthy and innovative business culture, serve its diverse customer base, and contribute to a healthy economic market and marketplace of ideas.
Despite this, the 1792 Exchange’s 2023 report8 notes that The Home Depot does not provide its employees with protection against viewpoint discrimination. While the Company expressly condemns9 and prohibits discrimination based on a variety of characteristics, including “race, color, sex (gender), sexual orientation, gender identity or expression, age, religion” and others, it maintains no such protection against employees of diverse political beliefs.
Many companies also alienate their own employees by taking divisive stances on political issues. For example, many companies have adopted radical stances and policies on sex reassignment surgery, termed “gender-affirming care.” The Home Depot is one such example—the Company has pledged10 coverage for “medically necessary transition-related care” for its employees and their children. The 2023 Viewpoint Diversity Index11 also found that 78% of scored companies discriminate against religious nonprofits in their charitable giving and 63% give money to legislation that undermines fundamental First Amendment freedoms. According to the Freedom at Work survey, 60% of employees were concerned that their company would punish them for expressing their religious or political views at work, and 54% said they feared the same for sharing these views even on their private social media accounts.12 Once again, such concerns become relevant in the case of Home Depot. The Company’s gift matching policy13 expressly excludes religious groups; while a donation to an atheist 501(c)(3) would be eligible under said policy, a donation to a church or mosque would not.
Companies may also face additional legal liability for DE&I programs that make distinctions based on race or that discriminate based on religious practices, per the recent Supreme Court decisions in Students for Fair Admission v. Harvard and Groff v DeJoy. In light of these risks, the Company must take immediate steps to assess potential shortcomings and act to remedy these concerns.
Resolved: Shareholders request the Board of Directors conduct an evaluation and issue a civil rights and non-discrimination report within the next year, at reasonable cost and excluding proprietary information and disclosure of anything that would constitute an admission of pending litigation, evaluating how The Home Depot’s policies and practices impact employees and prospective employees based on their religion (including religious views) or political views, and the risks those impacts present to The Home Depot’s business.
8https://1792exchange.com/company/home-depot/
9 https://ir.homedepot.com/~/media/Files/H/HomeDepot-IR/2022/BCCE_Eng_logos_Mar2022.pdf
10 https://www.hrc.org/resources/buyers-guide/home-depot-inc.-the-2
11 https://www.viewpointdiversityscore.org/
12 https://www.viewpointdiversityscore.org/polling
13 https://forms.matchinggifts.com/HomeDepotMatchingGifts.pdf

The Home Depot 2024 Proxy Statement	37

RESPONSE TO PROPOSAL REGARDING REPORT ON RESPECTING WORKFORCE CIVIL LIBERTIES
The Board recommends that you vote against this shareholder proposal. Contrary to the proponent’s claims, The Home Depot does not tolerate discrimination or harassment of any kind. Respect for All People and Taking Care of Our People are core values that guide us every day. We believe that having a diverse, equitable and inclusive Company is key to our success. Consistent with that value, we believe that both the Company and its shareholders benefit from supporting a culture where all of our associates are valued and respected and feel a sense of belonging, so that they can provide the customer experience that supports our business and the communities we serve.
Our Business Code of Conduct and Ethics provides that the Company will not discriminate against any associate with regard to any basis prohibited by law, including religion or creed, and we will not tolerate harassment in our workplace. Under our Open Door Policy, we encourage associates to engage with their immediate supervisors, other managers, Human Resources partners, our Corporate Compliance team, or corporate officers at any time to voice concerns, discuss problems, and make observations and suggestions about workplace issues. Associates can also report concerns to our associate AwareLine, a 24-hour hotline, either by phone or online, with the option to remain anonymous if they prefer. Our Business Code of Conduct and Ethics is available on our corporate website at https://corporate.homedepot.com under “Corporate Governance > Overview”.
Our Political Activity Policy, available on our Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Overview,” sets forth the standards for participation in the political process by the Company and its associates. Among other things, the Political Activity Policy specifically states that neither participation in the Home Depot PAC nor personal political affiliation will have an effect on one's employment with the Company and that Company political contributions are made to promote the interests of the Company and without regard to the private political preferences of executives or directors.
Our Board also provides oversight of our efforts to build an inclusive workplace where all associates feel empowered to engage authentically at work. Our LDC Committee is tasked with assisting the Board in its oversight of management’s strategies, policies, and practices relating to the Company’s people and teams, including with respect to diversity, equity, and inclusion, culture, employee engagement, talent recruitment, development, and retention. The LDC Committee receives regular reports from management on these topics. In addition, our NCG Committee provides oversight of political activity, including an annual review of the Political Activity Policy as well as regular updates regarding the Company’s political activity and advocacy efforts and how those efforts support our business and our core values.
Furthermore, transparent disclosure addressing how the Company supports a diverse, equitable and inclusive workplace and complies with the Business Code of Conduct and Ethics and the Political Activity Policy, as well as how the Board oversees all of these matters, is provided in the Company’s annual ESG Report, available on our website at https://corporate.homedepot.com/responsibility.
The Home Depot already addresses the objective of the proposal, working to ensure our workplace is one where all associates and customers feel respected through our initiatives to support an inclusive workplace, transparent reporting, and active Board oversight of our human capital management strategies, all of which are powered by our core values of Respect for All People and Taking Care of Our People. Therefore, we believe that the evaluation and report requested by this proposal are unnecessary and not in the best interests of shareholders.
WE RECOMMEND THAT YOU VOTE “AGAINST” THE
ADOPTION OF THIS SHAREHOLDER PROPOSAL.

38	The Home Depot 2024 Proxy Statement

SHAREHOLDER PROPOSAL REGARDING BIODIVERSITY IMPACT AND DEPENDENCE ASSESSMENT (ITEM 8 ON THE PROXY CARD)
Domini Impact Equity Fund, located at 180 Maiden Lane, Suite 1302, New York, NY 10038, has been the beneficial owner of at least $25,000 in shares of the Company’s common stock for at one year prior to submission of its proposal and has notified the Company of its intention to present the following proposal at the Meeting. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.
WHEREAS: Nature and biodiversity are systemically important to climate, livelihoods, Indigenous Peoples’ rights, and thriving economies. The World Economic Forum ranks biodiversity loss and ecosystem collapse among the four most severe global risks,1 and the World Bank estimates the collapse of ecosystem services could result in an annual global GDP decline of $2.7 trillion.2 While the World Economic Forum estimates that over half of the world’s GDP is moderately or highly dependent on nature and its services, all of the world’s GDP is dependent on nature to some extent.3
Home Depot is the world’s largest home improvement retailer, and its business is exposed to biodiversity and nature risks. Its global sourcing operations, in particular its wood and timber sourcing, may be linked to illegal logging,4 and contribute to deforestation, degradation and conversion of forests, or negative impacts on Indigenous Peoples or environmental human rights defenders. Retail products such as gardening, cleaning chemicals, and paints, and their associated plastic packaging and waste, create risks of land use change or water and air pollution that can contribute to biodiversity loss. Meanwhile, Home Depot faces an important opportunity to promote sustainable consumption and reduce consumers’ negative impacts on nature, which it acknowledges to some degree.5 Improving the sustainability of products may result in higher sales margins,6 and demonstrate responsiveness to increasing consumer demands.
In 2022, the Kunming-Montreal Global Biodiversity Framework was adopted to halt and reverse nature loss by 2030. Along with other climate and nature commitments, it will prompt further governmental action and heighten expectations for corporate disclosures on nature.7 The Taskforce on Nature-related Financial Disclosures (TNFD), created with investor and company input, provides a framework to assess and report on nature-related impacts, dependencies, risks, and opportunities.8
While Home Depot has initiatives on circularity, responsible sourcing, and consumer engagement,9 it lacks an overarching biodiversity strategy or assessment process. A biodiversity assessment to evaluate the biodiversity impacts, dependencies, risks, and opportunities of upstream and downstream business, would help Home Depot to prioritize efforts and identify strategic opportunities. It could also inform work to leverage the climate and nature nexus, focus engagement with suppliers, and deploy differentiated consumer engagement strategies to halt and reverse nature loss. This would help establish long-term business resilience, mitigate supply chain disruption and volatility, and support sustainable consumer practices. In the absence of such information, investors are unable to evaluate the magnitude of its exposure to systemic biodiversity risk or whether its management systems are sufficient.
RESOLVED: Shareholders request that Home Depot conduct and disclose a biodiversity impact and dependency assessment, including the full value chain and use of sold products, to inform its strategy to prevent negative impacts on biodiversity.
SUPPORTING STATEMENT: Shareholders recommend, at Board discretion, that the report is aligned with standards, such as the Taskforce on Nature-related Financial Disclosure framework, and includes information on governance, strategy, risk and impact management, and metrics and targets.
1 https://www3.weforum.org/docs/WEF_Global_Risks_Report_2023.pdf
2 https://www.worldbank.org/en/news/press-release/2021/07/01/protecting-nature-could-avert-global-economic-losses-of-usd2-7-trillion-per-year
3 https://www.weforum.org/press/2020/01/half-of-world-s-gdp-moderately-or-highly-dependent-on-nature-says-new-report/
4 https://us.eia.org/wp-content/uploads/2023/11/EIA_US_Dictators_Door.pdf
5 https://ecoactions.homedepot.com/our-commitment/
6 https://www.mckinsey.com/capabilities/strategy-and-corporate-finance/our-insights/the-triple-play-growth-profit-and-sustainability
7 https://environment.ec.europa.eu/topics/forests/deforestation/regulation-deforestation-free-products_en;
https://www.state.gov/highlighting-u-s-efforts-to-combat-the-biodiversity-crisis/
8 https://tnfd.global/recommendations-of-the-tnfd/#risk-impact-management
9 https://corporate.homedepot.com/sites/default/files/2023-07/2023%20Home%20Depot%20ESG%20Report_vF.4_7.25.23%20%28compressed%29.pdf

The Home Depot 2024 Proxy Statement	39

RESPONSE TO PROPOSAL REGARDING BIODIVERSITY IMPACT AND DEPENDENCE ASSESSMENT
The Board recommends that you vote against this shareholder proposal. Given the Company’s existing work to reduce our environmental impact and our recent assessment and disclosure regarding sustainable forestry and biodiversity protection, we believe that the requested assessment and reporting would be duplicative and unnecessary and is therefore not in the best interests of the Company or our shareholders.
We believe our biggest environmental impact comes from the products we sell and that the biodiversity matters most relevant to the Home Depot and our sphere of influence include responsible wood sourcing and encouraging organic gardening and native plants through our Eco Actions program, which helps promote ecological balance and biodiversity conservation.
In response to a shareholder proposal in 2022, the Company has recently undertaken a careful examination of our wood sourcing. Working with the assistance of an outside law firm with environmental expertise and experience in conducting forestry assessments, we reviewed not only our current wood sourcing footprint but also the policies and procedures governing our wood purchasing. As part of that assessment, we conducted a survey of our wood suppliers to supplement and update our wood sourcing information for our wood and wood-containing products. We are planning to enhance future wood surveys by also soliciting information about our suppliers’ biodiversity initiatives. In January 2024, we published a Sustainable Forestry Report, which sets forth key findings from our review, describes our current wood sourcing practices and policies, and presents what we envision as the path forward to further enhance and develop our existing commitment to sustainable forestry and biodiversity protection. Informed by that assessment, we also updated our Wood Purchasing Policy, committing to taking additional steps to implement our longstanding regional, risk-based approach to sustainable forestry. The Sustainable Forestry Report and our updated Wood Purchasing Policy are available on our Investor Relations website at https://ir.homedepot.com under “ESG Investors”. In 2023, we also submitted a CDP Forests questionnaire response for the first time. We are planning to participate in that process annually going forward, and we are planning to expand the biodiversity-related disclosures in our responses to CDP questionnaires later this year. We have also enhanced our ESG Report to provide stakeholders with greater transparency regarding our wood sourcing. We will continue to provide updates on our sustainable forestry efforts and biodiversity initiatives in our ESG Report going forward.
Our commitment to biodiversity also extends to many of the gardening products that we offer. We promote sustainable landscapes at a smaller scale by offering our customers products that facilitate responsible gardening products and methods. Our partnerships with local growers enable us to offer healthy, environmentally beneficial plants and support businesses in the communities we serve. We partner with our growers and suppliers in advance of each growing season to offer trees, blooms and edible plants that support local environments and pollinators. Our gardening product offerings are informed by our understanding that backyards, balconies and patios are well-being retreats for our customers and mini-ecosystems that have an impact on their surroundings. We discuss these programs, as well as various other efforts to reduce our environmental impact, in our annual ESG Report, which is available on our corporate website at https://corporate.homedepot.com/responsibility.
Given the Company’s recently expanded disclosure, policies and practices, and the enhanced focus paid to this topic by the Company, the Board believes that the actions requested by the proponent are unnecessary and would require additional costs without adding meaningfully to our ongoing efforts in this area or to our current disclosures.
WE RECOMMEND THAT YOU VOTE “AGAINST” THE
ADOPTION OF THIS SHAREHOLDER PROPOSAL.

40	The Home Depot 2024 Proxy Statement

SHAREHOLDER PROPOSAL TO IMPROVE CLAWBACK POLICY FOR UNEARNED EXECUTIVE PAY (ITEM 9 ON THE PROXY CARD)
Mr. John Chevedden, located at 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, has been the beneficial owner of at least $2,000 in shares of the Company’s common stock for at least three years prior to submission of his proposal and has notified the Company of his intention to present the following proposal at the Meeting. The Company is not responsible for the accuracy or content of the proposal, which is presented as received from the proponent in accordance with SEC rules.
Proposal 9 – Improve Clawback Policy for Unearned Executive Pay
Shareholders ask the Board of Directors to amend the Company Policy on recoupment of incentive pay to apply to the each Named Executive Officer and to state that conduct or negligence – not merely misconduct – shall trigger mandatory application of that policy. Also the Board shall report to shareholders in each annual meeting proxy the results of any deliberations regarding the policy, including the Board's reasons for not applying the policy after specific deliberations conclude, about whether or not to cancel or seek recoupment of unearned compensation paid, granted or awarded to NEOs under this policy. There shall at least be the full web address of the complete Clawback Policy in each annual meeting proxy.
These amendments should operate prospectively, be in plain English and be implemented so as not to violate any contract, compensation plan, law or regulation. This includes that at the time of the amendment that no section of such revised policy be adopted that would act against this proposal and make it more difficult to clawback unearned NEO pay and that no section of such revised policy shall further restrict the current policy.
The Home Depot Clawback Policy, described by 134 words in the 2023 HD annual meeting proxy, seems to apply only to illegal conduct. Thus an executive bonus due to negligence would be exempt. And the clawback only applies to an executive who was involved with illegal conduct. Thus if the illegal conduct of one executive resulted in a bonus for 5 executives then only one executive bonus would be recoverable. Plus there is no web address in the proxy for the complete Clawback Policy.
Because the HD Clawback clawback policy does not require disclosure to shareholders of its being put to use in actual cases, the current policy is too narrow, too vague, and may not address situations where an executive negligently fails to exercise oversight responsibilities that result in significant financial or reputational damage to HD. It should.
A 2022 rule from the Securities and Exchange Commission requires a clawback of erroneously awarded incentive pay – even with no misconduct – if a company restates its financial statements owing to material errors.
Wells Fargo offers a prime example of why HD needs a stronger policy. After 2016 Congressional hearings, Wells Fargo agreed to pay $185 million to resolve claims or fraudulent sales practices. Wells Fargo's board then moved to claw back $136 million from 2 top executives. Wells Fargo unfortunately concluded that the CEO had only turned a blind eye to the practice of opening fraudulent accounts.
Please vote yes:
Improve Clawback Policy for Unearned Executive Pay – Proposal 9

The Home Depot 2024 Proxy Statement	41

RESPONSE TO PROPOSAL TO IMPROVE CLAWBACK POLICY FOR UNEARNED EXECUTIVE PAY
The Board recommends that you vote against this shareholder proposal. We believe that the proposal is unnecessary given recent changes to our Executive Compensation Clawback Policy. In Fiscal 2023, the Board adopted an updated policy, which is administered by the LDC Committee. The policy is broader than what the proponent requests – it applies to current and former executive officers of the Company, including the NEOs. It also includes a new mandatory clawback that complies with the applicable listing standards of the NYSE and Rule 10D-1 of the Exchange Act. As such, the policy requires the Company to recover erroneously awarded incentive-based compensation received by its executive officers if the Company must prepare an accounting restatement to correct material noncompliance with any financial reporting requirement under U.S. federal securities laws. The recovery of that compensation applies regardless of whether an executive officer engaged in misconduct or otherwise caused or contributed to the requirement for a restatement — it is a no fault standard. Therefore, contrary to the claim in the proposal, the policy may apply to a covered officer not just in the case of misconduct, but even when he or she engaged in no conduct at all. We have also retained our discretionary clawback requirements, which apply to the extent not superseded by the mandatory clawback. Under the discretionary requirements, the Company will seek to recover, as it deems appropriate and to the extent permitted by law, any bonus, incentive payment, equity award, or other compensation awarded to or received by a covered executive if the LDC Committee determines that (i) the compensation was based on financial results or operating metrics that were satisfied as a result of the officer’s knowing or intentional fraudulent or illegal conduct, or (ii) the covered executive engaged in intentional misconduct (as determined by the LDC Committee in its sole discretion) that caused the Company material financial or reputational harm. The updated Executive Compensation Clawback Policy is filed as an exhibit to our 2023 Form 10-K and is set forth in an exhibit to our Corporate Governance Guidelines, which is available on our Investor Relations website at https://ir.homedepot.com, under “Corporate Governance > Overview”.
In addition, the expanded disclosure requirement in the proposal is overly prescriptive and unnecessary, may deprive the Board of discretion, and may result in disclosure that is misleading to shareholders. Pursuant to SEC and NYSE requirements, we already have to make detailed disclosures in future SEC filings regarding the application of the new mandatory policy provisions in the event of a financial restatement. We believe that it is appropriate for decisions regarding any additional voluntary disclosure to be made on a case-by-case basis, taking into account multiple factors including applicable legal requirements, the facts and circumstances of the particular situation, the desire of investors to receive information, potential liability concerns, and confidentiality and commercial considerations. Mandating disclosure of all Board deliberations regarding potential clawbacks, regardless of whether the Board determines that an executive’s actions ultimately constituted a policy violation, is inappropriate because it would deprive the Board of the ability to exercise judgment and discretion with respect to the disclosure of potentially sensitive information, taking into account the best interests of the Company and its shareholders. Further, a statement that no clawback was made in connection with a Board deliberation could lead shareholders to inaccurately conclude that the Company is not taking action to address misconduct or other issues within the Company. The Company does not tolerate misconduct by its executives or other associates. However, recoupment of compensation is not the only action that is available to address misconduct. Alternative responses may include changes in job responsibility, further training, disciplinary action including termination, or alterations to compensation in future years — all of which might be reasonable corrective actions under certain circumstances to address misconduct but would not be disclosed in connection with the proposal’s request.
We are committed to a culture of and reputation for the highest levels of ethics and integrity, aligned with our core value of Doing the Right Thing. Guided by our Code of Business Conduct and Ethics, all associates are expected to act with honesty and integrity. We empower associates to speak up when our ethical standards are not being met, encouraging them to voice concerns with any member of their management team, Human Resources partner, or our 24/7 associate hotline, the AwareLine. That commitment goes all the way to the Board and its committees, which oversee our compliance with the policy, the Code of Business Conduct and Ethics, financial disclosure requirements, and other regulatory requirements. Given the changes to our Executive Compensation Clawback Policy and our commitment to a culture of Doing the Right Thing, we believe this proposal is duplicative and unnecessary.
WE RECOMMEND THAT YOU VOTE “AGAINST” THE
ADOPTION OF THIS SHAREHOLDER PROPOSAL.

42	The Home Depot 2024 Proxy Statement

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This section of the Proxy Statement provides our discussion and analysis of the Company’s Fiscal 2023 executive compensation program, focusing on the compensation of our named executive officers, or “NEOs.” Our NEOs for Fiscal 2023 were as follows:
•Edward P. Decker, Chair, President and CEO.
•Richard V. McPhail, Executive Vice President and CFO.
•Ann-Marie Campbell, Senior Executive Vice President, who was promoted to this role effective November 1, 2023, and previously served as Executive Vice President – U.S. Stores and International Operations.
•Matthew A. Carey, Executive Vice President – Customer Experience.
•Teresa Wynn Roseborough, Executive Vice President, General Counsel and Corporate Secretary.
•Jeffrey G. Kinnaird, former Executive Vice President – Merchandising, who served in this role until March 2023.
The Compensation Discussion and Analysis is organized as follows:

The Home Depot 2024 Proxy Statement	43

EXECUTIVE SUMMARY

Fiscal 2023 Business Objectives and Performance
Fiscal 2023 represented a year of moderation for us, as we navigated a dynamic macroeconomic environment that included inflation, disinflation, and a shift in consumer spending away from the heightened level of home improvement demand experienced over the preceding three years. Despite the challenges of this environment, our focus on executing on our strategy drove performance in line with the guidance provided for Fiscal 2023. Our performance also reflected the benefits of our investments aimed at creating the best interconnected experience for our customers, growing our sales to our pro customers through our unique system of capabilities, and expanding our store base. In addition, we focused on operating with agility to better serve our customers against a backdrop of macroeconomic pressures and monetary policy shifts intended to moderate demand. Our results for Fiscal 2023 include:
•Net sales decreased by 3.0% to $152.7 billion.
•Operating income decreased by 9.8% to $21.7 billion.
•Net earnings decreased by 11.5% to $15.1 billion and diluted earnings per share decreased by 9.5% to $15.11.
•Generated $21.2 billion in operating cash flow.
•Generated ROIC of 36.7%, compared to 44.6% in Fiscal 2022.
As a result of our significant cash flow from operations and disciplined capital allocation, we were also able to return value to our shareholders during Fiscal 2023 through $8.4 billion in dividends and $8.0 billion in share repurchases. Our one-, three- and five-year total shareholder return, or TSR, was 15.3%, 41.1% and 118.0%, respectively.
At the same time, we continued to operate by aligning our decisions and actions with some of our most important values — Doing the Right Thing and Taking Care of our People — maintaining our focus on the safety and well-being of our associates and customers and providing our customers and communities with the products and services that they need. Throughout the year, we continued to invest in our associates, including making an incremental annualized compensation investment of approximately $1 billion for our frontline, hourly associates for Fiscal 2023. Our associates also earned approximately $206 million of Success Sharing bonus payments in Fiscal 2023 as a result of continued performance in the challenging environment, as discussed under “CEO Pay Ratio” starting on page 74.
Compensation Philosophy and Objectives: Pay for Performance
We designed our compensation program for associates at all levels with the intent to align pay with performance. By doing so, we seek to motivate associate performance and enhance morale, which drives a superior customer experience. We believe this alignment encourages achievement of our strategic goals and creation of long-term shareholder value.
The principal elements of our compensation program for executive officers are base salary, annual cash incentives and long-term equity incentives. We use several of the financial metrics highlighted above, which drive shareholder value, as the key performance metrics in our compensation programs. This congruency aligns both pay with performance and executive interests with shareholder interests. The following Executive Compensation Report Card highlights the alignment between pay and performance for each of these elements of our compensation program for Fiscal 2023.

44	The Home Depot 2024 Proxy Statement

FISCAL 2023 EXECUTIVE COMPENSATION REPORT CARD: THE HOME DEPOT PAYS FOR PERFORMANCE
Approximately 90.5% of our CEO’s target compensation for Fiscal 2023 (approximately 79.6% on average for our other NEOs employed at the end of Fiscal 2023) was at risk and contingent upon the achievement of corporate performance objectives and/or share price performance. The components of total target compensation for Fiscal 2023 were as shown below:
Below are the variable components of Fiscal 2023 total target compensation, including the performance measures used for each, the actual Company performance in Fiscal 2023 relevant to those measures, and the resulting compensation paid to our NEOs employed at the end of Fiscal 2023.

Fiscal 2023 Performance Measures and Actual Performance					Executive Compensation Results
Management Incentive Plan:
($ in billions) Metrics	Threshold	Target	Maximum	Actual**	NEO	Performance as % of Target	MIP Payout
Sales (45%)	$141.66	$157.40	$173.14	$152.46	E. Decker	82%	$2,290,880
Operating Profit (45%)	$20.53	$22.82	$25.10	$21.65	R. McPhail	82%	$745,190
Inventory Turns (10%)	3.89	4.32	4.75	4.34	A. Campbell	82%	$852,262
					M. Carey	82%	$736,763
					T. Roseborough	82%	$626,637

Fiscal 2023-2025 Performance Share Award:
($ in billions) Metrics	Threshold	Target	Maximum	Results as of FYE2023**	At the end of the first year of the three-year performance cycle, results are tracking between the threshold and target level.
Three-Year Average ROIC (50%)	33.3%	39.2%	45.1%	36.6%	Shares are received following the end of the three-year performance period, if and to the extent the performance measures are met.
Three-Year Average Operating Profit (50%)	$19.41	$22.84	$26.26	$21.65
Payout as a Percent of Target	25%	100%	200%	n/a

* Amounts do not include promotional equity grants made in November 2023 to Ms. Campbell or target compensation for Mr. Kinnaird, who departed the Company effective March 31, 2023 and therefore did not receive any equity grants in Fiscal 2023 or participate in the MIP in Fiscal 2023.
** See “—Elements of Our Compensation Programs—Annual Cash Incentive—Potential Adjustments” beginning on page 51 below, “—Elements of Our Compensation Programs—Annual Cash Incentive—Fiscal 2023 MIP Results” starting on page 52 below, and “—Elements of Our Compensation Programs—Long-Term Incentives—Performance Shares” starting on page 53 below.

The Home Depot 2024 Proxy Statement	45

Fiscal 2023 Performance Measures and Actual Performance				Executive Compensation Results
Performance-Based Restricted Stock:
Restricted stock is forfeited if Fiscal 2023 operating profit is not at least 90% of the MIP target.				Shares of restricted stock were not forfeited and will vest 50% after 30 months and 50% after 60 months from grant date.
($ in billions) Metric	Threshold (90% of Target)	Target	Actual**
Operating Profit	$20.53	$22.82	$21.65

Stock Options:
Based on stock price performance – annual grant with an exercise price of $282.61 made on March 22, 2023.				At the end of Fiscal 2023, options were in-the-money by $72.69 per share.
Options vest 25% on the second, third, fourth and fifth anniversaries of the grant date.
** See “—Elements of Our Compensation Programs—Annual Cash Incentive—Potential Adjustments” beginning on page 51 below, “—Elements of Our Compensation Programs—Annual Cash Incentive—Fiscal 2023 MIP Results” starting on page 52 below, and “—Elements of Our Compensation Programs—Long-Term Incentives—Performance Shares” starting on page 53 below.
Performance-Based Features of Fiscal 2023 Compensation
The following features of our compensation program for executive officers illustrate our performance-based compensation philosophy and our practice of following compensation best practices:
✓    100% of the annual incentive compensation under our Fiscal 2023 MIP was tied to performance against pre-established, specific, measurable financial performance goals.
✓    One half of the annual Fiscal 2023 equity grant was in the form of a three-year performance share award, with payout contingent on achieving pre-established average ROIC and average operating profit targets over the three-year performance period.
✓    Our performance-based restricted stock awards, which comprised 30% of the annual Fiscal 2023 equity grant, were forfeitable if Fiscal 2023 operating profit had been less than 90% of the MIP target. Dividends on performance-based restricted stock grants are accrued and not paid out to executive officers unless and until the performance goal is met.
✓    Our equity awards have longer vesting periods than those of many of our peers, with the performance-based restricted stock and stock options vesting over five years and the performance shares cliff-vesting after three years (subject to achievement of performance goals), which aligns executive officers’ interests with the interests of our shareholders in the long-term performance of the Company.
✓    Approximately 90.5% of our CEO’s total target compensation was tied to the achievement of corporate performance objectives and/or share price performance.
✓    We do not provide tax reimbursements, also known as “gross-ups,” to executive officers; we have limited perquisites; and we do not have any supplemental executive retirement plans, defined benefit pension plans, guaranteed salary increases or guaranteed bonuses for executive officers.
✓    We prohibit all associates, officers and directors from entering into hedging or monetization transactions designed to limit the financial risk of owning Company stock.
Impact of Fiscal 2023 Business Results on Executive Compensation
The amount of incentive compensation paid to our executive officers, if any, is determined by our performance against our Fiscal 2023 business plan, a plan created at the beginning of the year and intended to be challenging in light of the prevailing economic conditions, yet attainable through disciplined execution of our strategic initiatives. The compensation earned by our NEOs employed at the end of Fiscal 2023 reflects our Company performance for the fiscal year:
•The LDC Committee approved salary increases for the NEOs (other than Mr. Decker) based on its assessment of individual performance and other factors, as discussed in more detail below.
•Our MIP paid out below the target level as a result of performance below target for the sales and operating profit metrics. Performance was slightly above target for the inventory turns metric.

46	The Home Depot 2024 Proxy Statement

•The performance condition on the performance-based restricted stock granted in Fiscal 2023 was satisfied, although the shares still remain subject to time-based vesting requirements.
•The NEOs earned 200% of their 2021-2023 performance share award because we achieved average ROIC and average operating profit over the three-year performance period of 41.8% and $22.81 billion, respectively, reflecting performance above the maximum level for average ROIC and average operating profit.
Fiscal 2023 Management Transitions
As announced in October 2023, Ann-Marie Campbell, who previously served as Executive Vice President – U.S. Stores and International Operations, was appointed to the role of Senior Executive Vice President, effective November 1, 2023, adding responsibility for outside pro sales efforts and the Company’s installation services business to her existing responsibilities. Ms. Campbell’s compensation was increased in November 2023 to reflect the expansion of her role, as discussed in more detail below in this Compensation Discussion and Analysis.
As announced in April 2023, the Company and Jeffrey Kinnaird, former Executive Vice President – Merchandising, entered into a separation agreement in connection with Mr. Kinnaird’s departure from the Company effective March 31, 2023. The terms of this separation agreement are described in more detail under “Potential Payments Upon Termination or Change in Control—Payments Made to Former Executive in Fiscal 2023” on page 70. Because of his departure in March 2023, Mr. Kinnaird did not participate in the MIP for Fiscal 2023 and did not receive any equity grants in Fiscal 2023.
Opportunity for Shareholder Feedback
The LDC Committee carefully considers feedback from our shareholders regarding executive compensation matters. Shareholders are invited to express their views or concerns directly to the LDC Committee or the Board in the manner described under “Communicating with the Board” starting on page 13.
COMPENSATION DETERMINATION PROCESS

Participant		Role in the Executive Compensation Determination Process
Independent Members of the Board	•	The independent members of the Board, consisting of all directors in Fiscal 2023 other than Mr. Decker, evaluated the performance and determined the compensation of the CEO.
LDC Committee	•	The LDC Committee evaluated the performance and determined the compensation of our executive officers other than the CEO.
	•	The LDC Committee evaluated the CEO’s performance and made recommendations to the independent members of the Board regarding his compensation.
	•	The LDC Committee may delegate its responsibilities to subcommittees but did not delegate any of its authority with respect to the compensation of any executive officer for Fiscal 2023.
Executive Officers	•	The CEO and our EVP-HR made recommendations to the LDC Committee as to the amount and form of executive compensation for executive officers (other than their own compensation).
•
At the request of the LDC Committee, the EVP-HR and the CEO regularly attended LDC Committee meetings, excluding executive sessions where their respective compensation and other matters were discussed.

The Home Depot 2024 Proxy Statement	47

Participant		Role in the Executive Compensation Determination Process
Independent Compensation Consultant	•
In November 2022, the LDC Committee engaged Pay Governance LLC as its independent compensation consultant for Fiscal 2023 to provide research, market data, survey information and design expertise in developing executive and director compensation programs. Pay Governance provides consulting services solely to compensation committees.

•
A representative of Pay Governance attended LDC Committee meetings in Fiscal 2023 and advised the LDC Committee on all principal aspects of executive compensation, including the competitiveness of program design and award values and specific analyses with respect to the Company’s executive officers, including Mr. Decker. The compensation consultant reports directly to the LDC Committee, and the LDC Committee is free to replace the consultant or hire additional consultants or advisers at any time.

•
Pursuant to the independent compensation consultant policy adopted by the LDC Committee, its compensation consultant provides services solely to the LDC Committee and is prohibited from providing services or products of any kind to the Company. Further, affiliates of the compensation consultant may not receive payments from the Company that would exceed 2% of the consolidated gross revenues of the compensation consultant and its affiliates during any year.

•
Pay Governance provided services solely to the LDC Committee in Fiscal 2023, and none of its affiliates provided any services to the Company. In addition, under the Company’s independent compensation consultant policy, the LDC Committee assessed Pay Governance’s independence and whether its work raised any conflicts of interest, taking into consideration the independence factors set forth in applicable SEC and NYSE rules. Based on that assessment, including review of a letter from Pay Governance addressing those factors, the LDC Committee determined that Pay Governance was independent and that its work did not raise any conflicts of interest.

Benchmarking
We do not target any specific peer group percentile ranking for total compensation or for any particular component of compensation for our NEOs. The LDC Committee considers each executive’s compensation history and peer group market position as reference points in awarding annual compensation. For Fiscal 2023 for our CEO, the LDC Committee considered data provided by Pay Governance from two peer groups. The first consisted of the Fortune 50 companies, excluding certain financial services and other companies due to their unique compensation structure (as noted below). This group reflects companies of similar size and complexity to us. The second group, listed below, consisted of the top ten retail companies by market capitalization, with whom we compete for executive talent.

Retail Peer Group
Amazon.com	O’Reilly Automotive, Inc.

AutoZone, Inc.	Ross Stores, Inc.

Costco Wholesale Corporation	Target Corporation

Dollar General Corporation	The TJX Companies, Inc.

Lowe’s Companies, Inc.	Walmart Inc.

The top ten retail peer group remained largely unchanged from Fiscal 2022. We replaced eBay Inc. and Walgreens Boots Alliance, Inc., which no longer met the relevant criteria, with Ross Stores, Inc. and AutoZone, Inc., which met the relevant criteria based on their 2022 market capitalization.
In reviewing the benchmarking data from 2022 in connection with setting Mr. Decker’s Fiscal 2023 compensation in early 2023, the LDC Committee and the independent directors also reviewed the percentile

48	The Home Depot 2024 Proxy Statement

ranking of our revenues and Mr. Decker’s target total compensation compared to each of these peer groups, as reflected below:

	Percentile Rank
Category	Fortune 50(2)	Retail Peers
Market Cap(1)	76%	85%
Company Revenue(1)	63%	71%
CEO Target Total Compensation	7%	24%
(1) Based on fiscal 2022 revenue as reported in SEC filings.
(2) Excludes Bank of America Corporation, Citigroup Inc., Fannie Mae, Freddie Mac, JP Morgan Chase & Co., and Wells Fargo & Company. Berkshire Hathaway Inc., Dell Technologies, Inc. and Meta Platforms, Inc. were also excluded due to the atypical compensation structures of their founder/CEOs. State Farm Mutual Automobile Insurance was excluded because it is a private company and did not disclose executive compensation data.
For our other NEOs, the LDC Committee considered data from the Aon Radford Total Compensation Database, which provides information and comparisons on compensation for executive and industry-specific positions, and also considered the compensation paid to named executive officers at the top ten retail peer group with the same pay rank within their respective companies as our NEOs. Data from the Aon Radford survey for Fortune 50 companies and top ten retail peer group was utilized to the extent it was available for each NEO role, except for Ms. Campbell where broader retail survey data was used to obtain an adequate number of matches. In some cases, proxy data was used where survey data was not available. This survey data helps the LDC Committee understand the competitive market for the industry in which the Company principally competes for retail-specific talent and for customers.
Mitigating Compensation Risk
In November 2022, the LDC Committee undertook its annual broad-based review and risk assessment of the proposed compensation policies and practices for the Company’s associates, including but not limited to our executive officers, for Fiscal 2023. Based on the collective assessment, management and the LDC Committee determined that our compensation policies and practices did not create risks that are reasonably likely to have a material adverse effect on the Company. In reaching that conclusion, management and the LDC Committee considered the following qualitative and quantitative factors:
Qualitative Factors:
•Management and the LDC Committee, with the advice of the independent compensation consultant, regularly review our executive compensation programs, with a focus on both their efficacy in driving quality performance and potential responses to such programs by the investment community and other external constituencies.
•The LDC Committee and, for the CEO, the independent members of the Board, provide effective oversight in setting goals and monitoring attainment of those goals.
•Robust internal controls are in place to ensure compensation plans are operated as designed and approved.
•Compensation programs and pay amounts at various leadership levels are routinely analyzed against market data by the LDC Committee and management to ensure compensation is appropriate to the market.
•Bonus, incentive and equity awards to executive officers are subject to an executive compensation clawback policy, as described below on page 56, to discourage manipulation of incentive program elements.
•Stock ownership guidelines are in place to further align the interests of shareholders and executive officers, as described below on page 56.
Quantitative Factors:
•Performance and payment time horizons are appropriate, and they are not overweight in short-term incentives.

The Home Depot 2024 Proxy Statement	49

•The relationship between the incremental achievement levels and corresponding payouts in our incentive plans is appropriate, and all incentives, other than equity incentives that are tied to growth in our share price, have payout caps.
•Programs employ a reasonable mix of performance metrics and are not overly concentrated on a single metric. Although the operating profit metric is used in more than one incentive, it is a key corporate goal that takes into account both revenue and expense, and the risk of overweighting it is mitigated by using it across different time horizons.
•Criteria for payments are closely aligned with our strategic initiatives, our financial plan and shareholder interests.
•Payout curves are reasonable and do not contain steep “cliffs” that might encourage unreasonable short-term business decisions to achieve payment thresholds.
•Equity for senior officers is paid in a mix of performance shares, performance-based restricted stock, and stock options; other associates receive equity in the form of time-based restricted stock.
Consideration of Last Year’s Say-on-Pay Vote
At our 2023 annual meeting on May 18, 2023, approximately 95% of the shares voted were voted in support of the compensation of our NEOs. Since then, as part of our regular interaction with our institutional shareholders, we have continued to request input on our compensation practices. In considering the results of the 2023 advisory vote on executive compensation and feedback from these shareholders, the LDC Committee concluded that the compensation paid to our executive officers and the Company’s overall executive pay practices have strong shareholder support and therefore determined to maintain the current overall compensation structure for Fiscal 2023.
Frequency of Say-on-Pay Vote.   At our 2023 annual meeting on May 18, 2023, our shareholders expressed a preference that advisory votes on executive compensation occur every year, as recommended by our Board. Consistent with this preference, the Board has continued to provide for an annual advisory vote on executive compensation until the next advisory vote on the frequency of shareholder votes on executive compensation, which will occur no later than the Company’s annual meeting of shareholders in 2029.
ELEMENTS OF OUR COMPENSATION PROGRAMS

The principal elements of our compensation programs are discussed below.
Base Salaries
We provide competitive base salaries that allow us to attract and retain a high-performing leadership team. Base salaries for our NEOs are reviewed and generally adjusted annually based on a comprehensive management assessment process. For Fiscal 2023, following discussion with the LDC Committee and based upon a review of competitive market data, the Company’s performance in Fiscal 2022, and assessments of the Company’s business plan and then-anticipated economic conditions in Fiscal 2023, we established a Company-wide merit increase budget for salaried associates of 3.5%.
In late February 2023, the LDC Committee, and in the case of our CEO, the independent directors, performed their annual review of base salaries for the NEOs. In establishing the actual base salaries for the NEOs for Fiscal 2023, the LDC Committee considered total compensation, scope of responsibilities, performance over the previous year, experience, internal pay equity, potential to assume additional responsibilities, and the competitive marketplace. The changes from this salary review were effective in April 2023. As a result of this assessment, Mr. McPhail, Ms. Campbell, Mr. Carey, and Ms. Roseborough received annual salary increases in April 2023 as set forth in the table below. Mr. Kinnaird did not receive an annual base salary adjustment for Fiscal 2023 due to his March 2023 termination date. At Mr. Decker’s request, and following discussions with the LDC Committee and its independent compensation consultant, the independent members of the Board maintained Mr. Decker’s base salary at $1,400,000. His salary has therefore remained unchanged since his appointment to the position of President and CEO effective March 1, 2022.

50	The Home Depot 2024 Proxy Statement

Fiscal 2023 Base Salary Changes as of April 2023
Name	2023 Base Salary	2022 Base Salary	Percent Change
Edward P. Decker	$1,400,000	$1,400,000	—%
Richard V. McPhail	$910,800	$880,000	3.5%
Ann-Marie Campbell	$931,500	$900,000	3.5%
Matthew A. Carey	$900,500	$870,000	3.5%
Teresa Wynn Roseborough	$765,900	$740,000	3.5%
Ms. Campbell received a promotion and assumed additional responsibilities in November 2023. The LDCC Committee assessed the scope of Ms. Campbell’s new role and responsibilities, internal pay equity, and the competitive marketplace, and increased Ms. Campbell’s base salary to $1,000,000, effective November 1, 2023.
Annual Cash Incentive
All NEOs participate in the MIP, our cash-based annual incentive plan (with the exception of Mr. Kinnaird, who did not participate in the Fiscal 2023 MIP). The Fiscal 2023 MIP payout was contingent upon the achievement of financial performance goals set by the LDC Committee at the beginning of the Fiscal 2023 performance period. As we entered Fiscal 2023, we were expecting a moderating sales environment due to shifts in consumer spending after the elevated levels of home improvement spending in the prior three years and due to the continuing uncertainty regarding economic conditions. As a result, the MIP targets set in early 2023 reflected sales goals essentially flat to actual results in the prior year; a decrease in the operating profit goals from the prior year results largely due to our previously announced investment of an incremental $1 billion of annualized compensation for our frontline associates in early Fiscal 2023; and an increase in the inventory turns performance metric due to improved supply chain and inventory conditions. The LDC Committee bases the payout of the MIP on achievement of financial metrics to align MIP goals with shareholder value creation and achievement of the Company’s business plan.
Performance Goals.    Set forth below are the MIP financial performance measures and the threshold, target and maximum Company achievement levels selected by the LDC Committee for Fiscal 2023 (dollars in billions):

Fiscal 2023 Performance Measures
Measure	Weighting	Threshold	% of Target Goal	% of Target Payout	Target	Maximum	% of Target Goal	% of Target Payout
Sales	45%	$141.66	90%	50%	$157.40	$173.14	110%	200%
Operating Profit	45%	$20.53	90%	50%	$22.82	$25.10	110%	200%
Inventory Turns	10%	3.89	90%	50%	4.32	4.75	110%	200%
The operating profit threshold must be met for any MIP payout to occur. The relative weighting among the measures was determined by the LDC Committee, with input from the CEO and the EVP-HR, to reflect the Company’s priorities for Fiscal 2023. The weighting of each of the sales and operating profit measures was aligned to emphasize top line sales growth balanced with the Company’s continued focus on profitability as a means to drive bottom line results for shareholders. The weighting of the inventory turns measure at 10% maintained visibility and attention on inventory turns while at the same time recognizing that this metric may be impacted by the Company’s ongoing supply chain investments, which were likely to create more variability in the metric.
Potential Adjustments.    The pre-established definitions of all performance metrics under the MIP provided for adjustments for the impact of acquisitions or dispositions of businesses with annualized sales of $1 billion or more. The definitions of sales and operating profit under the MIP also provided for adjustments in connection with specified types of nonrecurring charges and write-offs related to strategic restructuring transactions, for the discontinuance of a significant product line, or for changes in tax laws, accounting principles or other laws, in each case that impact results in excess of $50 million in the aggregate. The LDC Committee included the adjustment for restructuring transactions because it believes these types of strategic decisions support the long-term best interests of the Company and should not adversely affect incentive opportunities. The adjustment for changes in laws or accounting principles reflects the fact that these changes

The Home Depot 2024 Proxy Statement	51

are outside of the control of the executive officers, and the LDC Committee similarly believes that they should not affect incentive opportunities (positively or negatively).
As in prior years, the LDC Committee also included in the pre-established definitions of sales and operating profit an adjustment to neutralize the impact of any change (positive or negative) in currency exchange rates during the fiscal year for our Canada and Mexico business units or another country where the Company has annual sales in excess of $1 billion. This adjustment reflected the volatility in exchange rates and in the value of the U.S. dollar against other currencies, in particular the Canadian dollar and the Mexican peso, that has occurred over the last several years. The LDC Committee noted that adjustments for currency fluctuations are not uncommon for large multinational corporations. These fluctuations represent external, macroeconomic influences outside of the control of the executive officers, and the LDC Committee believes that they should not affect incentive opportunities.
In addition, taking into account the experience of the COVID-19 pandemic as well as the potential for future pandemic impacts, the LDC Committee included in the definitions of sales and operating profit an adjustment for the impact of any store closures required due to a pandemic with an aggregate impact to sales in excess of $1 billion, and in the operating profit definition, an adjustment for specific expenses in excess of $50 million that were not already included in the metrics set for Fiscal 2023 and that would not otherwise have been incurred but for combating the impact of a pandemic on business operations. By neutralizing the impact of these expenses on MIP results, the LDC Committee desired to incentivize management to make appropriate expenditures for the safety of our customers and associates, without penalizing their incentive opportunity. At the same time, the LDC Committee retained the ability to use negative discretion to reduce the amount of any MIP payout if the impact of this adjustment, or any of the adjustments discussed above, were to result in a payment to an executive inconsistent with our pay for performance philosophy.
Payout Calculations.    The payouts for achievement of the performance goals for the Fiscal 2023 MIP were based on overall Company performance for all of our NEOs (with the exception of Mr. Kinnaird, who did not participate in the Fiscal 2023 MIP). For achieving the target level of performance, executive officers receive 100% payout. The target performance level was set consistent with our 2023 financial plan. To better align the MIP structure with the current business environment and remain market competitive, the LDC Committee assessed the broader market practices with respect to performance goal range and payout leverage, as well as the historical results of the MIP program, when setting the program design for Fiscal 2023 and determined to tighten the performance payout curve and increase the payout minimum at threshold for the MIP from the prior year. Specifically, for Fiscal 2023, the LDC Committee lowered the maximum performance level for each of the sales, operating profit, and inventory turns measures to 110% of target, replacing the prior 115%, and increased the threshold payout for each of those measures to 50% of target, replacing the prior 25%. The threshold performance levels remained at 90% of the performance targets for each of the sales, operating profit and inventory turns measures, and the payout for maximum achievement for each of those measures remained at 200% of target payout.
The Company used interpolation to determine the specific amount of payout for each NEO employed at the end of Fiscal 2023 with respect to the achievement of financial goals between the various levels. The LDC Committee does not have discretion to increase the MIP payout earned by an NEO, but it may decrease the payout even if the performance goals are achieved.
The annual target payout levels were determined as a percentage of base salary: 200% for the CEO, 125% for Ms. Campbell in her role as Senior Executive Vice President and 100% in her role as Executive Vice President – U.S. Stores and International Operations, and 100% for all other Executive Vice Presidents. The amount of Ms. Campbell’s Fiscal 2023 MIP award was determined using the applicable target percentage for the portion of the year that she served in each of the roles she held during the fiscal year.
Fiscal 2023 MIP Results.     For Fiscal 2023, for purposes of determining the achievement of MIP awards, sales were $152.46 billion, operating profit was $21.65 billion and inventory turns were 4.34 times, below the target level for the sales and operating profit metrics, and slightly above target for the inventory turns metric. Pursuant to the pre-established definitions of sales and operating margin under the MIP, sales were adjusted down by $203.9 million for the impact of changes in currency exchange rates in Fiscal 2023, and operating profit was adjusted down by $39.5 million due to the impact of changes in currency exchange rates in Fiscal

52	The Home Depot 2024 Proxy Statement

2023. Actual sales and operating profit without any adjustments were $152.67 billion and $21.69 billion, respectively, which were also below the target performance level for the sales and operating profit goals.
Based on performance in Fiscal 2023 against the performance goals, the following were the target and actual MIP awards for Fiscal 2023 for each of the NEOs employed at the end of Fiscal 2023:

	At Target Performance		At Actual Performance
Name	% of Base Salary(1)	Dollar Amount	% of Target	Dollar Amount
Edward P. Decker	200%	$2,800,000	82%	$2,290,880
Richard V. McPhail	100%	$910,800	82%	$745,190
Ann-Marie Campbell	104%	$1,041,667	82%	$852,262
Matthew A. Carey	100%	$900,500	82%	$736,763
Teresa Wynn Roseborough	100%	$765,900	82%	$626,637
(1)    Percent of base salary for Ms. Campbell reflects a blended rate based on the portion of the year that she served in the respective roles held in Fiscal 2023.
MIP Program Change for Fiscal 2024.   To better align the MIP structure with the Company’s strategic initiatives, for Fiscal 2024, the LDC Committee decided to include a new strategic pro sales goal weighted at 10%, with a corresponding decrease in the weighting assigned to each of the sales and operating profit goals to 40%. The pro sales goal is intended to drive focus on the Company’s strategic initiative of growing market share with pro customers, particularly with respect to project-based or complex purchases.
Long-Term Incentives
For Fiscal 2023, consistent with prior years, we awarded the NEOs (other than Mr. Kinnaird) annual long-term incentives consisting of 50% performance shares, 30% performance-based restricted stock, and 20% stock options. The LDC Committee selected this mix to highlight the focus on pay for performance and alignment with shareholder interests. The LDC Committee also believed that this mix of equity components provided an appropriate mix of mid- and long-term performance measures and retention incentive, without promoting excessive risk-taking.
The total value of the annual equity awards granted in March 2023 to the NEOs employed at the end of Fiscal 2023 was determined by the LDC Committee after considering the value of equity grants of officers with similar responsibilities at peer group companies described under “Compensation Determination Process—Benchmarking” above and individual performance relating to financial management, leadership, talent management and operational effectiveness, as well as retention risk. For Fiscal 2023, the annual equity award for Mr. Decker at the target level was 754% of his Fiscal 2023 base salary approved in February 2023. For the other NEOs employed at the end of Fiscal 2023, the target equity value for the annual equity grant ranged from 248% to 321% of their Fiscal 2023 base salary approved in February 2023. Pursuant to Mr. Kinnaird’s separation agreement with the Company effective March 31, 2023, Mr. Kinnaird did not receive any Fiscal 2023 equity award grants.

Performance Shares.    The Fiscal 2023-2025 performance share awards granted in March 2023 provide for the issuance of shares of our common stock at the end of a three-year period based on the achievement of average ROIC and operating profit goals over that period, as follows (dollars in billions):

Fiscal 2023-2025 Performance Shares	Threshold	Target	Maximum
Three-Year Average ROIC	33.3%	39.2%	45.1%
Three-Year Average Operating Profit	$19.41	$22.84	$26.26
Percent of Target Payout	25%	100%	200%
Due to continued macroeconomic uncertainty, particularly over the longer term, the LDC Committee widened the payout curve for the Fiscal 2023-2025 performance share awards granted in March 2023. For the Fiscal 2023-2025 performance share awards, the threshold performance level was set at 85% of target performance for each metric, and the maximum level was set at 115% of target performance (compared to 90% and 110%, respectively, for the 2022-2024 awards). For results between the threshold, target and maximum levels, the number of shares is determined by interpolation. There is no payout for results below the threshold level. Each performance measure is separately determined and equally weighted. ROIC for each year in the

The Home Depot 2024 Proxy Statement	53

performance period is defined as operating profit, net of tax, divided by the average of beginning and ending long-term debt and equity for the relevant fiscal year. The pre-established definitions of operating profit and ROIC include adjustments for acquisitions and dispositions of businesses with annualized sales of $1 billion or more; certain nonrecurring write-offs or charges related to strategic restructuring transactions, the discontinuance of a significant product line, changes in tax laws, accounting principles or other laws or provisions which, in each case, have an impact on reported results that exceed $50 million in the aggregate during any fiscal year; and changes in foreign exchange rates, similar to the Fiscal 2023 MIP. Also similar to the Fiscal 2023 MIP, the LDC Committee included in the pre-established definitions of operating profit and ROIC an adjustment for the impact of any store closures as a result of a pandemic in excess of $1 billion, and for operating profit, an adjustment for expenses in excess of $50 million that were not already included in the metrics for the performance period and that would not otherwise have been incurred but for a pandemic.
In Fiscal 2022 and Fiscal 2021, the LDC Committee also granted performance share awards that were structured similarly to the Fiscal 2023-2025 awards, although the 2022-2024 awards have a different payout curve as noted above. The Fiscal 2022-2024 and Fiscal 2021-2023 awards each provide for the grant of shares of our common stock at the end of the respective three-year period based on the achievement of average ROIC and average operating profit goals over that period, as follows (dollars in billions):

Fiscal 2022-2024 Performance Shares	Threshold	Target	Maximum
Three-Year Average ROIC	42.1%	46.7%	51.4%
Three-Year Average Operating Profit	$21.41	$23.79	$26.17
Percent of Target Payout	25%	100%	200%

Fiscal 2021-2023 Performance Shares	Threshold	Target	Maximum
Three-Year Average ROIC	28.9%	34.0%	39.1%
Three-Year Average Operating Profit	$15.26	$17.95	$20.64
Percent of Target Payout	25%	100%	200%
The pre-established definitions of operating profit and ROIC for the Fiscal 2022-2024 and Fiscal 2021-2023 performance share awards are essentially the same as those used for the Fiscal 2023-2025 awards. Dividend equivalents accrue on each of the performance share awards (as reinvested shares) and will be paid upon payout of the award based on the actual number of shares earned.
Performance Share Results. The performance period for the Fiscal 2021-2023 performance share awards ended on January 28, 2024. Over the three-year period, the Company achieved an average operating profit of $22.81 billion and an average ROIC of 41.8%, as calculated pursuant to the terms of the awards. As a result, the NEOs employed at the end of Fiscal 2023 earned 200% of their Fiscal 2021-2023 awards, reflecting performance above the maximum level for both average operating profit and average ROIC. Pursuant to the pre-established definition of operating profit for the Fiscal 2021-2023 awards, operating profit was adjusted down by $0.3 million due to changes in currency exchange rates in Fiscal 2021, Fiscal 2022 and Fiscal 2023. Pursuant to the pre-established definition of ROIC for the Fiscal 2021-2023 awards, ROIC also includes the same currency exchange rate adjustment to operating profit reflected above. Average operating profit and average ROIC over the three-year period without any adjustments were $22.92 billion and 42.0%, respectively, which was above the maximum for both average operating profit and average ROIC. The NEOs employed at the end of Fiscal 2023 earned the following shares under the award, which include reinvested accrued dividends:

Name	Value at Date of Grant(1) (3/24/2021)	Shares Earned at End of Performance Period (1/28/2024)	Value at End of Performance Period(2) (1/28/2024)
Edward P. Decker	$2,249,784	16,428	$5,837,022
Richard V. McPhail	$1,124,746	8,213	$2,918,131
Ann-Marie Campbell	$1,374,754	10,038	$3,566,773
Matthew A. Carey	$1,099,862	8,031	$2,853,570
Teresa Wynn Roseborough	$899,914	6,571	$2,334,809
(1) Reflects the grant date fair value.
(2) Reflects the value based upon the closing stock price of $355.30 on January 26, 2024, the last trading day of Fiscal 2023.

54	The Home Depot 2024 Proxy Statement

Performance Share Program Change for Fiscal 2024.    To better align with the market and drive further consistency with the MIP payout range, for the Fiscal 2024-2026 performance share awards granted in March 2024, the LDC Committee increased the payout at the threshold performance level to 50% of target payout (compared to the 25% used for the Fiscal 2023-2025 awards).
Performance-Based Restricted Stock.    In March 2023, we granted performance-based restricted stock awards that were forfeitable if operating profit was less than 90% of the MIP target for Fiscal 2023. Dividends on the restricted stock awards are accrued and not paid out unless the performance goal is met. Once the performance goal is met, cash dividends are then paid on the shares of restricted stock. The performance goal was met for Fiscal 2023. As a result, the restricted stock will vest 50% on each of the 30- and 60-month anniversaries of the grant date.
Stock Options.    In March 2023, we granted stock options with an exercise price equal to the fair market value of our stock, which is defined as the market closing price on the date of grant. The options vest 25% on each of the second, third, fourth and fifth anniversaries of the grant date. Option re-pricing is expressly prohibited by our Omnibus Plan without shareholder approval.
Promotional Equity Grants.    In connection with Ms. Campbell’s promotion to Senior Executive Vice President, the LDC Committee granted Ms. Campbell promotional equity awards consisting of $125,000 in restricted stock and $125,000 in stock options. In accordance with our equity grant procedures, the awards were granted on November 16, 2023, the date of the first regularly scheduled LDC Committee meeting following her role change on November 1, 2023. The restricted stock will vest 50% on each of the 30- and 60-month anniversaries of the grant date, and the stock options will vest 25% on each of the second, third, fourth and fifth anniversaries of the grant date.
Deferred Compensation Plans
In addition to the FutureBuilder 401(k) Plan (a broad-based tax-qualified plan), our executive officers can participate in two nonqualified deferred compensation plans for our management and highly-compensated associates:
•The Deferred Compensation Plan For Officers (solely funded by the individuals who participate in the plan); and
•The THD Restoration Plan, which provides a Company matching contribution equal to 3.5% of the amount of salary and annual cash incentive earned by a management-level associate in excess of the Internal Revenue Service annual compensation limit for tax-qualified plans, payable in shares of common stock of the Company upon retirement or other employment termination.
The plans are designed to permit participants to accumulate income for retirement and other personal financial goals. The Deferred Compensation Plan For Officers and the THD Restoration Plan are described in the notes to the Nonqualified Deferred Compensation table on page 67. Deferred compensation arrangements are common executive programs, and we believe that these arrangements help us in the recruitment and retention of executive talent; however, we do not view nonqualified deferred compensation as a significant element of our compensation programs. None of these plans provides above-market or preferential returns.
Perquisites
We provide very limited perquisites to our executive officers and do not view them as a significant element of our compensation program. We do not provide tax reimbursements, or gross-ups, on perquisites to our executive officers.
Our NEOs who joined the Company prior to Fiscal 2009 participate in a death-benefit-only program, under which they are entitled to a $400,000 benefit upon death if they are employed by the Company at that time. For executive officers with ten years of service with the Company, the benefit is paid upon death even if they are no longer employed by the Company. In Fiscal 2009, we discontinued the death-benefit-only program for any new executive officers. Currently, all of our NEOs except for Ms. Roseborough (who joined the Company in Fiscal 2011) participate in the program and have met the service requirement and are therefore entitled to lifetime death benefit coverage.
The Company requests that Mr. Decker travel by Company aircraft, including travel for personal reasons. We also permit non-business use of Company aircraft by other active NEOs on a more limited basis.

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Other Benefits
Our NEOs have the option to participate in various employee benefit programs, including medical, dental, disability and life insurance benefit programs. These benefit programs are generally available to all full-time associates. We also provide all associates, including our NEOs, with the opportunity to purchase our common stock through payroll deductions at a 15% discount through our ESPP, a nondiscriminatory, tax-qualified plan. All associates, including our NEOs, are also eligible to participate in our charitable matching gift program through The Home Depot Foundation.
MANAGEMENT OF COMPENSATION-RELATED RISK

We employ a number of mechanisms to mitigate the chance of our compensation programs encouraging excessive risk-taking, including those described below.

Annual Risk Assessment
As discussed above under “Mitigating Compensation Risk” beginning on page 49, the LDC Committee undertakes an annual review and risk assessment of our compensation policies and practices.

Anti-Hedging Policy
The Company has adopted a policy that prohibits all associates, officers and directors from entering into hedging or monetization transactions designed to limit the financial risk of owning Company stock. These include prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar transactions, as well as speculative transactions in derivatives of the Company’s securities, such as puts, calls, options (other than those granted under a Company compensation plan) or other derivatives.

Executive Compensation Clawback Policy
As discussed above under “Governance Best Practices—Corporate Governance Guidelines,” we have an Executive Compensation Clawback Policy, which applies to all of our executive officers and is set forth in our Corporate Governance Guidelines. The policy includes both a requirement for the mandatory recoupment of erroneously awarded incentive compensation in the event of a financial restatement and the recoupment, at the discretion of the Board or LDC Committee, of any bonus, incentive payment, equity award or other compensation (in whole or in part) awarded to or received by an executive officer if the compensation was based on any financial results or operating metrics that were achieved as a result of that executive officer’s knowing or intentional fraudulent or illegal conduct or if the executive officer engaged in any intentional misconduct that caused the Company material financial or reputational harm.

Stock Ownership and Retention Guidelines
Our Executive Stock Ownership and Retention Guidelines require our NEOs to hold shares of common stock with a value equal to the specified multiples of base salary indicated below. This program assists in focusing executives on long-term success and shareholder value. Shares owned outright, restricted stock, and shares acquired pursuant to the ESPP, the FutureBuilder 401(k) Plan, and the THD Restoration Plan, are counted towards this requirement. Unearned performance shares and unexercised stock options are not counted toward this requirement. Newly hired and promoted executives have four years to satisfy the requirements and must hold all shares received upon vesting of equity awards (net of shares withheld to pay taxes) until the requirements are met.
As of March 1, 2024, all of our NEOs employed at the time complied with the stock ownership and retention guidelines and held the following multiples of base salary (rounded to the nearest whole multiple):

Multiple of Base Salary
Name	Current Ownership	Guideline
Edward P. Decker	32x	6x
Richard V. McPhail	19x	4x
Ann-Marie Campbell	32x	4x
Matthew A. Carey	19x	4x
Teresa Wynn Roseborough	14x	4x

56	The Home Depot 2024 Proxy Statement

Equity Grant Procedures
Company-wide annual equity grants, including the annual equity grants to the NEOs, are approved at the LDC Committee meeting (or Board meeting, in the case of the CEO) typically held in late February but are awarded effective as of the date of the March meeting of the LDC Committee, which is generally scheduled at least a year in advance and is several weeks after the approval. Throughout the year, equity awards are made to new hires, promoted employees, and, in some circumstances, for retention purposes or as a reward for exceptional performance. In each of these cases, the effective grant date for these mid-year awards is the date of the next regularly-scheduled quarterly LDC Committee meeting. The exercise price of each of our stock option grants is the market closing price on the effective grant date.

SEVERANCE AND CHANGE IN CONTROL ARRANGEMENTS

The employment arrangements for our NEOs do not entitle them to severance payments upon employment termination. We also do not have any change in control agreements with our executives. Since Fiscal 2013, our standard form of equity award agreement has provided for accelerated vesting if the executive is terminated without cause within 12 months following a change in control, and our Omnibus Plan incorporates this “double-trigger” change in control provision into the plan for awards issued after May 2022. Prior to Fiscal 2013, our equity awards provided for accelerated vesting solely upon a change in control regardless of any termination of employment. The vast majority of these awards have vested in accordance with their terms. In the event the value of any accelerated vesting constitutes an “excess parachute payment,” the executive would be subject to a 20% excise tax on such amount, and the amount would not be tax-deductible by the Company.

Mr. Kinnaird served as our Executive Vice President – Merchandising until March 13, 2023. In connection with the termination of his employment effective March 31, 2023, he entered into a separation agreement with the Company, which is described in more detail below under “Potential Payments Upon Termination or Change in Control—Payments Made to Former Executive in Fiscal 2023” on page 70.

The Home Depot 2024 Proxy Statement	57

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation during the last three fiscal years paid to or earned by (1) our CEO; (2) our CFO; (3) the three other most highly compensated executive officers who were serving as executive officers as of the end of Fiscal 2023; and (4) an individual who would have been among the Company’s three most highly compensated executive officers, other than the CEO and CFO, but for the fact that such individual was not serving as an executive officer at the end of Fiscal 2023 (collectively referred to as the named executive officers, or NEOs).

SUMMARY COMPENSATION TABLE
Name, Principal Position and Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2) (3)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4) (5)	Total ($)
Edward P. Decker Chair, President and Chief Executive Officer
2023	1,400,000	—	8,543,529	2,109,958	2,290,880	—	74,885	14,419,252
2022	1,369,712	—	8,263,788	2,039,958	2,848,936	—	97,395	14,619,789
2021	1,019,231	—	3,599,654	899,973	2,594,933	—	40,362	8,154,153
Richard V. McPhail Executive Vice President and Chief Financial Officer
2023	903,692	—	2,415,890	584,955	745,190	—	25,628	4,675,355
2022	872,154	—	2,276,663	549,966	934,310	—	28,064	4,661,157
2021	841,154	—	1,799,534	449,958	1,427,846	—	23,146	4,541,638
Ann-Marie Campbell Senior Executive Vice President(6)
2023	940,829	—	2,543,245	709,939	852,262	—	23,165	5,069,440
2022	893,308	—	2,319,245	559,982	955,544	—	23,613	4,751,692
2021	866,154	—	2,199,724	549,993	1,470,040	—	20,901	5,106,812
Matthew A. Carey Executive Vice President – Customer Experience
2023	893,462	—	1,915,699	459,987	736,763	—	31,228	4,037,139
2022	863,192	—	2,041,162	584,925	923,692	—	22,663	4,435,634
2021	835,769	—	1,759,720	439,983	1,418,564	—	18,055	4,472,091
Teresa Wynn Roseborough Executive Vice President, General Counsel and Secretary
2023	759,923	—	1,582,510	379,955	626,637	—	31,363	3,380,388
Jeffrey G. Kinnaird Former Executive Vice President – Merchandising(7)
2023	129,808	—	848,024	487,183	—	—	4,077,220	5,542,235
2022	759,996	—	1,679,731	419,969	796,655	—	58,046	3,714,397
(1)Amount of salary actually received in any year may differ from the annual base salary amount due to the timing of payroll periods and the timing of changes in base salary, which typically occur in April or following a mid-year promotion.
(2)Amounts set forth in the Stock Awards and Option Awards columns for the NEOs (other than Mr. Kinnaird for Fiscal 2023) represent the aggregate grant date fair value of awards granted in Fiscal 2023, Fiscal 2022 and Fiscal 2021 computed in accordance with FASB ASC Topic 718, and, for Mr. Kinnaird for Fiscal 2023, represent the incremental fair value related to the modification of certain of his stock and option awards pursuant to his separation agreement, as discussed further in footnote 7 below. The assumptions made in the valuation of the option awards are set forth in Note 9 to the Company’s consolidated financial statements included in the Company’s 2023 Form 10-K. The valuation of performance-based restricted stock, performance share awards, and share equivalents granted under the THD Restoration Plan is based on the closing stock price on the grant date or the modification date, as applicable.
(3)Amounts reflect the grant date fair value of performance share and performance-based restricted stock awards granted to the NEOs during Fiscal 2023, Fiscal 2022 and Fiscal 2021, plus the value of share equivalents under the THD Restoration Plan in Fiscal 2023, Fiscal 2022 and Fiscal 2021, as set forth in the table below. No contributions to the THD Restoration Plan are shown for Fiscal 2021 because the January 31, 2022 allocation date fell within Fiscal 2022.

58	The Home Depot 2024 Proxy Statement

	Grant Date Fair Value for Performance Shares ($)			Grant Date Fair Value for Performance-Based Restricted Stock ($)			Value of Share Equivalents Under THD Restoration Plan ($)
Name	Fiscal 2023	Fiscal 2022	Fiscal 2021	Fiscal 2023	Fiscal 2022	Fiscal 2021	Fiscal 2023	Fiscal 2022	Fiscal 2021
Edward P. Decker	5,274,916	5,099,749	2,249,784	3,164,949	3,059,850	1,349,870	103,664	104,189	—
Richard V. McPhail	1,462,224	1,374,729	1,124,746	877,221	824,964	674,789	76,445	76,970	—
Ann-Marie Campbell	1,462,224	1,399,776	1,374,754	1,001,943	839,865	824,970	79,079	79,604	—
Matthew A. Carey	1,149,940	1,149,940	1,099,862	689,851	814,789	659,859	75,908	76,433	—
Teresa Wynn Roseborough	949,852	N/A	N/A	569,742	N/A	N/A	62,916	N/A	N/A
Jeffrey G. Kinnaird	—	1,049,753	N/A	—	629,978	N/A	—	—	N/A
The grant date fair value of the performance shares reflected in the table above is computed based upon the probable outcome of the performance goals as of the grant date, in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For the performance-based restricted stock granted in Fiscal 2023, Fiscal 2022 and Fiscal 2021, this value is the same as the value calculated assuming the maximum level of performance under the awards.
The value of the performance share awards granted in Fiscal 2023, Fiscal 2022 and Fiscal 2021 as of the grant date, assuming that the maximum level of the performance goals will be achieved, is as follows for each of the NEOs:

	Value of Performance Shares Assuming Maximum Performance ($)
Name	Fiscal 2023	Fiscal 2022	Fiscal 2021
Edward P. Decker	10,549,831	10,199,499	4,499,568
Richard V. McPhail	2,924,448	2,749,458	2,249,491
Ann-Marie Campbell	2,924,448	2,799,552	2,749,508
Matthew A. Carey	2,299,880	2,299,881	2,199,724
Teresa Wynn Roseborough	1,899,704	N/A	N/A
Jeffrey G. Kinnaird	—	2,099,505	N/A
(4)Incremental cost of perquisites is based on actual cost to the Company. The incremental cost of personal use of Company aircraft is based on the average direct cost of use per hour, which includes fuel, maintenance, crew travel and lodging expense, landing and parking fees, and engine restoration cost. Any applicable deadhead flights are allocated to the NEOs. No incremental cost for personal use of the Company aircraft was attributed to an NEO where the plane was already traveling to the destination for business reasons. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as crew salaries, depreciation, hangar rent and insurance. In addition to the incremental cost of personal aircraft use reported in the All Other Compensation column and in footnote 5 below, we also impute taxable income to the NEOs for any personal aircraft use in accordance with Internal Revenue Service regulations. We do not provide tax reimbursements, or “gross-ups,” on these amounts to executive officers.
(5)The following table identifies perquisites and personal benefits for Fiscal 2023 that are required to be quantified under SEC rules.

Name	Personal Use of Airplane ($)	FutureBuilder 401(k) Plan Company Match ($)
Edward P. Decker	48,425	7,959
Richard V. McPhail	—	10,407
Ann-Marie Campbell	—	10,473
Matthew A. Carey	—	8,714
Teresa Wynn Roseborough	—	6,198
Jeffrey G. Kinnaird	—	9,531
Other perquisites and personal benefits for Fiscal 2023 were long-term disability insurance premiums (except for Mr. Kinnaird); gifts associated with certain corporate events; matching charitable contributions; the annual cost of premiums for the insurance policies underlying the death-benefit-only program; for Mr. Decker and Mr. McPhail, amounts related to security detail for personal events; and for Ms. Roseborough, tickets for entertainment events. Other perquisites and personal benefits for Mr. Kinnaird also include $254,149 in relocation expenses, amounts for third-party tax preparation services to assist with his annual income tax filings in the U.S. and Canada, $12,603 as a partial set-off for his healthcare costs and continued medical coverage for his family members remaining in Canada, and other amounts pursuant to Mr. Kinnaird’s separation agreement, including $625,000 in monthly separation payments and a lump sum separation cash payment of $2,000,000 in lieu of forfeited performance share awards. Mr. Kinnaird’s separation agreement is described in more detail below under “Potential Payments Upon Termination or Change in Control—Payments Made to Former Executive in Fiscal 2023” on page 70. We do not provide tax gross-ups on any of these perquisites or personal benefits.
(6)Ms. Campbell was promoted to Senior Executive Vice President effective November 1, 2023. She previously served as Executive Vice President – U.S. Stores and International Operations.
(7)Mr. Kinnaird served as Executive Vice President – Merchandising until March 13, 2023. In connection with the termination of his employment effective March 31, 2023, the Company entered into a separation agreement with Mr. Kinnaird, as described in more detail below under “Potential Payments Upon Termination or Change in Control—Payments Made to Former Executive in Fiscal 2023” on page 70. Pursuant to the separation agreement, certain restricted stock units were modified so that they would continue

The Home Depot 2024 Proxy Statement	59

vesting and were no longer subject to risk of forfeiture as of March 31, 2023, and the vesting on certain stock options was accelerated to March 31, 2023. Mr. Kinnaird did not receive any grants of equity awards in Fiscal 2023. Accordingly, the amounts included in the Stock Awards and Option Awards columns for Mr. Kinnaird solely represent the incremental fair values of the restricted stock unit and stock option awards resulting from the equity modifications under his separation agreement. The table below sets forth the impact of these modifications:

Type of Award	Number of Shares Subject to Modification (#)	Incremental Fair Value Due to Modification ($)
Restricted Shares	2,873	848,024
Stock Options	9,086	487,183
MATERIAL TERMS OF NEO EMPLOYMENT ARRANGEMENTS

This section describes employment arrangements in effect for the NEOs during Fiscal 2023, all of which are “at-will” employment arrangements set forth in the offer letters provided to the NEOs at the time of hire, promotion or change in role, as applicable. Because the offer letters reflect at-will employment, they have no set duration and consequently no renewal or extension provisions. The letters are all filed as exhibits to the 2023 Form 10-K.
The offer letters state each NEO’s initial base salary and annual MIP target as a percentage of base salary, payout of which is subject to the achievement of pre-established goals. Both the base salary and MIP target are subject to adjustment upon future review by the LDC Committee, or independent members of the Board in the case of our CEO. The Fiscal 2023 base salary and MIP target as a percentage of base salary for each NEO employed at the end of Fiscal 2023 are set forth above in the Compensation Discussion and Analysis.
In addition, the offer letters provide that the NEOs are eligible to participate in other benefit programs available to salaried associates and/or officers. These benefits include the ESPP, the Deferred Compensation Plan For Officers, the THD Restoration Plan, and, for NEOs who joined the Company prior to Fiscal 2009, the death-benefit-only insurance program. Any provisions in the letters regarding termination of employment are discussed below in the section entitled “Potential Payments Upon Termination or Change in Control” beginning on page 68.
Mr. Decker’s offer letter states that the Company has requested that he travel, whenever practicable, by Company aircraft, including when traveling for personal reasons. The Company does not provide a tax gross-up for any imputed compensation resulting from personal use of Company aircraft.

60	The Home Depot 2024 Proxy Statement

FISCAL 2023 GRANTS OF PLAN-BASED AWARDS

The following table sets forth the plan-based awards granted to the NEOs pursuant to Company plans (or modified, with respect to Mr. Kinnaird) during Fiscal 2023.

FISCAL 2023 GRANTS OF PLAN-BASED AWARDS
									All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Under-lying Options (#)	Exer-cise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(4) ($)
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date(1)(3)	Approval Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Edward P. Decker
Performance Shares	3/22/2023	2/23/2023	—	—	—	2,333	18,665	37,330	—	—	—	5,274,916
Annual Stock Grant	3/22/2023	2/23/2023	—	—	—	—	11,199	—	—	—	—	3,164,949
Annual Option Grant	3/22/2023	2/23/2023	—	—	—	—	—	—	—	32,164	282.61	2,109,958
MIP(2)	2/23/2023	2/23/2023	630,000	2,800,000	5,600,000	—	—	—	—	—	—	—
Richard V. McPhail
Performance Shares	3/22/2023	2/22/2023	—	—	—	646	5,174	10,348	—	—	—	1,462,224
Annual Stock Grant	3/22/2023	2/22/2023	—	—	—	—	3,104	—	—	—	—	877,221
Annual Option Grant	3/22/2023	2/22/2023	—	—	—	—	—	—	—	8,917	282.61	584,955
MIP(2)	2/22/2023	2/22/2023	204,930	910,800	1,821,600	—	—	—	—	—	—	—
Ann-Marie Campbell
Performance Shares	3/22/2023	2/22/2023	—	—	—	646	5,174	10,348	—	—	—	1,462,224
Annual Stock Grant	3/22/2023	2/22/2023	—	—	—	—	3,104	—	—	—	—	877,221
Annual Option Grant	3/22/2023	2/22/2023	—	—	—	—	—	—	—	8,917	282.61	584,955
Promotional Stock Grant	11/16/2023	10/26/2023	—	—	—	—	—	—	407	—	—	124,721
Promotional Option Grant	11/16/2023	10/26/2023	—	—	—	—	—	—	—	1,666	306.44	124,983
MIP(2)	2/22/2023	2/22/2023	234,375	1,041,667	2,083,333	—	—	—	—	—	—	—
Matthew A. Carey
Performance Shares	3/22/2023	2/22/2023	—	—	—	508	4,069	8,138	—	—	—	1,149,940
Annual Stock Grant	3/22/2023	2/22/2023	—	—	—	—	2,441	—	—	—	—	689,851
Annual Option Grant	3/22/2023	2/22/2023	—	—	—	—	—	—	—	7,012	282.61	459,987
MIP(2)	2/22/2023	2/22/2023	202,613	900,500	1,801,000	—	—	—	—	—	—	—
Teresa Wynn Roseborough
Performance Shares	3/22/2023	2/22/2023	—	—	—	420	3,361	6,722	—	—	—	949,852
Annual Stock Grant	3/22/2023	2/22/2023	—	—	—	—	2,016	—	—	—	—	569,742
Annual Option Grant	3/22/2023	2/22/2023	—	—	—	—	—	—	—	5,792	282.61	379,955
MIP(2)	2/22/2023	2/22/2023	172,328	765,900	1,531,800	—	—	—	—	—	—	—
Jeffrey G. Kinnaird
Modified Awards(5)	3/31/2023	4/14/2023	—	—	—	—	—	—	2,873	9,086	—	1,335,207
(1)All awards were granted under the Omnibus Plan other than MIP awards.
(2)The Fiscal 2023 MIP was based on achievement of pre-established performance goals, as described in the Compensation Discussion and Analysis. The amount in the “Threshold” column for the Fiscal 2023 MIP reflects the minimum possible payout based upon assumed achievement of the threshold performance levels, as discussed below under “Terms of Plan-Based Awards Granted to NEOs for Fiscal 2023—Fiscal 2023 MIP.”
(3)Annual equity awards under the Omnibus Plan were approved at the February 22, 2023 meeting of the LDC Committee (or on February 23, 2023, by the independent Board members for Mr. Decker) but were effective as of March 22, 2023. The promotional stock grant and option awards for Ms. Campbell were approved by the LDC Committee on October 26, 2023 but were effective on November 16, 2023. See discussion under “—Management of Compensation-Related Risk—Equity Grant Procedures” on page 57 in the Compensation Discussion and Analysis above.
(4)Except as described in footnote 5 below, amounts represent the grant date fair value of awards granted in Fiscal 2023 computed in accordance with FASB ASC Topic 718. The assumptions made in the valuation of the option awards are set forth in Note 9 to the Company’s consolidated financial statements as filed with the SEC in the 2023 Form 10-K. The valuation of restricted stock and performance share awards is based on the closing stock price on the grant date.
(5)Amounts for Mr. Kinnaird represent the incremental fair value of certain of Mr. Kinnaird’s restricted stock unit and stock option awards resulting from the modifications of the awards pursuant to the terms of his separation agreement, as discussed in more detail in footnote 7 to the Summary Compensation Table.

The Home Depot 2024 Proxy Statement	61

TERMS OF PLAN-BASED AWARDS GRANTED TO NEOS FOR FISCAL 2023

The LDC Committee approved the Fiscal 2023 annual grants of performance shares, performance-based restricted stock and stock options under the Omnibus Plan for the NEOs employed at the end of Fiscal 2023 other than Mr. Decker, whose awards were approved by the independent members of the Board. Pursuant to Mr. Kinnaird’s separation agreement with the Company effective March 31, 2023, Mr. Kinnaird was not eligible to receive any Fiscal 2023 equity award grants.

Award Type	Award Terms
Performance Shares
For Fiscal 2023, 50% of the annual equity grant provided to the eligible NEOs was in the form of performance shares. The terms and conditions of the awards are described under “—Elements of our Compensation Programs—Long-Term Incentives” in the Compensation Discussion and Analysis above. Upon termination of employment without cause within 12 months following a change in control, the executive would be entitled to a pro rata portion of performance shares based on actual performance for the portion of the performance period before a change in control, plus a pro rata portion of the target performance shares for the portion of the performance period after a change in control.
In the event of death, disability or termination of employment at or after age 60 with at least five years of continuous service (“retirement”), the executive or his or her estate will be entitled to receive any performance shares ultimately earned, and in the event of death or disability before retirement, a pro rata portion of any shares ultimately earned. Because Mr. Decker and Ms. Roseborough had each reached age 60 and had more than five years of service at the time of the grant of the awards, they were each “retirement eligible” and their performance share awards are non-forfeitable, although payout, if any, is based on achievement of the performance goals. Dividend equivalents accrue on performance share awards (as reinvested shares) and are paid upon the payout of the award based on the actual number of shares earned.

Annual Stock Grants
For Fiscal 2023, 30% of the annual equity grant provided to the eligible NEOs was in the form of performance-based restricted stock, which was forfeitable if Fiscal 2023 operating profit was less than 90% of the MIP target for Fiscal 2023. If the performance target is met, as it was for Fiscal 2023, the awards are then subject to time-based vesting. The annual restricted stock grants vest 50% on each of the 30-month and 60-month anniversaries of the grant date, subject to continued employment through the vesting date, or upon termination due to death or disability or termination without cause within 12 months following a change in control.
In addition, if the performance target is met, the restricted stock becomes non-forfeitable once the executive reaches retirement eligibility, but it is not transferable before the time-based vesting dates. Because Mr. Decker and Ms. Roseborough were retirement eligible at the time of the grant, their awards became non-forfeitable when the performance condition was met but remain non-transferable until the time-based vesting dates. Dividends on the restricted stock are accrued (as cash dividends) and not paid out to executive officers unless the performance target is met. Once the performance target is met, cash dividends are then paid currently on the shares of restricted stock.

62	The Home Depot 2024 Proxy Statement

Award Type	Award Terms
Annual Stock Option Grants
For Fiscal 2023, 20% of the annual equity grant provided to the eligible NEOs was in the form of nonqualified stock options. The stock option awards vest 25% per year on the second, third, fourth and fifth anniversaries of the grant date, subject to continued employment through the vesting date, or upon termination due to death or disability or termination without cause within 12 months following a change in control. In addition, the stock option awards become non-forfeitable once the executive becomes retirement eligible but are not exercisable before the time-based vesting dates. Generally, stock options may be exercised, once vested, over the remainder of the ten-year option term, subject to continued employment or meeting the retirement eligibility requirements. Because Mr. Decker and Ms. Roseborough were each retirement eligible at the time of the grant, their option awards are non-forfeitable but are not exercisable until the time-based vesting dates.

Promotional Grant
In November 2023, Ms. Campbell received a restricted stock award and a stock option award in connection with her promotion effective November 1, 2023. The terms and conditions of the restricted stock award are the same as those described above under “Annual Stock Grants” except that the award only has time-based vesting and is not subject to the performance-based requirements. The terms and conditions of the stock option award are the same as those described above under “Annual Stock Option Grants.”

Fiscal 2023 MIP
Each of the eligible NEOs participated in the Fiscal 2023 MIP, the Company’s annual cash-based incentive plan. The Fiscal 2023 MIP payout was based upon achievement of pre-established financial performance goals, as described under “—Elements of Our Compensation Programs—Annual Cash Incentive” in the Compensation Discussion and Analysis starting on page 51 above.
The LDC Committee approved threshold, target and maximum payout levels for Fiscal 2023 for the eligible NEOs under the MIP. The threshold, target and maximum potential payouts under the MIP for these NEOs reflect the following percentages of base salary at the end of Fiscal 2023:

	Percentage of Base Salary
Name	Threshold	Target	Maximum
Edward P. Decker	45%	200%	400%
Richard V. McPhail	23%	100%	200%
Ann-Marie Campbell	23%	104%	208%
Matthew A. Carey	23%	100%	200%
Teresa Wynn Roseborough	23%	100%	200%

Because the operating profit threshold must be met for any payout to occur, the threshold percentage above reflects the minimum possible payout based upon assumed achievement of that threshold. The potential payout for Ms. Campbell is based on the applicable payout percentage for each position in which she served during the fiscal year, prorated based on the number of months she served in each of those positions. In addition, once an executive becomes retirement eligible, if the executive retires prior to the MIP payment date, the executive receives a payout that is prorated based on the time the executive served in his or her role during the fiscal year until the date of retirement. The actual amounts earned by the NEOs employed at the end of Fiscal 2023 based on achievement of Fiscal 2023 MIP performance goals are reported in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

The Home Depot 2024 Proxy Statement	63

OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END

The following table sets forth information regarding outstanding equity awards as of the end of Fiscal 2023 granted to the NEOs.

OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Edward P. Decker	35,987	—	116.15	3/23/2025	2,500	888,250	16,428	5,837,022
	32,897	—	130.22	3/22/2026	4,000	1,421,200	16,845	5,984,953
	19,350	—	147.36	3/21/2027	957	340,022	19,026	6,759,826
	13,660	—	178.02	3/20/2028	996	353,879	—	—
	12,231	4,077	189.25	3/26/2029	253	89,891	—	—
	6,169	6,169	181.76	3/24/2030	1,266	449,810	—	—
	2,480	2,480	270.93	11/18/2030	5,298	1,882,379	—	—
	3,947	11,842	292.75	3/23/2031	11,199	3,979,005	—	—
	—	29,737	317.05	3/22/2032	—	—	—	—
	—	32,164	282.61	3/21/2033	—	—	—	—
Richard V. McPhail	8,796	—	116.15	3/23/2025	515	182,980	8,213	2,918,131
	9,869	—	130.22	3/22/2026	572	203,232	4,541	1,613,351
	5,989	—	147.36	3/21/2027	1,651	586,600	5,274	1,873,846
	4,036	—	178.02	3/20/2028	461	163,793	—	—
	3,613	1,205	189.25	3/26/2029	1,153	409,661	—	—
	5,461	1,821	218.54	11/20/2029	2,602	924,491	—	—
	5,608	5,609	181.76	3/24/2030	3,104	1,102,851	—	—
	2,480	2,480	270.93	11/18/2030	—	—	—	—
	1,973	5,921	292.75	3/23/2031	—	—	—	—
	—	8,017	317.05	3/22/2032	—	—	—	—
	—	8,917	282.61	3/21/2033	—	—	—	—
Ann-Marie Campbell	8,224	—	130.22	3/22/2026	1,744	619,643	10,038	3,566,773
	19,350	—	147.36	3/21/2027	1,816	645,225	4,624	1,642,746
	13,660	—	178.02	3/20/2028	461	163,793	5,274	1,873,846
	12,231	4,077	189.25	3/26/2029	1,409	500,618	—	—
	6,169	6,169	181.76	3/24/2030	2,649	941,190	—	—
	2,480	2,480	270.93	11/18/2030	3,104	1,102,851	—	—
	2,412	7,237	292.75	3/23/2031	407	144,607	—	—
	—	8,163	317.05	3/22/2032	—	—	—	—
	—	8,917	282.61	3/21/2033	—	—	—	—
	—	1,666	306.44	11/15/2033	—	—	—	—
Matthew A. Carey	20,271	—	147.36	3/21/2027	1,744	619,643	8,031	2,853,570
	13,660	—	178.02	3/20/2028	1,816	645,225	3,798	1,349,545
	12,231	4,077	189.25	3/26/2029	1,127	400,423	4,148	1,473,653
	6,169	6,169	181.76	3/24/2030	2,176	773,133	—	—
	1,929	5,790	292.75	3/23/2031	434	154,200	—	—
	—	6,705	317.05	3/22/2032	2,441	867,287	—	—
	—	1,848	287.76	5/18/2032	—	—	—	—
	—	7,012	282.61	3/21/2033	—	—	—	—
Teresa Wynn Roseborough	4,032	—	147.36	3/21/2027	970	344,641	6,571	2,334,809
	10,866	—	178.02	3/20/2028	1,035	367,736	3,138	1,114,760
	9,729	3,243	189.25	3/26/2029	506	179,782	3,426	1,217,240
	5,047	5,048	181.76	3/24/2030	1,248	443,414	—	—
	1,578	4,737	292.75	3/23/2031	2,016	716,285	—	—
	—	5,539	317.05	3/22/2032	—	—	—	—
	—	5,792	282.61	3/21/2033	—	—	—	—

64	The Home Depot 2024 Proxy Statement

OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
Jeffrey G. Kinnaird	—	—	—	—	1,333	473,615	—	—
	—	—	—	—	91	32,331	—	—
	—	—	—	—	646	229,524	—	—
	—	—	—	—	30	10,592	—	—
(1)Unexercisable stock options outstanding as of the end of Fiscal 2023 for each NEO vest as follows:

Vesting Date	E. Decker	R. McPhail	A. Campbell	M. Carey	T. Roseborough	J. Kinnaird
March 23, 2024	7,434	2,004	2,040	1,676	1,384	—
March 24, 2024	3,947	1,974	2,412	1,930	1,579	—
March 25, 2024	3,084	2,804	3,084	3,084	2,524	—
March 27, 2024	4,077	1,205	4,077	4,077	3,243	—
May 19, 2024	—	—	—	462	—	—
November 19, 2024	1,240	1,240	1,240	—	—	—
November 21, 2024	—	1,821	—	—	—	—
March 22, 2025	8,041	2,229	2,229	1,753	1,448	—
March 23, 2025	7,434	2,004	2,041	1,676	1,385	—
March 24, 2025	3,947	1,973	2,412	1,930	1,579	—
March 25, 2025	3,085	2,805	3,085	3,085	2,524	—
May 19, 2025	—	—	—	462	—	—
November 16, 2025	—	—	416	—	—	—
November 19, 2025	1,240	1,240	1,240	—	—	—
March 22, 2026	8,041	2,229	2,229	1,753	1,448	—
March 23, 2026	7,434	2,004	2,041	1,676	1,385	—
March 24, 2026	3,948	1,974	2,413	1,930	1,579	—
May 19, 2026	—	—	—	462	—	—
November 16, 2026	—	—	417	—	—	—
March 22, 2027	8,041	2,229	2,229	1,753	1,448	—
March 23, 2027	7,435	2,005	2,041	1,677	1,385	—
May 19, 2027	—	—	—	462	—	—
November 16, 2027	—	—	416	—	—	—
March 22, 2028	8,041	2,230	2,230	1,753	1,448	—
November 16, 2028	—	—	417	—	—	—
Total	86,469	33,970	38,709	31,601	24,359	—

The Home Depot 2024 Proxy Statement	65

(2)Restricted stock (or restricted stock units, in the case of Mr. Kinnaird) outstanding as of the end of Fiscal 2023 for each NEO vests as follows:

Vesting Date	E. Decker	R. McPhail	A. Campbell	M. Carey	T. Roseborough	J. Kinnaird
March 24, 2024	—	—	—	—	—	1,424
March 27, 2024	957	515	1,744	1,744	970	—
September 23, 2024	2,649	1,301	1,324	1,088	624	—
November 19, 2024	—	—	—	217	—	—
November 21, 2024	—	572	—	—	—	—
March 13, 2025	6,500	—	—	—	—	—
March 23, 2025	—	—	—	—	—	676
March 25, 2025	996	1,651	1,816	1,816	1,035	—
September 22, 2025	5,599	1,552	1,552	1,220	1,008	—
November 19, 2025	253	461	461	—	—	—
March 24, 2026	1,266	1,153	1,409	1,127	506	—
May 16, 2026	—	—	203	—	—	—
March 23, 2027	2,649	1,301	1,325	1,088	624	—
May 19, 2027	—	—	—	217	—	—
March 22, 2028	5,600	1,552	1,552	1,221	1,008	—
November 16, 2028	—	—	204	—	—	—
Total	26,469	10,058	11,590	9,738	5,775	2,100
The reported value of the restricted stock awards is based on the $355.30 closing stock price on January 26, 2024, the last trading day of Fiscal 2023.
(3)The NEOs’ performance share awards are earned upon the completion of the three-year performance periods ending January 28, 2024, February 2, 2025, and February 1, 2026, based on achievement of pre-established average ROIC and operating profit goals, as described above in the Compensation Discussion and Analysis under “—Elements of Our Compensation Programs—Long-Term Incentives—Performance Shares” starting on page 53 and under “Terms of Plan-Based Awards Granted to NEOs for Fiscal 2023—Performance Shares” on page 62. The awards are paid out following certification by the LDC Committee of the achievement of the goals after completion of the applicable performance period. For the Fiscal 2021-2023 award, the shares reported are the actual amounts earned based on the performance level met as of January 28, 2024, as certified by the LDC Committee on February 22, 2024, and include dividend equivalents accrued on the award. For the Fiscal 2022-2024 award and the Fiscal 2023-2025 award, the reported number of shares includes dividend equivalents accrued through January 28, 2024 and assumes achievement of the target level of performance for each award, in accordance with SEC requirements. The reported value of the performance share awards is based on the closing stock price on January 26, 2024, the last trading day of Fiscal 2023.
OPTIONS EXERCISED AND STOCK VESTED IN FISCAL 2023

The following table sets forth the options exercised and the shares of restricted stock and performance shares that vested for the NEOs during Fiscal 2023.

OPTIONS EXERCISED AND STOCK VESTED IN FISCAL 2023
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Edward P. Decker	—	—	24,710	(1)	7,234,269
Richard V. McPhail	2,000	432,220	13,872		4,114,914
Ann-Marie Campbell	—	—	16,606		4,918,420
Matthew A. Carey	—	—	15,863		4,698,108
Teresa Wynn Roseborough	—	—	12,626	(1)	3,738,842
Jeffrey G. Kinnaird	24,714	2,710,536	5,587	(2)	1,648,896
(1)For Mr. Decker, includes 9,293 shares withheld to pay taxes on restricted stock grants that became non-forfeitable on March 13, 2023. For Ms. Roseborough, includes 549 shares withheld to pay taxes on restricted stock grants that became non-forfeitable on February 22, 2023. The remaining shares under each of these grants continue to be restricted until the time-based vesting dates are reached.
(2)Includes 71 shares withheld to pay taxes on restricted stock unit grants that became non-forfeitable as of his termination date of March 31, 2023, as discussed in more detail in footnote 7 to the Summary Compensation Table. The remaining stock units under each of these grants continue to be restricted until the time-based vesting dates are reached.

66	The Home Depot 2024 Proxy Statement

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2023

The following table sets forth information regarding the participation of the NEOs in the Company’s nonqualified deferred compensation plans for Fiscal 2023.

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2023
	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(4)
Name
Edward P. Decker
THD Restoration Plan(5)	N/A	103,664	396,556	—	3,023,326
Deferred Compensation Plan For Officers(6)	—	—	154,135	—	1,081,736
Richard V. McPhail
THD Restoration Plan(5)	N/A	76,445	162,336	—	1,243,592
Ann-Marie Campbell
THD Restoration Plan(5)	N/A	79,079	261,012	—	1,991,843
Matthew A. Carey
THD Restoration Plan(5)	N/A	75,908	298,303	—	2,273,890
Teresa Wynn Roseborough
THD Restoration Plan(5)	N/A	62,916	127,109	—	974,270
Jeffrey G. Kinnaird
THD Restoration Plan(5)	N/A	—	—	—	—
(1)Executive contributions represent deferral of base salary and incentive awards under the MIP during Fiscal 2023, which amounts are also disclosed in the Fiscal 2023 Salary column and the Fiscal 2022 Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The THD Restoration Plan is non-elective, and the participants cannot make contributions to it.
(2)All Company contributions to the THD Restoration Plan are included as compensation in the Stock Awards column of the Summary Compensation Table. The Company does not make contributions to the Deferred Compensation Plan For Officers.
(3)THD Restoration Plan earnings represent the change in the value of the underlying Company stock during Fiscal 2023 plus dividends that are credited at the same rate, and at the same time, that dividends are paid to all shareholders. Deferred Compensation Plan For Officers earnings represent notional returns on participant-selected investments.
(4)For the THD Restoration Plan, amounts in the aggregate balance for Mr. Decker, Mr. McPhail, Ms. Campbell and Mr. Carey of $340,571, $135,229, $164,008 and $532,233, respectively, were previously reported in the Summary Compensation Table.
(5)The THD Restoration Plan, an unfunded, nonqualified deferred compensation plan, provides management-level associates with a benefit equal to the matching contributions that they would have received under the Company’s FutureBuilder 401(k) Plan if certain Internal Revenue Code limitations were not in place. On January 31 of each year, the plan makes an allocation to participant accounts in an amount equal to the participant’s eligible earnings (generally, salary plus annual cash incentive award) during the prior calendar year minus the Internal Revenue Code limit for tax-qualified plans ($330,000 for 2023) multiplied by the current Company match level of 3.5%. This amount is then converted to units representing shares of the Company’s common stock. Stock units credited to a participant’s account are also credited with dividend equivalents at the same time, and in the same amount, as dividends are paid to shareholders. Participant account balances vest at the same time their account in the Company’s tax-qualified FutureBuilder 401(k) Plan vests, which provides for 100% cliff vesting after three years of service. A participant’s vested account balance is payable in shares of common stock on retirement or other employment termination. In-service withdrawals are not permitted.
(6)The Deferred Compensation Plan For Officers is an unfunded, nonqualified deferred compensation plan that allows officers to defer payment of up to 50% of base salary and up to 100% of annual cash incentive compensation until retirement or other employment termination. The Company makes no contributions to the Deferred Compensation Plan For Officers. Participants may also elect an in-service distribution during a designated calendar year or over a period of not more than ten years, or upon a change in control of the Company. Commencing at retirement after age 60 or one year thereafter, payment is made, at the participant’s election, in a single sum or equal annual installment payments over a period of not more than ten years, provided that distribution in a single sum is automatically made on termination for reasons other than retirement or disability. Participants direct the manner in which their account balances are deemed invested among an array of investment funds, and notional earnings are credited to participant accounts based on fund returns. Accounts are 100% vested at all times.

The Home Depot 2024 Proxy Statement	67

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Termination Without Cause or For Good Reason
The employment arrangements with our NEOs do not entitle them to severance payments upon employment termination. They would, however, be entitled to any vested benefits under Company plans in which they participate. Each of the NEOs is subject to non-competition and non-solicitation restrictions for periods ranging from 24 to 36 months post-termination. Each NEO is also subject to post-termination confidentiality restrictions.
Change in Control
The Company does not maintain change in control agreements for its executives. Since Fiscal 2013, our standard form of equity award agreement adopted by the LDC Committee has provided for accelerated vesting if the executive is terminated without cause within 12 months following a change in control, and our Omnibus Plan incorporates this “double-trigger” provision into the plan for all awards issued after May 2022. Prior to Fiscal 2013, our equity awards provided for accelerated vesting solely upon a change in control regardless of any termination of employment. The vast majority of these awards have vested in accordance with their terms.
The following table sets forth the estimated value that the NEOs employed at the end of Fiscal 2023 would have been entitled to receive due to accelerated vesting of outstanding awards assuming a change in control of the Company as of January 28, 2024, both with and without a termination of employment. In addition, in the event of a termination of employment, these NEOs would be entitled to receive vested benefits under Company plans in which they participate, including amounts under the THD Restoration Plan and, if applicable, the Deferred Compensation Plan For Officers, as set forth in the Nonqualified Deferred Compensation table on page 67 of this Proxy Statement.

CHANGE IN CONTROL
	Change in Control Only	Change in Control Followed by Termination Without Cause
Name	Value of Restricted Stock Awards ($)(1)	Value of Additional Restricted Stock and Option Awards Vesting on Termination ($)(2)	Value of Performance Shares Vesting on Termination ($)(3)	Total Assuming Change in Control AND Termination of Employment ($)
Edward P. Decker	2,309,450	13,267,936	9,535,541	25,112,927
Richard V. McPhail	—	6,530,547	2,616,429	9,146,976
Ann-Marie Campbell	—	7,569,205	2,633,484	10,202,689
Matthew A. Carey	—	6,460,612	2,104,442	8,565,054
Teresa Wynn Roseborough	—	4,395,574	1,738,128	6,133,702
(1)Value reflects outstanding shares of restricted stock granted prior to Fiscal 2013, multiplied by a closing stock price of $355.30 on January 26, 2024.
(2)Value reflects outstanding shares of restricted stock granted since Fiscal 2013, multiplied by a closing stock price of $355.30 on January 26, 2024, and the intrinsic value as of January 26, 2024 of outstanding unvested stock options granted in Fiscal 2013 through Fiscal 2023, using the closing stock price of $355.30 on January 26, 2024.
(3)Value reflects the following: (a) for the Fiscal 2022-2024 performance share award, (i) shares that would have been earned based on 36.0% actual performance at the end of Fiscal 2023 multiplied by a ratio of 728 days in the performance period through January 28, 2024 to 1,099 total days in the performance period, plus (ii) target performance shares multiplied by the ratio of 371 days remaining in the performance period after January 28, 2024 to 1,099 total days in the performance period; and (b) for the Fiscal 2023-2025 performance share award, (i) shares that would have been earned based on 70.0% actual performance at the end of Fiscal 2023 multiplied by a ratio of 364 days in the performance period through January 28, 2024 to 1,099 total days in the performance period, plus (ii) target performance shares multiplied by the ratio of 735 days remaining in the performance period after January 28, 2024 to 1,099 total days in the performance period. In each case, the number of performance shares obtained is multiplied by a closing stock price of $355.30 on January 26, 2024 to determine the value as of the end of Fiscal 2023. Amounts include dividend equivalents accrued through the end of Fiscal 2023 converted into additional performance shares. Amounts do not include the value of the Fiscal 2021-2023 award because it was earned as of January 28, 2024, the last day of the performance period, and would be received regardless of whether there was a change in control.

68	The Home Depot 2024 Proxy Statement

Termination Due to Death or Disability
Equity awards made to salaried associates, including the NEOs, generally provide for accelerated vesting of the award upon employment termination due to death or disability. The following table sets forth the estimated value of benefits that the NEOs employed at the end of Fiscal 2023 would have been entitled to receive assuming death or disability as of January 28, 2024. In addition, these NEOs would be entitled to receive vested benefits under Company plans in which they participate, including amounts under the THD Restoration Plan and, if applicable, the Deferred Compensation Plan For Officers, as set forth in the Nonqualified Deferred Compensation table on page 67 of this Proxy Statement.

DEATH OR DISABILITY
Name	Value of Restricted Stock and Option Awards ($)(1)	Value of Performance Shares ($)		Death Benefit ($)(3)	Total ($)
Edward P. Decker	15,577,386	6,886,069	(2)	400,000	22,863,455
Richard V. McPhail	6,530,547	818,611	(2)	400,000	7,749,158
Ann-Marie Campbell	7,569,205	825,717	(2)	400,000	8,794,923
Matthew A. Carey	6,460,612	662,990	(2)	400,000	7,523,602
Teresa Wynn Roseborough	4,395,574	1,253,143	(2)	N/A	5,648,717
(1)Value reflects outstanding restricted stock at the end of Fiscal 2023, multiplied by a closing stock price of $355.30 on January 26, 2024, and outstanding unvested stock options based on the intrinsic value as of January 26, 2024, using the closing stock price of $355.30 on January 26, 2024.
(2)Value reflects the following: (a) for the Fiscal 2022-2024 performance share award, the prorated portion of shares that would have been earned based on 36.0% actual performance at the end of Fiscal 2023 multiplied by a ratio of 728 days in the performance period through January 28, 2024 to 1,099 total days in the performance period; and (b) for the Fiscal 2023-2025 performance share award, the prorated portion of shares that would have been earned based on 70.0% actual performance at the end of Fiscal 2023 multiplied by a ratio of 364 days in the performance period through January 28, 2024 to 1,099 total days in the performance period. The number of performance shares obtained is multiplied by a closing stock price of $355.30 on January 26, 2024 to determine the value as of the end of Fiscal 2023. Amounts include dividend equivalents accrued through the end of Fiscal 2023 converted into additional performance shares. Amounts do not include the value of the Fiscal 2021-2023 award because it was earned as of January 28, 2024, the last day of the performance period, and would be received regardless of the individual’s death or disability.
(3)Value reflects a death benefit under the death-benefit-only program, which is only paid out upon death, not disability.
Termination Due to Retirement
With very few exceptions, equity awards made to salaried associates, including the NEOs, provide that the awards are no longer forfeitable upon retirement on or after age 60 with at least five years of continuous service with the Company. As of January 28, 2024, Mr. Decker and Ms. Roseborough are the only NEOs that had met this condition. The following table sets forth the estimated value of benefits that Mr. Decker and Ms. Roseborough would be entitled to receive assuming termination due to retirement as of January 28, 2024. Mr. Decker and Ms. Roseborough would also be entitled to amounts under the THD Restoration Plan and, if applicable, the Deferred Compensation Plan For Officers, as set forth in the Nonqualified Deferred Compensation table on page 67 of this Proxy Statement.

RETIREMENT
Name	Value of Restricted Stock and Option Awards ($)(1)	Value of Performance Shares ($)(2)	Total ($)
Edward P. Decker	13,267,936	6,886,069	20,154,005
Teresa Wynn Roseborough	4,395,574	1,253,143	5,648,717
(1)Value reflects restricted stock grants that have the retirement eligibility provision described above and that are outstanding at the end of Fiscal 2023, multiplied by a closing stock price of $355.30 on January 26, 2024, and unvested stock options that have the retirement eligibility provision, based on the intrinsic value as of January 26, 2024, using the closing stock price of $355.30 on January 26, 2024. The restricted stock grants would remain non-transferable, and the stock options would remain non-exercisable, until the time-based vesting dates.
(2)Value reflects the following: (a) for the Fiscal 2022-2024 performance share award, the shares that would have been earned based on 36.0% actual performance at the end of Fiscal 2023; and (b) for the Fiscal 2023-2025 performance share award, the shares that would have been earned based on 70.0% actual performance at the end of Fiscal 2023. The number of performance shares obtained is multiplied by a closing stock price of $355.30 on January 26, 2024 to determine the value as of the end of Fiscal 2023. Amounts

The Home Depot 2024 Proxy Statement	69

include dividend equivalents accrued through the end of Fiscal 2023 converted into additional performance shares. Amounts do not include the value of the Fiscal 2021-2023 performance award because it was earned as of January 28, 2024, the last day of the performance period, and would be received regardless of the individual’s retirement.
Payments Made to Former Executive in Fiscal 2023
Mr. Kinnaird.    The Company and Jeffrey Kinnaird, former EVP – Merchandising of the Company, entered into a separation agreement in connection with Mr. Kinnaird’s departure from the Company effective March 31, 2023. The separation agreement generally provides for monthly separation payments for 24 months, paid on a monthly basis; a lump sum cash payment of $2,000,000, paid out on April 24, 2023, in lieu of forfeited performance share awards; and a lump sum payment of $12,000 as an offset for his healthcare costs. The separation agreement provided for acceleration of the vesting of 9,086 stock options to March 31, 2023. Mr. Kinnaird had until March 31, 2024 to exercise these options as well as any options that were already vested and outstanding. The separation agreement also provided for the removal of the risk of forfeiture on 2,873 restricted stock units, with delivery to occur on the originally scheduled vesting dates over a two-year period following his termination date. The remainder of Mr. Kinnaird’s unvested stock options and restricted stock units were forfeited, and Mr. Kinnaird forfeited all performance share awards for the Fiscal 2021-2023 and Fiscal 2022-2024 performance periods. Pursuant to the separation agreement, Mr. Kinnaird was also entitled to outplacement services for a period not to exceed 12 months, tax preparation services for his annual income tax filing in the U.S. and Canada for five years, and full relocation benefits to return to Canada, including any loss on the sale of his home in the U.S.
The table below summarizes the approximate value of the benefits pursuant to the separation agreement described above:

Amount ($)
Benefit
Monthly Separation Payments	1,500,000
Lump Sum Payment in Lieu of Performance Shares	2,000,000
Acceleration of Certain Stock Options(1)	293,549
Continued Vesting of Restricted Stock Units(1)	847,920
Relocation Benefits	253,199
Tax Preparation Services	20,000
Lump Sum Payment for Healthcare Costs	12,000
Outplacement Services	5,000
Total	4,931,668
(1)Reflects the value of the accelerated stock options based on the intrinsic value as of March 31, 2023 and the value of the restricted stock units no longer subject to risk of forfeiture on March 31, 2023, in each case using the closing stock price of $295.12 on March 31, 2023.
Pursuant to the separation agreement, Mr. Kinnaird is subject to a non-revocation of a general release of claims against the Company, compliance with a non-disparagement covenant, 24-month non-competition and non-solicitation covenants, and a 12-month confidentiality covenant.

70	The Home Depot 2024 Proxy Statement

PAY VERSUS PERFORMANCE

As required by Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive “compensation actually paid,” or “CAP,” and certain financial performance of the Company. CAP does not reflect the actual amount of compensation earned by or paid to our NEOs during the applicable years and does not necessarily reflect how the LDC Committee evaluated compensation decisions in light of Company performance. For further information concerning the Company’s pay-for-performance philosophy and how the Company aligns executive compensation with the Company’s performance, refer to the Compensation Discussion and Analysis beginning on page 43.

PAY VERSUS PERFORMANCE TABLE
(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)	(i)
Year	Summary Compensation Table Total for CEO ($)(1)		Compensation Actually Paid to CEO ($)(2)		Average Summary Compen- sation Table Total for Non-CEO NEOs ($)(3)	Average Compen- sation Actually Paid to Non-CEO NEOs ($)(4)	Value of Initial Fixed $100 Investment Based on:		Net Income ($)(7) (in billions)	Operating Profit ($)(8) (in billions)
	CEO	Former CEO	CEO	Former CEO			TSR ($)(5)	Peer Group TSR ($)(6)
2023	14,419,252	—	18,272,399	—	4,540,911	4,391,001	171.6	165.2	15.14	21.65
2022	14,619,789	9,020,862	7,501,985	(2,905,659)	4,390,720	953,780	148.8	124.0	17.11	24.09
2021	—	13,059,751	—	51,702,946	5,568,673	18,194,527	168.0	149.7	16.43	22.92
2020	—	13,995,092	—	26,400,107	5,261,268	9,186,485	121.6	141.4	12.87	20.64
(1)Mr. Decker served as our CEO for Fiscal 2023; Mr. Decker and Craig Menear each served for a period of time as our CEO for Fiscal 2022; and Mr. Menear was our CEO for Fiscal 2021 and Fiscal 2020. The dollar amounts reported in column (b) are the amounts of total compensation reported in the Total column of the Summary Compensation Table for our CEO and former CEO for the corresponding years in which each served as our CEO.
(2)In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to the Summary Compensation Table (or “SCT”) total compensation for Fiscal 2023 to determine the CAP for Fiscal 2023:

CEO SCT Total to CAP Reconciliation
Year	Reported Summary Compensation Table Total for CEO ($)	Deductions from SCT Total ($)(a)	Equity Award Adjustments ($)(b)	Compensation Actually Paid to CEO (as defined by SEC rule) ($)
2023	14,419,252	(10,653,487)	14,506,634	18,272,399
(a)Represents the grant date fair value of equity awards, which are the total of the amounts reported in the Stock Awards and Option Awards columns in the Summary Compensation Table for Fiscal 2023.
(b)The equity award adjustments for Fiscal 2023 include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in Fiscal 2023 that are outstanding and unvested as of the end of Fiscal 2023; (ii) the amount of change as of the end of Fiscal 2023 (from the end of Fiscal 2022) in the fair value of any awards granted in prior years that are outstanding and unvested as of the end of Fiscal 2023; (iii) for awards that are granted in Fiscal 2023 and vest in Fiscal 2023, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in Fiscal 2023, the amount equal to the change as of the vesting date (from the end of Fiscal 2022) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during Fiscal 2023, a deduction for the amount equal to the fair value at the end of Fiscal 2022; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in Fiscal 2023 prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for Fiscal 2023. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments detailed in the table below.

The Home Depot 2024 Proxy Statement	71

CEO Equity Component of CAP
Year	Year-End Fair Value of Unvested Equity Awards Granted in the Year ($)	Year-Over- Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year-Over- Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair-Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2023	13,247,153	886,868	103,664	(212,813)	—	481,763	14,506,634
(3)The dollar amounts reported in column (d) represent the average of the amounts reported for our non-CEO NEOs as a group in the Total column of the Summary Compensation Table in each applicable year. The names of each of these NEOs included for purposes of calculating the average amounts in each applicable year are as follows: (i) for Fiscal 2023, Mr. McPhail, Ms. Campbell, Mr. Carey, Mr. Kinnaird, and Ms. Roseborough; (ii) for Fiscal 2022, Mr. McPhail, Ms. Campbell, Mr. Carey, and Mr. Kinnaird; (iii) for Fiscal 2021, Mr. Decker, Mr. McPhail, Ms. Campbell, and Mr. Carey; and (iv) for Fiscal 2020, Mr. Decker, Mr. McPhail, Ms. Campbell, and Mark Holifield.
(4)In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for these NEOs as a group for each year to determine the CAP, using the same methodology described above in footnote 2.

Average Other NEOs SCT Total to CAP Reconciliation
Year	Average Reported Summary Compensation Table Total for Non-CEO NEOs ($)	Average Reported Summary Compensation Table Value of Equity Awards ($)	Average Equity Award Adjustments ($)(a)	Average Compensation Actually Paid to Non-CEO NEOs ($)
2023	4,540,911	(2,385,478)	2,235,568	4,391,001
(a)The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments are detailed in the table below.

Average Other NEOs Equity Component of CAP
Year	Average Year-End Fair Value of Unvested Equity Awards Granted in the Year ($)	Year-Over- Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year-Over- Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2023	2,586,433	484,509	58,870	(218,485)	(811,344)	135,585	2,235,568
(5)Cumulative TSR is calculated by dividing (a) the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end and the beginning of the measurement period by (b) the Company’s share price at the beginning of the measurement period.
(6)Represents the weighted peer group TSR, weighted according to the respective companies’ stock market capitalization at the beginning of each period for which a return is indicated. The peer group used for this purpose is the S&P Retail Composite Index.
(7)The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.
(8)Operating profit is defined as the Company’s net sales less the sum of the cost of sales, selling, general and administrative expense, and depreciation and amortization expense (all as determined on a 52-week basis), subject to adjustments as more fully described under “—Elements of Our Compensation Programs—Annual Cash Incentive—Potential Adjustments” and “—Elements of Our Compensation Programs—Annual Cash Incentive—Fiscal 2023 MIP Results” in our Compensation Discussion and Analysis above.

72	The Home Depot 2024 Proxy Statement

Financial Performance Measures
The most important financial performance measures used by the Company to link CAP to the Company’s NEOs for Fiscal 2023 to the Company’s performance are as follows:
•Operating Profit, as adjusted, as defined in the MIP
•Sales
•Return on Invested Capital
•Inventory Turns
Pay Versus Performance Relationship Disclosures
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following tables indicating the relationships between the metrics below and CAP as presented in the Pay Versus Performance table, as well as the relationship between cumulative TSR of the Company and cumulative TSR of the peer group.

The Home Depot 2024 Proxy Statement	73

CEO PAY RATIO

Compensation at all levels of the Company is aligned with our philosophy of taking care of our associates and motivating them to deliver a superior customer experience. As noted above in the Executive Summary of the Compensation Discussion and Analysis on page 44, in Fiscal 2023 we continued to invest in our associates, making incremental annualized wage enhancements of approximately $1 billion for our frontline, hourly associates to maintain the competitiveness of our associate compensation. Non-management associates (full- and part-time) participate in our Success Sharing bonus program, which provides semi-annual cash awards for performance against our business plan, including sales plan and productivity goals. In addition, non-management associates are eligible to earn awards for superior performance and customer service at the individual, store, facility, and district levels. Due to the outstanding performance of our non-management associates in Fiscal 2023, we made substantial payouts under our Success Sharing program, with 100% of stores receiving Success Sharing in each of the first and second halves of Fiscal 2023. This resulted in Success Sharing bonus payments to our non-management associates of approximately $206 million for Fiscal 2023. In addition, we established a merit increase budget for our salaried associates in Fiscal 2023 of 3.5% and increased wages for our hourly associates by 4% or greater following the wage enhancements discussed above. We also continued our practice of making matching contributions under the FutureBuilder 401(k) Plan. We also provided a variety of recognition and teambuilding awards to recognize and reward top-performing associates and support morale.
In accordance with SEC rules, the following ratio compares the annual total compensation of our median-paid (or middle) associate (the “median-paid associate”) for Fiscal 2023 with the annual total compensation of Edward P. Decker, our CEO in Fiscal 2023. The pay ratio included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K (the “pay ratio rule”).
•The annual total compensation of our median-paid associate, other than our CEO, was $35,131. Our median-paid associate for Fiscal 2023 was an hourly employee in the U.S. The year-over-year increase in the compensation of our median-paid associate reflects the compensation enhancements we made in Fiscal 2023.
•The annual total compensation of our CEO for Fiscal 2023 was $14,419,252, as reported in the Summary Compensation Table on page 58.
•Based on this information, for Fiscal 2023 the ratio of the annual total compensation of our CEO to the annual total compensation of our median-paid associate was 410 to 1.
For purposes of the above disclosure, we are required to identify our median-paid associate based upon our total workforce, without regard to their location, compensation arrangements, or full-time, part-time or

74	The Home Depot 2024 Proxy Statement

seasonal status. To identify the median-paid associate, we used the following methodology, material assumptions, adjustments, and estimates:
•We determined our median-paid associate as of December 31, 2023, which was within the last three months of Fiscal 2023 as required by the pay ratio rule.
•At the end of Fiscal 2023, we employed a total of approximately 463,100 associates, of which approximately 411,200 were employed in the U.S. and approximately 51,900 were employed outside of the U.S. In calculating the pay ratio, we excluded, under the de minimis exception to the pay ratio rule, all of our associates in each of Mexico (approximately 17,800), China (273), India (25), Vietnam (24), Italy (1), Poland (1), and Turkey (1), which in total are approximately 18,100 associates, or 3.9% of our total associates. We also excluded 5,938 individuals that became associates as of result of the Construction Resources, Temco Logistics and Redi Carpet acquisitions made in Fiscal 2023 in accordance with an exemption under the pay ratio rule for acquisitions completed in the relevant fiscal year.
•For Fiscal 2023, we identified our median-paid associate using W-2 payroll data (or the equivalent for our Canadian associates), rounded to the nearest dollar, for all associates included in the calculation. In Fiscal 2023, as we have done in prior years, we annualized pay for newly hired associates and associates on leave. We pay our Canadian associates in Canadian Dollars. For the purposes of this calculation, their pay was converted into U.S. Dollars using the exchange rate in effect on December 31, 2023. For Fiscal 2023, we had several full-year associates with the same dollar amount of W-2 compensation. Therefore, for each such associate we determined the associate’s annual total compensation for Fiscal 2023, which ended January 28, 2024, and then identified the median-paid associate from that group based on the annual total compensation measure. This amount, consistent with the compensation of our CEO, includes annual incentive compensation earned in Fiscal 2023 and paid in March 2024.

The Home Depot 2024 Proxy Statement	75

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding the Company’s equity compensation plans as of the end of Fiscal 2023.

EQUITY COMPENSATION PLAN INFORMATION
Plan Category	Number of Securities to Be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column)
Equity Compensation Plans Approved by Security Holders(1)	4,040,080	(2)	$189.97	(3)	93,791,027	(4)
Equity Compensation Plans Not Approved by Security Holders(5)	139,508	(6)	$—	(7)	18,292,476	(8)
Total	4,179,588				112,083,503
(1)These plans are the 1997 Plan, the Omnibus Plan, the ESPP and the Directors Plan. The Directors Plan allows the Company’s outside directors to elect to defer their cash retainers for deferred stock units payable in shares of the Company’s common stock on termination of Board service.
(2)Includes an aggregate of 3,085,236 stock options under the Omnibus Plan, 5,371 deferred shares or deferred stock units under the 1997 Plan, 508,235 deferred shares, deferred stock units or restricted stock units under the Omnibus Plan, 352,953 performance shares under the Omnibus Plan, and 88,286 deferred stock units credited to participant accounts under the Directors Plan. Does not include 3,832 outstanding restricted shares granted under the 1997 Plan and 2,874,001 outstanding restricted shares granted under the Omnibus Plan.
(3)Weighted-average exercise price of outstanding options; excludes deferred shares, deferred stock units, deferred stock rights, restricted stock units, performance shares and shares of restricted stock under the 1997 Plan and the Omnibus Plan, deferred stock units under the Directors Plan, and rights to purchase shares under the ESPP.
(4)Represents 76,801,480 shares under the Omnibus Plan, 15,025,077 shares under the ESPP (see Note 9 to the Company’s consolidated financial statements included in the 2023 Form 10-K and Exhibit 10.12 to the 2023 Form 10-K), and 1,964,470 shares under the Directors Plan.
(5)These plans are the Company’s Non-U.S. ESPP (see Note 9 to the Company’s consolidated financial statements in the 2023 Form 10-K and Exhibit 10.12 to the 2023 Form 10-K), the THD Restoration Plan (see Note 10 to the Company’s consolidated financial statements in the 2023 Form 10-K and Exhibits 10.7 and 10.8 to the 2023 Form 10-K) and the HD Supply Restoration Plan (see Note 10 to the Company’s consolidated financial statements in the 2023 Form 10-K and Exhibit 10.9 to the 2023 Form 10-K).
(6)Represents deferred stock units under the THD Restoration Plan and the HD Supply Restoration Plan referred to in footnote 5.
(7)Outstanding equity consists solely of rights to purchase shares under the Non-U.S. ESPP and deferred stock units granted under the THD Restoration Plan and the HD Supply Restoration Plan; therefore, there is no weighted-average exercise price.
(8)Represents shares available under the Non-U.S. ESPP.

76	The Home Depot 2024 Proxy Statement

DIRECTOR COMPENSATION
Our philosophy with respect to director compensation is to align the interests of non-employee directors with the interests of our shareholders. To implement this philosophy, our Corporate Governance Guidelines provide that the annual retainer for non-employee directors must be at least two-thirds equity. The Company presently provides 82% of each director’s annual retainer in Company equity. Furthermore, consistent with our Corporate Governance Guidelines, director equity awards stipulate that shares of Company stock must continue to be held until the director retires from the Board or for one year after Board service ends for any reason other than ordinary Board retirement (at or after age 72), death, disability or a change in control of the Company.
Non-employee director compensation is assessed each year by the LDC Committee, based on input from its independent compensation consultant and taking into account compensation paid to non-employee directors at the companies in the same peer group used for executive compensation purposes, as described above in the Compensation Discussion and Analysis under “Compensation Determination Process—Benchmarking” starting on page 48. For compensation to be paid in Fiscal 2023, this assessment took place in August 2022. Based on this assessment, the Board, upon the recommendation of the LDC Committee, determined to make a modest increase to non-employee director compensation for Fiscal 2023 by increasing the annual stock and cash retainers to $245,000 and $55,000, respectively (from $230,000 and $50,000, respectively, the prior year), for a total annual retainer of $300,000 (from $280,000 the prior year). In making the change in the retainers, the Board and the LDC Committee noted these retainers had not changed in over fifteen years.
Each non-employee director who was a Board member during Fiscal 2023 received an annual retainer of $300,000 as of the date of the 2023 annual meeting. The annual retainer was paid in the following manner:
•$245,000 in the form of deferred shares granted under the Omnibus Plan; and
•$55,000 in the form of cash or deferred stock units under the Directors Plan, at the election of the director.
The deferred shares and deferred stock units, together with dividend equivalents that accrue thereon, are payable in shares of the Company’s common stock following termination of Board service. Director compensation is paid for the 12-month period commencing with each annual meeting of shareholders. A pro rata portion of annual director compensation is paid to directors who become Board members or Board committee Chairs after the annual meeting as follows: 100% for appointments on or before the six-month anniversary of the annual meeting, 50% after the six-month but not later than the nine-month anniversary of the annual meeting, and 25% after the nine-month anniversary of the annual meeting.
For Fiscal 2023, on the date of the 2023 annual meeting, the non-employee directors who served as Chairs of the Board committees also received the following amounts:

Committee	Chair Retainer Amount
Audit	$25,000
Finance	$20,000
Leadership Development and Compensation	$20,000
Nominating and Corporate Governance	$20,000
Board committee Chair retainers were payable in cash or deferred stock units under the Directors Plan, at the election of the director.
The Lead Director also receives an additional retainer of $80,000 in the form of cash or, at his election, deferred stock units under the Directors Plan. To meet the two-thirds equity requirement in the Corporate Governance Guidelines, the Lead Director must elect to receive at least 6.2% of the aggregate of his cash retainers in the form of deferred stock units under the Directors Plan, with the remainder paid in the form of cash or deferred stock units under the Directors Plan, at the election of the Lead Director. For Fiscal 2023, our Lead Director elected to receive 100% of his cash retainers in deferred stock units under the Directors Plan.
The Company also pays (or provides for reimbursement of) the travel and accommodation expenses of directors and, when requested by the Company, their spouses, to attend Board meetings, conduct store visits and participate in other corporate functions.
The Company maintains a program through which it will match up to $10,000 of charitable donations made by each director, including the Chair, for each calendar year. In addition, the Company will match up to $5,000 of any non-employee director’s contribution to the political action committee sponsored by the Company with a

The Home Depot 2024 Proxy Statement	77

donation to a charitable organization of the director’s choice. The directors do not receive any financial benefit from these programs because the charitable deductions, to the extent permitted, accrue solely to the Company. Donations under the programs are not made to any charity from which the director (or a party related to the director) directly or indirectly receives compensation.
The following table sets forth the compensation paid to or earned during Fiscal 2023 by our non-employee directors who served during Fiscal 2023.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (3)	All Other Compensation ($)(4)	Total ($)
Gerard J. Arpey	55,000	244,983	15,000	314,983
Ari Bousbib	75,000	244,983	5,000	324,983
Jeffery H. Boyd	75,000	244,983	15,000	334,983
Gregory D. Brenneman	135,000	244,983	—	379,983
J. Frank Brown	80,000	244,983	10,000	334,983
Albert P. Carey	75,000	244,983	10,000	329,983
Linda R. Gooden	55,000	244,983	10,000	309,983
Wayne M. Hewett	55,000	244,983	12,500	312,483
Manuel Kadre	55,000	244,983	10,000	309,983
Stephanie C. Linnartz	55,000	244,983	15,000	314,983
Paula A. Santilli	55,000	244,983	—	299,983
Caryn Seidman-Becker	55,000	244,983	5,000	304,983
(1)Fees earned or paid in cash vary because, in addition to the $55,000 annual retainer, they include retainers for Chair and Lead Director positions. Mr. Bousbib, Mr. Boyd, Mr. Brenneman, Mr. Brown, Mr. Carey, Mr. Kadre, Ms. Linnartz, Ms. Santilli and Ms. Seidman-Becker deferred 100% of their annual cash Board retainers under the Directors Plan, which retainers were converted into stock units that are payable in shares of Company common stock following termination of Board service. Mr. Bousbib, Mr. Boyd, Mr. Brown, and Mr. Carey also deferred 100% of their committee Chair retainers, and Mr. Brenneman deferred 100% of his Lead Director retainer. Dividend equivalents are credited on stock units in the Directors Plan at the same rate, and at the same time, that dividends are paid to shareholders.
(2)Amounts set forth in the Stock Awards column represent the aggregate grant date fair value of awards granted in Fiscal 2023 computed in accordance with FASB ASC Topic 718. The grant date fair value of the deferred share award granted during Fiscal 2023 is set forth in the following table, computed in accordance with FASB ASC Topic 718 based on the closing stock price on the grant date. There were no deferred share forfeitures by the directors during Fiscal 2023.

Grant Date	Shares (#)	Value ($)	Directors Who Received
05/18/2023	830	244,983	Arpey, Bousbib, Boyd, Brenneman, Brown, Carey, Gooden, Hewett, Kadre, Linnartz, Santilli, Seidman-Becker
(3)As of the end of Fiscal 2023, our non-employee directors who served during Fiscal 2023 held the following outstanding equity:

Name	Restricted Stock	Deferred Shares	Deferred Stock Units	Shares Owned Outright	Shares Owned Indirectly	Total
Gerard J. Arpey	—	12,475	—	1,000	—	13,475
Ari Bousbib	—	83,680	21,664	10,000	—	115,344
Jeffery H. Boyd	—	10,104	2,344	10,000	65	22,513
Gregory D. Brenneman	1,332	101,528	38,999	45,000	16,877	203,736
J. Frank Brown	—	35,133	8,508	1,000	—	44,641
Albert P. Carey	—	74,874	10,990	1,100	—	86,964
Linda R. Gooden	—	12,439	193	1,500	—	14,132
Wayne M. Hewett	—	16,264	2,039	1,650	—	19,953
Manuel Kadre	—	6,184	1,350	3,000	—	10,534
Stephanie C. Linnartz	—	6,274	1,370	1,030	—	8,674
Paula A. Santilli	—	1,871	413	1,583	—	3,867
Caryn Seidman-Becker	—	1,871	413	1,500	—	3,784
(4)Amounts reported reflect matching charitable contributions.

78	The Home Depot 2024 Proxy Statement

LEADERSHIP DEVELOPMENT AND COMPENSATION
COMMITTEE REPORT
Each member of the LDC Committee is independent under SEC rules, NYSE listing standards and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines.
The LDC Committee acts under a written charter which sets forth its responsibilities and duties, as well as requirements for the LDC Committee’s composition and meetings. The LDC Committee’s primary responsibility is to (a) assist the Board in developing and evaluating potential candidates for executive positions, including the CEO, (b) oversee the development of executive succession plans, and (c) approve compensation strategy, including the corporate goals and objectives relevant to the compensation of the Company’s senior executive officers, including the CEO, to ensure that management is afforded appropriate incentives and rewarded appropriately for contributions to the Company’s growth and profitability and that the executive compensation strategy supports the Company’s objectives and shareholder interests.
The LDC Committee also oversees management’s decisions concerning the performance and compensation of other Company officers, administers the Company’s equity-based and incentive-based compensation plans, regularly evaluates the effectiveness of the Company’s overall executive compensation program, and reviews the overall compensation and benefits strategy for all associates of the Company to ensure consistency with the Company’s stated compensation strategy, including human capital management and diversity, equity and inclusion matters. In addition, the LDC Committee periodically reviews the compensation and benefits offered to non-employee directors and recommends changes as appropriate.
A more complete description of the LDC Committee’s functions is set forth in the LDC Committee charter, which is available on the Company’s Investor Relations website at https://ir.homedepot.com under “Corporate Governance > Committee Members & Charters” and is also available in print at no charge upon request.
The LDC Committee has reviewed and discussed the Company’s Compensation Discussion and Analysis with management. Based upon such review and discussions, the LDC Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for Fiscal 2023.
This report has been furnished by the current members of the LDC Committee:
•    Wayne M. Hewett, Chair
•    Albert P. Carey
•    Linda R. Gooden
•    Stephanie C. Linnartz
•    Caryn Seidman-Becker

The Home Depot 2024 Proxy Statement	79

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table shows the Company common stock beneficially owned, as of March 1, 2024, by our directors, the NEOs, and our directors and executive officers as a group. Except as otherwise noted, the beneficial owners listed have sole voting and investment power with respect to the shares shown. An asterisk (*) in the Percent of Class column indicates beneficial ownership of less than 1%. The percentage ownership is based on the number of shares of our common stock outstanding as of March 1, 2024.

Name of Beneficial Owner	Total Beneficial Ownership(1)		Deferred Shares/ Stock Units(8)	Percent of Class
Edward P. Decker	217,007		8,867	*
Gerard J. Arpey	1,000		12,475	*
Ari Bousbib	10,000		105,344	*
Jeffery H. Boyd	10,065	(2)	12,448	*
Gregory D. Brenneman	63,209	(3)	140,527	*
J. Frank Brown	1,000		43,642	*
Albert P. Carey	1,100		85,863	*
Linda R. Gooden	1,500		12,632	*
Wayne M. Hewett	1,650		18,331	*
Manuel Kadre	3,000		7,535	*
Stephanie Linnartz	1,030		7,643	*
Paula Santilli	1,583		2,284	*
Caryn Seidman-Becker	1,500		2,284	*
Ann-Marie Campbell	126,650	(4)	5,808	*
Matthew A. Carey	103,025		6,594	*
Jeffrey G. Kinnaird	18,056	(5)	—	*
Richard V. McPhail	87,310		3,696	*
Teresa Wynn Roseborough	46,131	(6)	2,902	*
Directors and executive officers as a group (23 people)	967,292	(7)	487,279	0.10%
(1)Represents the number of shares beneficially owned, which includes equivalent shares credited under our FutureBuilder 401(k) Plan and restricted stock granted under the Omnibus Plan and the 1997 Plan. In addition, these amounts include shares subject to options exercisable within 60 days of March 1, 2024 as follows: Edward P. Decker – 109,276; Ann-Marie Campbell – 48,565; Matthew A. Carey – 65,027; Richard V. McPhail – 47,016; Teresa Wynn Roseborough – 22,084; and directors and executive officers as a group (23 people) – 435,416. Amounts in this column do not include shares to be received upon settlement of deferred stock units or deferred shares more than 60 days after March 1, 2024, which shares are reflected in the Deferred Shares/Stock Units column of the table. The deferred stock units and deferred shares have no voting rights. Our Securities Laws Policy requires directors and executive officers to pre-clear any pledge of shares of our common stock as security for any indebtedness (including any margin loans), and none of our directors or executive officers has any such pledged shares. Consistent with our anti-hedging policy, described more fully on page 56 of the Compensation Discussion and Analysis, none of our directors or executive officers has entered into any hedging transactions with regard to his or her ownership of our common stock.
(2)This amount includes 65 shares held by Brothers Brook LLC, of which Mr. Boyd is the Managing Director.
(3)This amount includes 16,877 shares held by a family member.
(4)This amount includes 12,565 shares held by a charitable trust.
(5)Because Mr. Kinnaird departed from the Company effective March 31, 2023, he is no longer required to report to the Company ownership of Company equity that he owns. Accordingly, the amount in the table reflects Mr. Kinnaird’s ownership of Company equity based on information reasonably available to the Company.
(6)This amount includes 60 shares held by a spouse.
(7)This amount includes the shares reflected in footnotes 2-6 above.
(8)These amounts reflect deferred shares and deferred stock units granted under the Omnibus Plan, deferred stock units granted under the Directors Plan, and stock units granted under the THD Restoration Plan. None of these amounts are included in the Percent of Class calculation.

80	The Home Depot 2024 Proxy Statement

The following table contains information about the number of shares of our common stock held as of December 31, 2023 by persons we know to be the beneficial owners of more than 5% of our outstanding common stock. The percentage ownership is based on the number of shares of our common stock outstanding as of March 1, 2024.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Class
The Vanguard Group, Inc.(1) 100 Vanguard Boulevard Malvern, PA 19355	94,458,737	9.5%
BlackRock, Inc.(2) 50 Hudson Yards New York, NY 10001	71,124,615	7.2%
(1)Beneficial ownership information is based on information contained in a Schedule 13G/A filed with the SEC on February 13, 2024. The Vanguard Group, Inc. reported that it has sole dispositive power as to 89,971,882 of these shares, shared dispositive power as to 4,486,855 of these shares, and shared voting power as to 1,334,805 of these shares.
(2)Beneficial ownership information is based on information contained in a Schedule 13G/A filed with the SEC on January 26, 2024. BlackRock, Inc. reported that it has sole dispositive power as to all of these shares and sole voting power as to 63,680,228 of these shares.

The Home Depot 2024 Proxy Statement	81

ABOUT THE 2024 ANNUAL MEETING OF SHAREHOLDERS
WHEN AND WHERE IS THE MEETING?
The 2024 Annual Meeting of Shareholders of the Company will be held on Thursday, May 16, 2024, from 9:00 a.m., Eastern Time, to 10:00 a.m., Eastern Time. The Meeting will be held entirely online via live webcast at www.virtualshareholdermeeting.com/HD2024.
WHY ARE WE HAVING A VIRTUAL MEETING?
This year’s Meeting will be held in a virtual format only. Shareholders can participate from any geographic location with internet connectivity. We believe this facilitates shareholder attendance and participation and has allowed a greater number of questions from a broader group of shareholders to be asked and answered at the Meeting than in an in-person format. It also reduces our costs and, in a small way, the carbon footprint of our activities. Please see below for detailed information on how to attend the Meeting, vote your shares, and submit questions.
HOW CAN I ATTEND THE MEETING?
Shareholders of record as of the close of business on March 18, 2024, the record date, or “street name” holders that hold a legal proxy, broker’s proxy card or voting information form provided by their bank, broker or nominee, can attend the Meeting by accessing www.virtualshareholdermeeting.com/HD2024 and entering the 16-digit control number included in their proxy materials. If you are a beneficial shareholder, you may contact the bank, broker or other institution where you hold your account if you have questions about obtaining your control number.
If you do not have a 16-digit control number or you lost your control number, you may still attend the Meeting as a guest in listen-only mode. To attend as a guest, please access www.virtualshareholdermeeting.com/HD2024 and enter the information requested on the screen to register as a guest. Please note that you will not have the ability to ask questions or vote during the Meeting if you participate as a guest.
You may log into the Meeting beginning at 8:45 a.m., Eastern Time, on May 16, 2024, and the Meeting will begin promptly at 9:00 a.m., Eastern Time. We recommend that you log in before the Meeting starts to allow time to check your internet connection, confirm your browser is up-to-date, and ensure you can hear the streaming audio. If you experience any technical difficulties accessing the Meeting or during the Meeting, please call the toll-free number that will be available on www.virtualshareholdermeeting.com/HD2024 for assistance. Beginning 15 minutes prior to the start of the Meeting, we will have technicians ready to assist you with any technical difficulties you may have. If there are any technical issues in convening or hosting the Meeting, we will promptly post information to our Investor Relations website at https://ir.homedepot.com/shareholder-services/annual-meeting, including information on when the Meeting will be reconvened.
Following the Meeting, a link to a replay of the Meeting will be posted to our Investor Relations website at https://ir.homedepot.com under “Events and Presentations.”
WHAT AM I VOTING ON?
You will be voting on the following items:
•Election to the Board of the 11 nominees named in this Proxy Statement to serve until the 2025 Annual Meeting of Shareholders;
•Ratification of the appointment of KPMG as the independent registered public accounting firm of the Company for Fiscal 2024;
•The advisory Say-on-Pay vote;
•The six shareholder proposals described in this Proxy Statement, if properly presented; and
•Any other business properly brought before the Meeting.
The proponents of the shareholder proposals to be voted on at the Meeting will be provided with the opportunity to present their proposals by remote communications or similar means.
The Board recommends that you vote “For” each of the director nominees, the ratification of KPMG, and Say-on-Pay.
The Board recommends that you vote “Against” each of the shareholder proposals.

82	The Home Depot 2024 Proxy Statement

WHO IS ENTITLED TO VOTE?
Holders of record of shares of the Company’s common stock as of the close of business on March 18, 2024, the record date for the Meeting, are entitled to vote. Each share of common stock is entitled to one vote on each matter presented for a vote of the shareholders. As of March 18, 2024, we had 991,030,548 shares of common stock outstanding.
HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?
In order for us to conduct the Meeting, holders of a majority of our outstanding shares of common stock as of the close of business on March 18, 2024 must be present in person or by proxy. This is referred to as a quorum. Your shares are counted as present if you attend the Meeting and properly submit your vote online during the Meeting, or if you properly return a proxy or voting instruction form over the Internet, by telephone or by mail as explained in more detail below. Abstentions and broker non-votes (as defined below) will be counted for purposes of establishing a quorum but will not affect the outcome of the vote on any proposal. If a quorum is not present at the Meeting, the Meeting may be adjourned from time to time until a quorum is present.
CAN I ASK QUESTIONS AT THE MEETING?
Yes. As part of the Meeting, we will hold a question and answer session, which will include questions submitted both live and prior to the Meeting. You may submit a question until the day before the Meeting at www.proxyvote.com after logging in with your 16-digit control number. Alternatively, you will be able to submit questions live during the Meeting by accessing the Meeting at www.virtualshareholdermeeting.com/HD2024 using your 16-digit control number.
Shareholder questions or comments are welcome, but we will only answer questions pertinent to Meeting matters, subject to time constraints. Questions regarding personal matters, including those related to employment, product or service issues, or suggestions for product innovations, are not pertinent to Meeting matters and therefore will not be answered at the Meeting. In addition, we will not address comments or questions that are derogatory to individuals or otherwise in bad taste, related to personal grievances, or related to matters of individual concern that are not of interest to shareholders generally.
If we are unable to answer your question during the Meeting due to time constraints, you are encouraged to contact The Home Depot Investor Relations department at investor_relations@homedepot.com.
WHO IS SOLICITING MY VOTE?
The Company is providing this Proxy Statement in connection with the solicitation by the Board of proxies to be voted at the Meeting and at any reconvened or rescheduled meeting following any adjournment or postponement of the Meeting.
HOW DO I VOTE BEFORE THE MEETING?
If you are a registered shareholder, which means you hold your shares in certificate form or through an account with our transfer agent, Computershare Trust Company, N.A., you have three options for voting before the Meeting:
•Over the Internet, at www.proxyvote.com, by following the instructions on the Notice or proxy card;
•By telephone, by dialing 1-800-690-6903; or
•By completing, dating, signing and returning a proxy card by mail.
If your valid proxy is received by Internet, telephone or mail, your shares will be voted at the Meeting in accordance with your instructions.
If you are a beneficial holder, meaning you hold your shares in “street name” through an account with a bank or broker, your ability to vote over the Internet or by telephone depends on the voting procedures of your bank or broker. Please follow the directions on the voting instruction form that your bank or broker provides.
MAY I VOTE AT THE MEETING?
Yes. If you are attending the Meeting, shares held directly in your name as the shareholder of record may be voted if you are attending the Meeting by entering the 16-digit control number found on your proxy card or Notice of Internet Availability when you log into the Meeting. Even if you plan to attend the Meeting, we

The Home Depot 2024 Proxy Statement	83

recommend that you vote in advance, as described above under “How Do I Vote Before the Meeting?” so that your vote will be counted if you later decide not to attend the Meeting.
Shares held in “street name” through a brokerage account or by a broker, bank or other nominee may be voted at the Meeting by entering the 16-digit control number found on your voter instruction form when you log into the Meeting.
MAY I REVOKE MY PROXY AND/OR CHANGE MY VOTE?
Yes. You may revoke your proxy and/or change your vote by doing the following:
•Signing another proxy card with a later date and delivering it to us before the Meeting;
•Voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time, on May 15, 2024;
•Voting during the Meeting before the polls close using your 16-digit control number; or
•Notifying the Company’s Corporate Secretary in writing before the Meeting that you revoke your proxy.
HOW DO I VOTE IF I HOLD SHARES THROUGH ONE OF THE COMPANY’S RETIREMENT PLANS?
If you hold shares through one of the Company’s U.S.-based retirement plans, you may vote your shares over the Internet, by telephone, by mail or during the Meeting as if you are a registered shareholder, as described in this Proxy Statement. By voting, you are instructing the trustee of your plan to vote all of your shares as directed. If you do not vote, the shares credited to your account will be voted by the trustee in the same proportion that it votes shares in other accounts for which it received timely instructions. If, however, you hold shares through the self-directed brokerage window of your plan and you do not vote those shares, those shares will not be voted.
WHAT IF I SIGN AND RETURN MY PROXY BUT DO NOT PROVIDE VOTING INSTRUCTIONS?
Proxies that are signed, dated and returned but do not contain voting instructions will be voted:
•“For” the election of all of the 11 named director nominees;
•“For” the ratification of the appointment of KPMG;
•“For” the advisory Say-on-Pay vote;
•“Against” each shareholder proposal; and
•In accordance with the best judgment of the named proxies, on any other matters properly brought before the Meeting, subject to applicable SEC rules.
WILL MY SHARES BE VOTED IF I DO NOT PROVIDE A PROXY OR VOTING INSTRUCTION FORM?
If you are a registered shareholder and do not provide a proxy by voting over the Internet, by telephone or by signing and returning a proxy card, you must attend the Meeting in order to vote.
If you hold shares through an account with a bank or broker, the voting of the shares by the bank or broker when you do not provide voting instructions is governed by the rules of the NYSE. These rules allow banks and brokers to vote shares in their discretion on “routine” matters for which their customers do not provide voting instructions. On matters considered “non-routine,” banks and brokers may not vote shares without your instruction. Shares that banks and brokers are not authorized to vote are referred to as “broker non-votes.”
The ratification of KPMG as the Company’s independent registered public accounting firm for Fiscal 2024 is considered a routine matter. Accordingly, banks and brokers may vote shares on this proposal without your instructions, and there will be no broker non-votes with respect to this proposal.
The other proposals will be considered non-routine, and banks and brokers therefore cannot vote shares on those proposals without your instructions. Please note that if you want your vote to be counted on those proposals, including the election of directors, you must instruct your bank or broker how to vote your shares. If you do not provide voting instructions, no votes will be cast on your behalf with respect to those proposals.

84	The Home Depot 2024 Proxy Statement

HOW MANY VOTES ARE NEEDED TO APPROVE THE PROPOSALS?
The following table provides information about the votes needed to approve each proposal. A “majority of votes cast” means the number of “For” votes exceeds the number of “Against” votes.

Items of Business		Board Recommendation	Voting Approval Standard	Effect of Abstention	Effect of Broker Non-Vote
1.	Election of 11 directors	For each director nominee	Majority of votes cast	None	None
2.	Ratification of KPMG	For	Majority of votes cast	None	Not applicable
3.	Say-on-Pay	For	Majority of votes cast	None	None
4.-9.	Shareholder proposals	Against each proposal	Majority of votes cast	None	None
•Election of Directors: Each director nominee receiving a majority of votes cast will be elected as a director. If any incumbent director nominee does not receive a majority of votes cast, under Delaware law he or she would continue to serve on the Board until a successor is elected and qualified. However, our By-Laws provide that any incumbent director who fails to receive a majority of votes cast in an uncontested election must promptly tender his or her resignation to the Board for consideration. The NCG Committee will then recommend to the Board whether to accept or reject the resignation or to take any other action. The Board will act on that recommendation and publicly disclose its decision within 90 days following certification of election results. The director who tenders his or her resignation will not participate in the NCG Committee’s recommendation or in the Board’s decision.
•Say-on-Pay: While this proposal is advisory in nature and not binding on the Company, our LDC Committee and Board will consider the voting results in formulating future executive compensation policy.
WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE NOTICE, PROXY CARD OR VOTING INSTRUCTION FORM?
This means that your shares are registered in different names or are held in more than one account. To ensure that all shares are voted, please vote each account over the Internet or by telephone, or sign and return by mail all proxy cards and voting instruction forms. We encourage you to register all shares in the same name and address by contacting our transfer agent, Computershare Trust Company, N.A., at 1-800-577-0177. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation.
WHY DID SOME SHAREHOLDERS RECEIVE A NOTICE WHILE OTHERS RECEIVED A PRINTED SET OF PROXY MATERIALS?
We are allowed to furnish our proxy materials to requesting shareholders over the Internet, rather than by mailing printed copies, so long as we send them a “Notice of Internet Availability of Proxy Materials.” The Notice tells shareholders how to access and review the Proxy Statement and 2023 Annual Report online and how to vote over the Internet at www.proxyvote.com. Using this method of proxy delivery expedites the receipt of proxy materials by our shareholders, reduces the cost of printing and mailing the full set of proxy materials, and helps us contribute to sustainable practices. If you receive the Notice and would like to receive printed proxy materials, follow the instructions in the Notice. If you receive printed proxy materials, you will not receive the Notice, but you may still access our proxy materials and submit your proxy over the Internet at www.proxyvote.com.
AVAILABILITY OF ANNUAL REPORT AND PROXY STATEMENT TO SHAREHOLDERS
Only one copy of the Notice or this Proxy Statement and one copy of the 2023 Annual Report is being delivered to shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders at that address. Shareholders sharing an address who wish to receive separate copies of the Notice or this Proxy Statement and the 2023 Annual Report, or who wish to begin receiving a single copy of such materials, may make such request as follows:
•If you are a registered shareholder, by writing to Broadridge Investor Communication Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, NY 11717 or by calling 1-866-540-7095; or
•If you are a beneficial owner, by contacting your broker, dealer, bank, voting trustee or other nominee.
Registered shareholders sharing an address who elect to receive a single copy of the Notice or this Proxy Statement and the 2023 Annual Report will continue to receive separate proxy cards.

The Home Depot 2024 Proxy Statement	85

You may also elect to receive the Notice or this Proxy Statement and the 2023 Annual Report via e-mail by contacting Broadridge if you are a registered shareholder, by contacting your bank or broker if you are a beneficial owner, or by visiting our Investor Relations website at https://ir.homedepot.com under “Shareholder Services > Electronic Delivery of Proxy Materials.”
Additional copies of this Proxy Statement and the 2023 Annual Report will be provided without charge to shareholders upon written request to Investor Relations, The Home Depot, Inc., 2455 Paces Ferry Road, Atlanta, Georgia 30339, or by calling (770) 384-2871. Copies may also be obtained via the Internet at https://ir.homedepot.com under “Financial Reports.”
WILL YOU MAKE A LIST OF SHAREHOLDERS ENTITLED TO VOTE AT THE MEETING AVAILABLE?
We will make available a list of shareholders of record as of the record date for inspection by shareholders for any purpose germane to the Meeting from May 6, 2024 through May 15, 2024 at the principal office of the Company at 2455 Paces Ferry Road, Atlanta, Georgia 30339.
WHERE AND WHEN WILL I BE ABLE TO FIND THE VOTING RESULTS?
You can find the official results of the voting at the Meeting in our Current Report on Form 8-K that we will file with the SEC within four business days after the Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

86	The Home Depot 2024 Proxy Statement

GENERAL

DELINQUENT SECTION 16(a) REPORTS

Based on a review of reports required to be filed with the SEC during Fiscal 2023 by directors, officers and beneficial owners of more than ten percent of the outstanding shares of common stock of the Company pursuant to Section 16(a) of the Exchange Act, and a review of written certifications provided by them to the Company, we believe that our directors and executive officers timely complied with the requirements of Section 16(a) of the Exchange Act during Fiscal 2023, except for one Form 4 filing for Kimberly Scardino, our Senior Vice President – Finance, Chief Accounting Officer, and Controller, which was filed one day late due to an administrative error.
SHAREHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR THE 2025 ANNUAL MEETING

Proposals to Be Included in Next Year’s Proxy Statement
To be considered for inclusion in next year’s Proxy Statement and form of proxy and acted upon at the 2025 Annual Meeting of Shareholders, proposals by shareholders for business other than director nominations must be submitted in writing not less than 120 calendar days (December 2, 2024) prior to the anniversary of the date this 2024 Proxy Statement was first sent to shareholders and must comply with the other requirements of SEC Rule 14a-8. Director nominations to be considered for inclusion in next year’s Proxy Statement and form of proxy and acted upon at the 2025 Annual Meeting of Shareholders must be received no earlier than 150 calendar days (November 2, 2024) and no later than 120 calendar days (December 2, 2024) prior to the anniversary of the date this 2024 Proxy Statement was first sent to shareholders and must comply with the other requirements of our By-Laws. However, if next year’s annual meeting is to be held more than 30 days before or 30 days after the anniversary of this year’s annual meeting, notice of the nomination must be received no earlier than 150 days and no later than 120 days prior to next year’s annual meeting date or, if the first public announcement of the date is less than 130 days prior to the date of such annual meeting, by the tenth day following the Company’s public announcement of next year’s annual meeting date.
Proposals Not to Be Included in Next Year’s Proxy Statement
Our By-Laws also establish advance notice procedures with regard to shareholder proposals or director nominations that are not submitted for inclusion in the Proxy Statement but that a shareholder instead wishes to present directly at the 2025 Annual Meeting of Shareholders. For all proposals of business other than director nominations to be considered at next year’s annual meeting but not included in the Proxy Statement, notice must be received no earlier than 120 calendar days (January 16, 2025) and no later than 90 calendar days (February 15, 2025) prior to the anniversary of this year’s annual meeting. However, if next year’s annual meeting is to be held more than 30 days before or 70 days after the anniversary of this year’s annual meeting, notice of the proposal must be received no earlier than 120 days and no later than 90 days prior to next year’s annual meeting date, or by the tenth day following the Company’s public announcement of next year’s annual meeting date.
A formal nomination by a shareholder of a candidate for election as a director to be considered at next year’s annual meeting but not included in the Proxy Statement must be in writing and received by our Corporate Secretary no earlier than 90 calendar days (February 15, 2025) and no later than 60 calendar days (March 17, 2025) prior to the anniversary of this year’s annual meeting. However, if next year’s annual meeting is to be held more than 30 days before or 70 days after the anniversary of this year’s annual meeting, notice of the nomination must be received no earlier than 90 days and no later than 60 days prior to next year’s annual meeting date, or by the tenth day following the Company’s public announcement of next year’s annual meeting date.
Further, to comply with the SEC’s universal proxy rules and our current By-Laws, if a shareholder intends to solicit proxies in support of director nominees submitted under these advance notice provisions, then we must receive proper written notice that sets forth all information required by Rule 14a-19 under the Exchange Act no later than March 17, 2025 (or, if the 2025 Annual Meeting of Shareholders is called for a date that is not within 30 calendar days of the anniversary of the date of this year’s Meeting, then notice must be provided by the later of 60 calendar days prior to the date of the 2025 Annual Meeting of Shareholders or by the close of business on the 10th calendar day following the day on which public announcement of the date of the 2025

The Home Depot 2024 Proxy Statement	87

Annual Meeting of Shareholders is first made). The notice requirement under Rule 14a-19 is in addition to the applicable advance notice requirements under our By-Laws as described above.
General Requirements
Each proposal submitted must be a proper subject for shareholder action at the meeting, and all proposals and nominations must comply with the requirements of our By-Laws. All proposals and nominations must be submitted to: Corporate Secretary, The Home Depot, Inc., 2455 Paces Ferry Road, Building C-22, Atlanta, Georgia 30339, or by email to shareholder_proposals@homedepot.com. The shareholder proponent must appear in person to present the proposal or nomination at the meeting or send a qualified representative to present such proposal or nomination. If a shareholder gives notice after the applicable deadlines or otherwise does not satisfy the relevant requirements of SEC Rule 14a-8, Rule 14a-19, or our By-Laws, the shareholder will not be permitted to present the proposal or nomination for a vote at the meeting.
OTHER PROPOSED ACTIONS

We do not know of any matters to be acted upon at the Meeting other than those discussed in this Proxy Statement. If any other items or matters are properly presented before the Meeting, the proxy holders will vote on such matters in their discretion. A proxy granted by a shareholder will give discretionary authority to the proxy holders to vote on any matters introduced pursuant to these procedures, subject to applicable SEC rules.
SOLICITATION OF PROXIES

The Company is paying the full costs of the solicitation of proxies. Proxies may be solicited on behalf of the Board by mail, telephone, other electronic means or in person. D.F. King & Co., Inc. has been retained to assist in soliciting proxies at a fee of $21,250, plus expenses. We will also reimburse the expenses of brokers, nominees and fiduciaries who send proxies and proxy materials to our shareholders. Additionally, some of our directors, officers or associates may solicit shareholders by mail, telephone, other electronic means or in person. None of these persons will receive any additional or special compensation for doing so.

88	The Home Depot 2024 Proxy Statement

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THE HOME DEPOT, INC. STORE SUPPORT CENTER BUILDING 2455 PACES FERRY ROAD ATLANTA, GA 30339-4024
VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Use your 16-digit control number to access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/HD2024

You may attend the meeting via the Internet and vote during the meeting. Use your 16-digit control number to access the website and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	V34096-P07194	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE HOME DEPOT, INC.
The Board of Directors recommends a vote FOR all director nominees.

1.	Election of Directors	For	Against	Abstain
	1a. Gerard J. Arpey	☐	☐	☐
	1b. Ari Bousbib	☐	☐	☐	The Board of Directors recommends a vote AGAINST Proposals 4-9.		For	Against	Abstain
	1c. Jeffery H. Boyd	☐	☐	☐	4.	Shareholder Proposal Regarding Disclosure of Director Donations	☐	☐	☐
	1d. Gregory D. Brenneman	☐	☐	☐	5.	Shareholder Proposal Regarding Political Contributions Congruency Analysis	☐	☐	☐
	1e. J. Frank Brown	☐	☐	☐	6.	Shareholder Proposal Regarding Corporate Giving Report	☐	☐	☐
	1f. Edward P. Decker	☐	☐	☐	7.	Shareholder Proposal Regarding a Report on Respecting Workforce Civil Liberties	☐	☐	☐
	1g. Wayne M. Hewett	☐	☐	☐	8.	Shareholder Proposal Regarding a Report on Biodiversity Impact and Dependency Assessment	☐	☐	☐
	1h. Manuel Kadre	☐	☐	☐	9.	Shareholder Proposal Regarding Enhancements to the Company's Clawback Policy	☐	☐	☐
	1i. Stephanie C. Linnartz	☐	☐	☐
	1j. Paula Santilli	☐	☐	☐
	1k. Caryn Seidman-Becker	☐	☐	☐

The Board of Directors recommends a vote FOR Proposals 2-3.
2.	Ratification of the Appointment of KPMG LLP	☐	☐	☐
3.	Advisory Vote to Approve Executive Compensation (“Say-on-Pay”)	☐	☐	☐

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature [PLEASE SIGN WITHIN BOX]			Date		Signature (Joint Owners)		Date

INFORMATION ABOUT THE HOME DEPOT, INC. 2024 ANNUAL MEETING OF SHAREHOLDERS
The Company will be hosting the meeting live via the Internet this year. To attend the meeting via the Internet please visit
www.virtualshareholdermeeting.com/HD2024 and be sure to have your 16-digit control number available.
NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

TIME:	WHO MAY VOTE:
9:00 a.m., Eastern Time on Thursday, May 16, 2024	You may vote if you were a shareholder of record as of the close of business on March 18, 2024.
PLACE:
Meeting live via the Internet. Please visit www.virtualshareholdermeeting.com/HD2024.	ANNUAL MEETING MATERIALS: A copy of the Proxy Statement and our 2023 Annual Report are available at https://ir.homedepot.com under “Financial Reports.”

DATE OF MAILING: The Proxy Statement is first being mailed to shareholders on or about April 1, 2024.
By Order of the Board of Directors
Teresa Wynn Roseborough, Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held on May 16, 2024:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼
V34097-P07194

PROXY/VOTING INSTRUCTION
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 16, 2024

The undersigned shareholder hereby appoints Edward P. Decker and Teresa Wynn Roseborough, and each of them individually, attorneys and proxies for the undersigned with full power of substitution, to act with respect to and to vote all shares which the undersigned is entitled to vote, with the powers the undersigned would possess if personally present, at the 2024 Annual Meeting of Shareholders of The Home Depot, Inc., to be held live via the Internet at www.virtualshareholdermeeting.com/HD2024, on Thursday, May 16, 2024, at 9:00 a.m., Eastern Time, and at any adjournments or postponements thereof, as directed on the reverse side with respect to the matters set forth on the reverse side, and with discretionary authority on all other matters that come before the meeting, all as more fully described in the Proxy Statement received by the undersigned shareholder. If no direction is made, the proxy will be voted: (a) “FOR” the election of the director nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side and (c) in the discretion of the proxies upon such other matters as may properly come before the Annual Meeting.

Participants in the Company’s U.S. retirement plans may vote their proportionate share of The Home Depot, Inc. common stock held in the plan, by signing and returning this card, or by voting electronically. By doing so, you are instructing the trustee to vote all of the shares at the meeting and at any adjournments or postponements thereof, as you have indicated with respect to the matters referred to on the reverse side. If this card is signed and returned without voting instructions, you will be deemed to have instructed the plan trustee to vote the shares (a) “FOR” the election of the nominees named on the reverse side, (b) in accordance with the recommendations of the Board of Directors on the other matters referred to on the reverse side and (c) in the discretion of the plan trustee upon such other matters as may properly come before the Annual Meeting. If this card is not returned or is returned unsigned, shares will be voted by the plan trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan. If, however, voting instructions are not provided and you participate in a self-directed brokerage window of a U.S. retirement plan, the shares will not be voted.

UNLESS VOTING ELECTRONICALLY OR BY PHONE, PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE.

Your **Vote** Counts!

THE HOME DEPOT, INC.

2024 Annual Meeting
Vote by May 15, 2024
11:59 PM ET

How doers get more done.

V34099-P07194

You invested in THE HOME DEPOT, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting. **This is an important notice regarding the availability of proxy material for the shareholder meeting to be held on May 16, 2024.**

Get informed before you vote

View the Notice and Proxy Statement and Annual Report online OR you can receive a free paper or email copy of the material(s) by requesting prior to May 2, 2024. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639 or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line. Unless requested, you will not otherwise receive a paper or email copy.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting*

May 16, 2024
9:00 a.m. EDT

Virtually at:
www.virtualshareholdermeeting.com/HD2024

*Please check the meeting materials for any special requirements for meeting attendance.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items		Board Recommends
1.	Election of Directors	
	Nominees:	
1a.	Gerard J. Arpey	For
1b.	Ari Bousbib	For
1c.	Jeffery H. Boyd	For
1d.	Gregory D. Brenneman	For
1e.	J. Frank Brown	For
1f.	Edward P. Decker	For
1g.	Wayne M. Hewett	For
1h.	Manuel Kadre	For
1i.	Stephanie C. Linnartz	For
1j.	Paula Santilli	For
1k.	Caryn Seidman-Becker	For
2.	Ratification of the Appointment of KPMG LLP	For
3.	Advisory Vote to Approve Executive Compensation (“Say-on-Pay”)	For
4.	Shareholder Proposal Regarding Disclosure of Director Donations	Against
5.	Shareholder Proposal Regarding Political Contributions Congruency Analysis	Against
6.	Shareholder Proposal Regarding Corporate Giving Report	Against
7.	Shareholder Proposal Regarding a Report on Respecting Workforce Civil Liberties	Against
8.	Shareholder Proposal Regarding a Biodiversity Impact and Dependency Assessment	Against
9.	Shareholder Proposal Regarding Enhancements to the Company’s Clawback Policy	Against

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click “Delivery Settings”.

V34100-P07194